As filed with the Securities and Exchange Commission on August 14, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(exact name of registrant as specified in its charter)

Delaware	5063	41-1978822
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)

10700 Bren Road West

Minnetonka, Minnesota 55343

Telephone: (952) 930-6000

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony P. Bihl, III

President and Chief Executive Officer

American Medical Systems Holdings, Inc.

10700 Bren Road West

Minnetonka, Minnesota 55343

Telephone: (952) 930-6000

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:

Charles K. Ruck Witold Balaban Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 Telephone: (714) 540-1235	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 Telephone: (650) 752-2000

TABLE OF ADDITIONAL REGISTRANTS

(Exact Name of Registrant as Specified in Charter)	(State or Other Jurisdiction of Incorporator or Organization)	(I.R.S. Employer Identification Number)
American Medical Systems, Inc.	Delaware	13-4018241
AMS Sales Corporation	Delaware	41-2018414
AMS Research Corporation	Delaware	13-3798523
Laserscope	California	77-0049527

(Address, including zip code, and telephone number, including area code, of additional registrant’s principal executive offices)

Each Additional Registrant’s principal executive office and telephone number is

10700 Bren Road West, Minnetonka, Minnesota 55343 and (952) 930-6000, respectively

Approximate date of commencement of proposed sale to the public: The offering of the securities will commence promptly following the filing date of this Registration Statement. No tendered securities will be accepted for exchange until this Registration Statement has been declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
3.75% Convertible Senior Subordinated Notes due 2041	$250,000,000(2)	$250,000,000	$13,950
Common Stock, $.01 par value	12,882,946 shares(3)	(3)	(3)
Guarantee(4)	(5)	(5)	(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)	Represents the maximum aggregate principal amount of American Medical Systems Holdings, Inc.’s 3.75% Convertible Senior Subordinated Notes due 2041 that may be issued in the exchange offer to which this Registration Statement relates.

(3)	The number of shares of common stock to be issued upon conversion of the 3.75% Convertible Senior Subordinated Notes due 2041 was calculated based on the minimum initial conversion price of $19.4055 per share (which represents the maximum amount of shares issuable). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the 3.75% Convertible Senior Subordinated Notes due 2041, as such amount may be adjusted due to the anti-dilution provisions applicable to the 3.75% Convertible Senior Subordinated Notes due 2041 or otherwise pursuant to the terms of the 3.75% Convertible Senior Subordinated Notes due 2041. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon such conversion of the 3.75% Convertible Senior Subordinated Notes due 2041 registered hereby.

(4)	Guarantees are provided by American Medical Systems, Inc., AMS Sales Corporation, AMS Research Corporation and Laserscope, as wholly-owned subsidiaries of American Medical Systems Holdings, Inc.

(5)	No separate consideration will be received for such guarantees and, pursuant to Rule 457(n), no separate registration fee is payable for such guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

PRELIMINARY PROSPECTUS DATED AUGUST 14, 2009

PROSPECTUS

OFFER TO EXCHANGE

3.75% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2041

FOR UP TO $250,000,000 OF OUR

3.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2036

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $1,000 principal amount of our new 3.75% Convertible Senior Subordinated Notes due 2041, or the 2041 Notes, for each $1,000 principal amount of our 3.25% Convertible Senior Subordinated Notes due 2036, or the 2036 Notes, for up to a maximum of $250,000,000 aggregate principal amount of our 2036 Notes. In the event that more than $250,000,000 aggregate principal amount of the 2036 Notes is validly tendered and not validly withdrawn, such notes will be subject to proration as described in “The Exchange Offer—Maximum exchange amount; proration.” We will also pay in cash accrued and unpaid interest on 2036 Notes accepted for exchange from the last applicable interest payment date to, but excluding, the date on which the exchange of 2036 Notes accepted for exchange is settled, which we refer to as the Settlement Date. We refer to this offer as the Exchange Offer.

The Exchange Offer is open to all holders of our outstanding 2036 Notes. The Exchange Offer will expire at midnight, New York City time, on September 11, 2009 (which is the end of the day on September 11, 2009), unless extended or earlier terminated by us. We refer to that date and time, as the same may be extended or earlier terminated as the Expiration Date. You may withdraw your tendered 2036 Notes at any time prior to the Expiration Date under the circumstances described in this prospectus and the letter of transmittal.

The 2041 Notes will initially be our unsecured senior subordinated obligations, and will be guaranteed on an unsecured senior subordinated basis by certain of our subsidiaries as described herein.

The 2041 Notes will be convertible, at the holder’s option and only under certain circumstances, into cash up to the aggregate principal amount of the 2041 Notes to be converted and shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the 2041 Notes being converted at an initial conversion rate of 51.5318 shares of our common stock per $1,000 principal amount of 2041 Notes (equivalent to an initial conversion price of approximately $19.4055 per share of common stock), subject to adjustment. The 2041 Notes will be redeemable by us prior to maturity under certain circumstances described in this prospectus and we may be required to repurchase the 2041 Notes at the option of holders on September 15, 2016 or following a fundamental change. The 2041 Notes will be issued only in denominations of $1,000 or multiples thereof.

The Exchange Offer is conditioned on (i) at least $100,000,000 aggregate principal amount of the 2036 Notes being validly tendered and not validly withdrawn, (ii) the last reported sale price of our common stock on The NASDAQ Global Select Market not exceeding $17.64 per share on the Expiration Date and (iii) the satisfaction of certain other customary conditions. We may waive any of the conditions to the Exchange Offer other than the condition that the registration statement of which this prospectus forms a part be declared effective by the Commission. See “The Exchange Offer—Conditions to the Exchange Offer.”

Our common stock is traded on The NASDAQ Global Select Market under the symbol “AMMD.” The last reported sale price of our common stock on August 13, 2009 was $14.98 per share. The 2041 Notes will not be listed on any national securities exchange, but the common stock underlying the 2041 Notes will be approved for listing by The NASDAQ Global Select Market upon issuance.

We urge you to carefully read the “Risk factors ” section beginning on page 27 of this prospectus before you make any decision regarding the Exchange Offer.

None of us, our Board of Directors, the Dealer Managers, the Exchange Agent, the Information Agent or any other person is making any recommendation as to whether or not you should tender your 2036 Notes for exchange in the Exchange Offer. You must make your own decision whether to tender 2036 Notes in the Exchange Offer, and, if so, the amount of 2036 Notes to tender.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Sole Lead Dealer Manager for the Exchange Offer is:

J.P. Morgan

The Co-Dealer Manager for the Exchange Offer is:

Goldman, Sachs & Co.

The date of this prospectus is                     , 2009.

American Medical Systems Holdings, Inc. is a Delaware corporation. Each of our subsidiary guarantors, American Medical Systems, Inc., AMS Sales Corporation and AMS Research Corporation, are Delaware corporations and are our wholly owned subsidiaries. Laserscope, another subsidiary guarantor and wholly-owned subsidiary, is a California corporation. Our principal executive offices and those of our subsidiary guarantors are each located at 10700 Bren Road West, Minnetonka, Minnesota 55343, and the telephone number at that address is (952) 930-6000. Our website is located at http://www.americanmedicalsystems.com. The information in our website is not part of this prospectus.

Acticon, Apogee, AMS Ambicor, AMS 650, AMS 700, AMS 700 CX, AMS 700 Ultrex, AMS 800 Urinary Control System, BioArc SP, BioArc SP, BioArc TO, Dura II, Her Option, In-Fast Ultra, InhibiZone, InteDerm, InteGraft, InteMesh, IntePro, InteLata, InteX—en LP, InVance, Monarc, Parylene, Perigee, Solutions for Life, SPARC, Straight-In, TherMatrx, UroLume and WomenShare are trademarks of ours or our subsidiaries.

None of us, our Board of Directors, the Dealer Managers, the Exchange Agent, the Information Agent or any other person is making any representation to you regarding the legality of a tender

i

of 2036 Notes by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of tendering your 2036 Notes in the Exchange Offer.

In making a decision to tender 2036 Notes in the Exchange Offer, you must rely on your own examination of our business and the terms of the Exchange Offer, including the merits and risks involved. No person has been authorized to give any information or make any representation concerning us, the Exchange Offer or the 2041 Notes (other than as contained in this prospectus and the related letter of transmittal), and, if given or made, that other information or representation should not be relied upon as having been authorized by us, the Dealer Managers, the Information Agent, the Exchange Agent or the Trustee. Neither we, our subsidiary guarantors nor any of their respective representatives are making an offer to sell these securities in any jurisdiction where the Exchange Offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

ii

Forward-looking statements

This prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. These statements often contain words such as “may,” “should,” “could,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospectus and the future of our industries and results are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, or, in the case of forward-looking statements in the documents incorporated by reference, as of the date of filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk factors” as well as in our most recent Annual Report on Form 10-K for the year ended January 3, 2009, including without limitation under the captions “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” in our most recent Quarterly Report on Form 10-Q for the period ended July 4, 2009 and in other documents that we may file with the SEC, all of which you should review carefully.

Where you can find more information

Available information

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), to register the offer of the 2041 Notes and exchange of the 2036 Notes and a tender offer statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus does not contain all of the information included in the registration statement or the Schedule TO or the exhibits to such filings. We strongly encourage you to read carefully the registration statement, the Schedule TO and the exhibits to such filings.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet website’s address is http://www.sec.gov. In addition, our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “AMMD,” and our reports and other information can be inspected at the offices of The NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway New York, New York 10006.

Our internet website is http://www.americanmedicalsystems.com. We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included or incorporated herein.

Incorporation by reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you, including business and financial information, by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus or in documents incorporated by reference in this prospectus. Some information that we file with the SEC after the date of this prospectus, and until the completion of the Exchange Offer, will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC:

Our SEC filings (file no. 1-14989)	Period for or date of filing

Annual Report on Form 10-K	Year Ended January 3, 2009
Quarterly Reports on Form 10-Q	Quarters Ended April 4, 2009 and July 4, 2009
Current Reports on Form 8-K	February 12, 2009, February 17, 2009, and August 4, 2009 (Items 8.01 and 9.01)
The description of our common stock contained in the Registration Statement on Form 8-A	May 31, 2000

We also incorporate by reference any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we complete the Exchange Offer, including between the date of this prospectus and the date on which the registration statement of which this prospectus forms a part is declared effective. However, we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus or that are exhibits to the registration statement of which this prospectus is a part. Requests should be directed to: American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Corporate Secretary; telephone number: (952) 930-6000. You also may review a copy of the registration statement and its exhibits and the Schedule TO and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website (See “—Available information” above).

Questions and answers about the Exchange Offer

These answers to questions that you may have as a holder of our 2036 Notes are highlights of selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this prospectus in its entirety, including the section entitled “Risk factors,” as well as the information incorporated by reference in this prospectus. See the section of this prospectus entitled “Where you can find more information.”

Why are you making the Exchange Offer?

Holders of 2036 Notes may require us to repurchase all or a portion of their 2036 Notes on certain future dates, the first of which will occur on July 1, 2013. The purpose of the Exchange Offer is to provide us with improved financial flexibility by allowing us to exchange a portion of the 2036 Notes with the 2041 Notes. The 2041 Notes would provide for only one future date, September 15, 2016, when holders may require us to repurchase all or a portion of the 2041 Notes. The 2041 Notes also extend the maturity of the debt to 2041 to the extent of the 2036 Notes exchanged.

What securities are the subject of the Exchange Offer?

The securities that are the subject of the Exchange Offer are our 2036 Notes. As of the date of this prospectus, the aggregate principal amount of 2036 Notes outstanding was approximately $312,000,000.

Are there any conditions of the Exchange Offer?

Yes. The Exchange Offer is conditioned on (i) at least $100,000,000 aggregate principal amount of the 2036 Notes being validly tendered and not validly withdrawn, (ii) the last reported sale price of our common stock on The NASDAQ Global Select Market not exceeding $17.64 per share on the Expiration Date of the Exchange Offer and (iii) satisfaction of certain customary conditions. We may waive, in accordance with applicable law, any of the conditions to the Exchange Offer except for the condition that the registration statement of which this prospectus is a part be declared effective by the Commission. See “The Exchange offer—Conditions to the Exchange Offer.”

What aggregate principal amount of 2036 Notes is being sought in the Exchange Offer?

Assuming the conditions for the tender are satisfied, we will accept for exchange up to $250,000,000 aggregate principal amount of 2036 Notes. In the event that more than $250,000,000 aggregate principal amount of the 2036 Notes is validly tendered and not validly withdrawn, such notes will be subject to proration as described in “The Exchange Offer—Maximum exchange amount; proration.”

How soon must I act if I decide to participate in the Exchange Offer?

Unless we extend the Expiration Date, the Exchange Offer will expire on September 11, 2009 at midnight (which is the end of the day on September 11, 2009), New York City time. The Exchange

Agent must receive all required documents and instructions on or before September 11, 2009 or, subject to guaranteed delivery procedures, you will not be able to participate in the Exchange Offer.

What will I receive in the Exchange Offer if my 2036 Notes are accepted for exchange?

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $1,000 principal amount of our new 2041 Notes for each $1,000 principal amount of our 2036 Notes. We will only issue 2041 Notes in denominations of $1,000 or multiples thereof. We will pay in cash accrued and unpaid interest on 2036 Notes accepted for exchange from the last applicable interest payment date to, but excluding, the date on which the exchange of 2036 Notes accepted for exchange is settled, or the Settlement Date.

How does the interest rate on the 2041 Notes offered in the Exchange Offer compare to the interest rate on the 2036 Notes?

Holders of 2041 Notes will receive interest payments at an annual rate of 3.75%. Interest will be payable on the 2041 Notes on March 15 and September 15 of each year, beginning on March 15, 2010, until the 2041 Notes mature on September 15, 2041, unless earlier converted, redeemed or repurchased. See “Description of the 2041 Notes—Interest” and “Summary—Summary of material of differences between the 2041 Notes and the 2036 Notes.”

If you do not exchange all of your 2036 Notes in the Exchange Offer, interest will continue to be payable on your 2036 Notes not tendered and accepted for exchange at an annual rate of 3.25%. Interest on the 2036 Notes is payable on January 1 and July 1 of each year until July 1, 2036, unless earlier converted, redeemed or repurchased.

How do the conversion price and conversion rate of my 2036 Notes compare with the conversion price and conversion rate of the 2041 Notes offered in the Exchange Offer?

Each $1,000 principal amount of 2036 Notes is convertible under certain circumstances into 51.5318 shares of our common stock (which is equivalent to a conversion price of $19.4055), subject to adjustment under certain circumstances.

Each $1,000 principal amount of 2041 Notes will be initially convertible under certain circumstances into the same number of shares of our common stock as $1,000 principal amount of 2036 Notes, subject to adjustment under certain circumstances.

Can holders currently exercise the conversion rights under the 2036 Notes? When can I exercise the conversion rights associated with the 2036 Notes and the 2041 Notes?

As of August 14, 2009, holders may not exercise their conversion rights with respect to their 2036 Notes. Absent the occurrence of certain circumstances, in which case the 2036 Notes may become convertible earlier, the 2036 Notes will only become convertible at the option of the holders thereof for a period of 60 days prior to each of July 1, 2013, July 1, 2016, July 1, 2021, July 1, 2026, July 1, 2031 and July 1, 2036.

The 2041 Notes will only be convertible upon occurrence of certain circumstances. Absent the occurrence of any of those circumstances, in which case the 2041 Notes may become convertible earlier, the 2041 Notes will only become convertible at the option of the holders thereof for a period of 60 days prior to September 15, 2016 and September 15, 2041. See “Summary—Summary of material differences between the 2041 Notes and 2036 Notes” for summary of the conversion conditions applicable to the 2041 Notes and the 2036 Notes. See also “Description of the 2041 Notes” for a description of conversion conditions applicable to the 2041 Notes.

What other rights will I lose if I exchange my 2036 Notes in the Exchange Offer?

If you validly tender your 2036 Notes and we accept them for exchange, you will lose the rights of a holder of 2036 Notes with respect to the 2036 Notes that are accepted for exchange. For example, you will lose the right to receive semi-annual interest payments and principal payments in accordance with the terms of the 2036 Notes with respect to those 2036 Notes that are accepted for exchange (but you will receive accrued interest on such 2036 Notes from July 1, 2009 until the Settlement Date). In addition, you will not have the right to require us at your option to repurchase all or a portion of your 2036 Notes on specified dates in the future, beginning on July 1, 2013. See “Summary—Summary of material differences between the 2041 Notes and 2036 Notes.”

Are the 2036 Notes listed on a national securities exchange?

No, the 2036 Notes are not listed on a national securities exchange. Additionally, we do not intend to list the 2041 Notes on a national securities exchange. Investors are urged to consult with their bank, broker or financial advisor in order to obtain information regarding the market prices for the 2036 Notes.

What is a recent market price of your common stock?

Our common stock is traded on The NASDAQ Global Select Market under the symbol “AMMD.” The last reported sale price of our common stock on August 13, 2009 was $14.98 per share.

May I tender only a portion of the 2036 Notes that I hold?

Yes. You do not have to tender all of your 2036 Notes in order to participate in the Exchange Offer. However, you may only tender 2036 Notes for exchange in multiples of $1,000 principal amount.

If the Exchange Offer is consummated and I do not participate in the Exchange Offer or I do not exchange all of my 2036 Notes in the Exchange Offer, how will my rights and obligations under my remaining outstanding 2036 Notes be affected?

The terms of your 2036 Notes that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer. However, if a significant number of the 2036 Notes are tendered in the Exchange Offer, the trading market for the remaining outstanding principal amount of 2036 Notes may be less liquid.

What do you intend to do with the 2036 Notes that are accepted for exchange in the Exchange Offer?

The 2036 Notes accepted for exchange by us in the Exchange Offer will be cancelled and retired.

Are you making a recommendation regarding whether I should participate in the Exchange Offer?

None of us, the Dealer Managers, the Exchange Agent, the Information Agent or the Trustee is making any recommendation regarding whether you should tender or refrain from tendering your 2036 Notes for exchange in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your 2036 Notes for exchange in the Exchange Offer and, if so, the amount of 2036 Notes to tender. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth in the section of this prospectus entitled “Risk factors,” and in the documents incorporated by reference in this prospectus.

When will I receive the Exchange Offer consideration for my 2036 Notes tendered and accepted for exchange pursuant to the Exchange Offer?

The 2041 Notes and cash, if any, deliverable in respect of 2036 Notes accepted for exchange pursuant to the Exchange Offer will be delivered to the Exchange Agent (or upon its instruction to The Depository Trust Company, or DTC), as agent for the holders whose 2036 Notes have been accepted for exchange, promptly following the Expiration Date.

Settlement will not occur until after any proration to the extent the aggregate principal amount of 2036 Notes tendered is in excess of $250,000,000. See “The Exchange Offer—Maximum exchange amount; proration.” We may not be able to announce any proration until at least three trading days after the Expiration Date to the extent that 2036 Notes are tendered by notice of guaranteed delivery, which notices will not require the 2036 Notes tendered thereby to be delivered until the third trading day following the Expiration Date.

Will the 2041 Notes to be issued in the Exchange Offer be freely tradable?

The 2041 Notes received pursuant to this Exchange Offer generally may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirement and the requirements under applicable state securities laws.

Do you or any of your affiliates have any current plans to purchase any 2036 Notes that remain outstanding subsequent to the Expiration Date?

No. Although we and our affiliates do not have any current plans to purchase any 2036 Notes that remain outstanding subsequent to the Expiration Date, we and our affiliates reserve the right, in our or their absolute discretion, to do so. Following completion of the Exchange Offer, we may repurchase additional 2036 Notes that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, through redemptions or otherwise. Future purchases or exchanges of 2036 Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any 2036 Notes other than pursuant to the Exchange Offer until 10 business days after the Expiration Date of the

Exchange Offer. Future purchases or exchanges, if any, will depend on many factors, which include market conditions and the condition of our business.

When does the Exchange Offer expire?

The Exchange Offer will expire at midnight, New York City time, on September 11, 2009 (which is the end of the day on September 11, 2009), unless extended or earlier terminated by us.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date of the Exchange Offer. However, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or to the information contained in this prospectus. During any extension of the Exchange Offer, 2036 Notes that were previously tendered for exchange and not validly withdrawn will remain subject to the Exchange Offer. We also reserve the right to terminate the Exchange Offer at any time prior to the Expiration Date of the Exchange Offer if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no 2036 Notes will be accepted for exchange, and any 2036 Notes that have been tendered for exchange will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this prospectus entitled “The Exchange Offer—Expiration Date; extension; termination; amendment.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Exchange Offer. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this prospectus entitled “The Exchange Offer—Expiration Date; extension; termination; amendment.”

What risks should I consider in deciding whether or not to tender my 2036 Notes?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the 2041 Notes and our common stock that are described in the section of this prospectus entitled “Risk factors,” and the documents incorporated by reference in this prospectus.

What are the material U.S. federal income tax consequences of my participating in the Exchange Offer?

Please see the section of this prospectus entitled “United States federal income tax consequences.” You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer.

How will the Exchange Offer affect the trading market for the 2036 Notes that are not exchanged?

There currently is a limited trading market for the 2036 Notes. To the extent that 2036 Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for the remaining 2036 Notes will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2036 Notes may be adversely affected. The reduced float may also make the trading prices of the remaining 2036 Notes more volatile. See “Risk Factors—Risks related to participation in the Exchange Offer by holders of 2036 Notes—The liquidity of any trading market that currently exists for the 2036 Notes may be adversely affected by the Exchange Offer, and holders of 2036 Notes who fail to participate in the Exchange Offer may find it more difficult to sell their 2036 Notes after the Exchange Offer is completed.”

The 2036 Notes are not listed for trading on any national securities exchange. We do not expect to list the 2041 Notes for trading on any national securities exchange either.

Are your financial condition and your results of operations relevant to my decision to tender my 2036 Notes for exchange in the Exchange Offer?

Yes. We believe that the respective market prices of our common stock and the 2036 Notes are closely linked to our financial condition and results of operations. In addition, the market price of our 2041 Notes issued pursuant to this Exchange Offer is expected to be closely linked to our financial condition and results of operations. For information about the accounting treatment of the Exchange Offer, see the section of this prospectus entitled “The Exchange Offer—Accounting treatment.”

Are any 2036 Notes held by your directors or executive officers?

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any 2036 Notes. For more information, see the section of this prospectus entitled “Interests of directors and executive officers.”

Will you receive any proceeds from the Exchange Offer?

No. We will not receive any proceeds from the Exchange Offer.

How do I tender my 2036 Notes for exchange in the Exchange Offer?

If you beneficially own 2036 Notes that are held in the name of a broker or other nominee and wish to tender such 2036 Notes, you should promptly instruct your broker or other nominee to tender on your behalf. To tender in the Exchange Offer, a holder must:

(1) either:

•

properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the Exchange Agent on or prior to midnight, New York City time, on the Expiration Date; or

•	instruct DTC to transmit on behalf of the holder a computer-generated message to the Exchange Agent in which the holder of the 2036 Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the Exchange Agent on or prior to midnight, New York City time, on the Expiration Date, according to the procedure for book-entry transfer described below; and

(2) deliver to the Exchange Agent on or prior to the Expiration Date confirmation of book-entry transfer of the holder’s 2036 Notes into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Procedures for tendering 2036 Notes.”

Alternatively, if a holder wishes to tender its 2036 Notes for exchange in the Exchange Offer and the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, the holder must tender its 2036 Notes or according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed delivery procedures.”

For more information regarding the procedures for exchanging your 2036 Notes, see the section of this prospectus entitled “The Exchange Offer—Procedures for tendering 2036 Notes” and “The Exchange Offer—Book-entry transfer.”

Are there procedures for guaranteed delivery of 2036 Notes?

Yes. If you wish to tender your 2036 Notes for exchange in the Exchange Offer and the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, you must tender your 2036 Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed delivery procedures.”

What happens if some or all of my 2036 Notes are not accepted for exchange?

Any 2036 Notes not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer to the address specified by you in the letter of transmittal or by book entry transfer into an account with DTC specified by you. For more information, see the section of this prospectus entitled “The Exchange Offer—Withdrawal rights.”

Until when may I withdraw 2036 Notes previously tendered for exchange?

You may withdraw 2036 Notes that were previously tendered for exchange at any time on or prior to the Expiration Date of the Exchange Offer. In addition, you may withdraw any 2036 Notes that you tender that are not accepted for exchange by us after the expiration of 40 business days from August 14, 2009, if such 2036 Notes have not been previously returned to you. For more information, see the section of this prospectus entitled “The Exchange Offer—Withdrawal rights.”

How do I withdraw 2036 Notes previously tendered for exchange in the Exchange Offer?

For a withdrawal to be effective, the Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, on or prior to the Expiration Date. For more information regarding the procedures for withdrawing tenders of 2036 Notes, see the section of this prospectus entitled “The Exchange Offer—Withdrawal rights.” A form of notice of withdrawal may be obtained from D.F. King & Co., Inc., the Information Agent for the Exchange Offer. The Information Agent’s contact information appears on the back cover of this prospectus.

Will I have to pay any fees or commissions if I tender my 2036 Notes for exchange in the Exchange Offer?

You will not be required to pay any fees or commissions to us, the Dealer Managers, the Exchange Agent or the Information Agent in connection with the Exchange Offer. If your 2036 Notes are held through a broker or other nominee who tenders the 2036 Notes on your behalf (other than those tendered through the Dealer Managers), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offer?

If you have questions regarding the terms of the Exchange Offer, please contact J.P. Morgan Securities Inc. The address and telephone number for J.P. Morgan Securities Inc. is set forth on the back cover of this prospectus. If you have questions regarding the procedures for tendering your 2036 Notes for exchange in the Exchange Offer, please contact the Information Agent. Its address and telephone number are set forth on the back cover of this prospectus. You may also write to any of these entities at one of their respective addresses set forth on the back cover of this prospectus.

Summary

This summary provides an overview of selected information. Because this is only a summary, it may not contain all of the information that may be important to you in deciding whether to participate in the Exchange Offer. Before making a decision on whether to participate in the Exchange Offer, you should carefully read this entire prospectus, including the financial data and other information contained and incorporated by reference in this prospectus and the section of this prospectus entitled “Risk factors.”

Unless the context otherwise requires, in this prospectus, the terms “the Company,” “we,” “us,” “our” and “Holdings” refer to American Medical Systems Holdings, Inc. and its subsidiaries. Additionally, in this prospectus the term subsidiary guarantors refers to American Medical Systems, Inc., AMS Sales Corporation, AMS Research Corporation and Laserscope.

American Medical Systems Holdings, Inc.

We are the world leader in developing and delivering innovative solutions to physicians treating men’s and women’s pelvic health conditions, thereby recognized as the technology leader in the markets we serve. We have built a business that is fueled by a robust pipeline of innovative products for significant, under-penetrated markets. We have diversified our product portfolio, building on our traditional base of products for men’s incontinence and erectile restoration, to include products and therapies targeted at benign prostatic hyperplasia (BPH) in men, as well as urinary incontinence, pelvic organ prolapse and menorrhagia in women. We estimate there are as many as 1.8 billion incidences of these conditions in the global markets we serve, with many people suffering from multiple conditions. Treatment options for these conditions vary considerably depending on the severity of the condition. Approximately 450 million of these men and women have conditions sufficiently severe so as to profoundly diminish their quality of life and significantly impact their relationships. Our addressable market is contained within this group of patients. Our product development and acquisition strategies have focused on expanding our product offering for surgical solutions, including less-invasive solutions for surgeons and their patients. Our primary physician customers include urologists, gynecologists, urogynecologists and colorectal surgeons.

We completed our 36th year of operations in 2008, with a continued focus on technological innovation, market expansion and financial strength.

Our net sales grew from $463.9 million in 2007 to $501.6 million in 2008. In 2008, men’s health contributed $219.2 million, or 44 percent of total net sales, BPH therapy contributed $116.3 million, or 23 percent of total net sales, and women’s health contributed $166.1 million, or 33 percent of total net sales.

Our products for treating incontinence in both the men’s and women’s health businesses drove revenue growth in 2008, particularly through the success of the AdVance® male sling and the MiniArc® Single Incision Sling for treating female stress urinary incontinence. Our erectile restoration product revenues grew through notable expansion in a number of international markets. We provide a full line of medical laser systems to deliver minimally invasive procedures for the treatment of obstructive BPH and urinary stones. BPH therapy revenues declined in 2008, as a result of a slower than anticipated market penetration rate, but we have made considerable improvements to product performance in 2008 and are now selling our GreenLight HPS® (High Performance System) throughout our global markets, and we continue to market our TherMatrx® solution for in-office treatment of BPH. Revenue from our prolapse repair products, notably Apogee® and Perigee®, also grew more significantly through expansion in international markets and exited 2008 with strong sales in all regions with the recent launch of our new Elevate® posterior transvaginal prolapse repair system in the back half of 2008. Our Her Option® product for the treatment of menorrhagia, or excessive uterine bleeding, experienced a decline in revenues during the year, with lower than expected adoption rates for office-based procedures.

In 2008, we implemented a number of company-wide initiatives to reduce working capital, manage expenses and drive operating leverage throughout our business. As a result, we generated income from operations of approximately $50.2 million in 2008, compared to $16.6 million in 2007, and cash from operations of approximately $115.8 million in 2008, which more than doubled the 2007 amount of $47.8 million. We also retired approximately $120 million of debt in 2008 compared to approximately $50 million in 2007. For the first six months of 2009, we generated income from operations of approximately $53.3 million, compared to $29.8 million in the first six months of 2008, and cash from operations of approximately $59.8 million, compared to $46.5 million in the first six months of 2008.

We maintain a website at www.AmericanMedicalSystems.com. The information contained on our website is not a part of, nor is it incorporated by reference into, this prospectus.

The Exchange Offer

The following summary contains basic information about the Exchange Offer. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offer, see “The Exchange Offer.”

Offeror	American Medical Systems Holdings, Inc.

Securities Subject to the Exchange Offer	We are making this Exchange Offer for up to a maximum of $250,000,000 aggregate principal amount of our outstanding 3.25% Convertible Senior Notes due 2036. The 2036 Notes are guaranteed on a senior subordinated basis by our subsidiary guarantors.

The Exchange Offer	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange $1,000 principal amount of our new 2041 Notes for each $1,000 principal amount of our 2036 Notes, provided that the maximum aggregate principal amount of 2036 Notes that we will accept for exchange is $250,000,000. In the event that more than $250,000,000 aggregate principal amount of the 2036 Notes is validly tendered and not validly withdrawn, such notes will be subject to proration as described in “The Exchange Offer—Maximum exchange amount; proration.” We will also pay in cash accrued and unpaid interest on 2036 Notes accepted for exchange from the last applicable interest payment date to, but excluding, the Settlement Date.

See “The Exchange Offer” for more information on the terms of the Exchange Offer.

Purpose of the Exchange Offer	Holders of the 2036 Notes may require us to repurchase all or a portion of their 2036 Notes on certain future dates, the first of which will occur on July 1, 2013. The purpose of the Exchange Offer is to provide us with improved financial flexibility by allowing us to exchange a portion of the 2036 Notes with the 2041 Notes. The 2041 Notes would only permit holders to require us to repurchase all or a portion of the 2041 Notes on September 15, 2016. The 2041 Notes extend the maturity of the debt to 2041 to the extent the 2036 Notes are tendered and accepted in the exchange offer.

Market Trading	The 2036 Notes are not listed for trading on any national securities exchange. Investors are urged to consult with their bank, broker or financial advisor in order to obtain information regarding the market prices for the 2036 Notes. We do not intend to have the 2041 Notes listed for trading on any national securities exchange.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “AMMD.” The last reported sale price of our common stock on August 13, 2009 was $14.98 per share.

Expiration Date	The Expiration Date of the Exchange Offer will be midnight, New York City time, on September 11, 2009 (which is the end of the day on September 11, 2009), unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend the Exchange Offer, the latest date and time to which we extend the Exchange Offer.

Settlement Date	The settlement of the Exchange Offer will occur promptly after the Expiration Date.

Conditions to the Exchange Offer	The Exchange Offer is conditioned on (i) at least $100,000,000 aggregate principal amount of the 2036 Notes being validly tendered and not validly withdrawn, (ii) the last reported sale price of our common stock on The NASDAQ Global Select Market not exceeding $17.64 per share on the Expiration Date of the Exchange Offer and (iii) satisfaction of other customary conditions. We may waive, in accordance with applicable law, any of the conditions to the Exchange Offer except for the condition that the registration statement of which this prospectus is a part be declared effective by the Commission. See “The Exchange Offer—Conditions to the Exchange Offer.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part having been declared effective and not being subject to a stop order or any proceedings for that purpose, which conditions we cannot waive); or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offer—Expiration Date; extension; termination; amendment.”

Summary of Material Differences Between the 2041 Notes and the 2036 Notes	There are material differences between the terms of the 2036 Notes and the 2041 Notes. See “— Summary of material differences between the 2041 Notes and the 2036 Notes.”

Procedures for Tendering 2036 Notes	You may tender your 2036 Notes by transferring them through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer—Procedures for tendering 2036 Notes,” “The Exchange Offer—Book-entry transfer” and “The Exchange Offer—Guaranteed delivery procedures.”

For further information on how to tender your 2036 Notes, call the Information Agent at the telephone numbers set forth on the back cover of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of 2036 Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your 2036 Notes, you should contact your intermediary entity promptly and instruct it to tender the 2036 Notes on your behalf if you wish to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender 2036 Notes on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

Guaranteed Delivery Procedures	If you wish to tender your 2036 Notes for exchange in the Exchange Offer and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, you must tender your 2036 Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed delivery procedures.”

Consequences of Failure to Participate in the Exchange Offer	Any 2036 Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the applicable governing indenture. If a significant number of 2036 Notes do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding aggregate principal amount of 2036 Notes may be less liquid. See “The Exchange Offer—Consequences of failure to participate in the Exchange Offer” and “Risk factors.”

Withdrawal Rights; Non-Acceptance	You may withdraw your tender of 2036 Notes at any time on or prior to midnight, New York City time, on the Expiration Date. In addition, if not previously returned, you may withdraw 2036 Notes that you tender that are not accepted by us for exchange after expiration of 40 business days from August 14, 2009. In the event that tendered 2036 Notes are not withdrawn, not exchanged by us due to proration or otherwise not accepted by us for exchange, such 2036 Notes will be promptly returned to such holder or credited to such holder’s DTC account in the same manner as tendered to us, unless the holder has indicated other delivery instructions in the related letter of transmittal or computer-generated message. See “The Exchange Offer—Withdrawal rights.”

Required Approvals	We are not aware of any regulatory or other approvals necessary to complete the Exchange Offer, other than compliance with applicable securities laws.

Appraisal Rights	You do not have dissenters’ rights or appraisal rights with respect to this Exchange Offer.

Material United States Federal Income Tax Considerations of the Exchange Offer	The United States federal income tax consequences of the exchange of 2036 Notes for 2041 Notes are not entirely clear. For United States federal income tax purposes, we will take the position that the exchange of 2036 Notes for 2041 Notes should constitute a significant modification of the terms of the 2036 Notes and that, as a result, the 2041 Notes should be treated as a newly issued indebtedness with a new issue price, issue date, comparable yield and projected payment schedule.

By participating in the Exchange Offer, each holder will be deemed to have agreed pursuant to the indenture governing the 2041 Notes to treat the exchange as constituting a significant modification of the terms of the 2041 Notes for United States federal income tax purposes. If, contrary to this position, the exchange of 2036 Notes for 2041 Notes does not constitute an exchange for United States federal income tax purposes, the tax consequences to holders may be materially different. For a discussion of the potential tax consequences of the exchange, see “United States federal income tax consequences.”

United States Federal Income Taxation of the 2041 Notes	Under the indenture governing the 2041 Notes, we and each holder agree for United States federal income tax purposes to treat the 2041 Notes as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments. Holders of debt instruments subject to the Treasury Regulations governing contingent payment debt instruments are required to accrue interest at the “comparable yield” for the 2041 Notes, which we have estimated to be 14%, compounded semi-annually, subject to adjustments. This comparable yield may differ from the comparable yield we determine as of the initial issue date. As a result of accruing interest at the comparable yield, a United States holder (as defined herein) may recognize taxable income in each year significantly in excess of the coupon rate. Additionally, a United States holder generally will be required to recognize any gain realized on a sale, taxable exchange, conversion, redemption or repurchase of the 2041 Notes as ordinary income, rather than capital gain. In computing such gain, the amount realized by a United States holder will be required to include, in the case of a conversion, the amount of cash and fair market value of any shares of common stock received. The application of the contingent payment debt rules is uncertain, and no ruling will be obtained from the Internal Revenue Service concerning the application of these rules to the 2041 Notes. You should consult your tax advisor concerning the tax consequences of owning the 2041 Notes. For more information, see “United States federal income tax consequences.”

Fees and Commissions	You are not required to pay fees or commissions to us, the Dealer Managers, the Exchange Agent or the Information Agent in connection with the Exchange Offer. If your 2036 Notes are held through a broker or other nominee who tenders the 2036 Notes on your behalf (other than those tendered through the Dealer Managers), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Dealer Managers	The Sole Lead Dealer Manager is J.P. Morgan Securities Inc. and the Co-Dealer Manager is Goldman, Sachs & Co. J.P. Morgan Securities Inc.’s address and telephone number are set forth on the back cover of this prospectus.

Exchange Agent	The Exchange Agent for the Exchange Offer is U.S. Bank National Association. Its address and telephone number are set forth on the back cover of this prospectus.

Information Agent	The Information Agent for the Exchange Offer is D.F. King & Co., Inc. Its address and telephone numbers are set forth on the back cover of this prospectus.

Further Information	Additional copies of this prospectus, the related letter of transmittal and other materials related to this Exchange Offer, including the form of notice of guaranteed delivery and the form of notice of withdrawal, may be obtained by contacting the Information Agent. For questions regarding the procedures to be followed for tendering your 2036 Notes, please contact the Information Agent. For all other questions, please contact J.P. Morgan Securities Inc. The contact information for each of these parties is set forth on the back cover of this prospectus.

Summary of material differences between the 2041 Notes and the 2036 Notes

Material differences between the 2041 Notes and the 2036 Notes are summarized below. The table below is qualified in its entirety by the information contained in this prospectus and the respective documents governing the 2041 Notes and the 2036 Notes. The “Description of the 2041 Notes” section of this prospectus contains a more detailed description of the terms and conditions of the 2041 Notes.

	2041 Notes	2036 Notes

Securities	Up to $250,000,000 in aggregate principal amount of new 3.75% Convertible Senior Subordinated Notes due 2041 is being offered in the exchange offer.	As of the date of this prospectus, there is approximately $312,000,000 in outstanding aggregate principal amount of our existing 3.25% Convertible Senior Subordinated Notes due 2036.

Issuer	American Medical Systems Holdings, Inc., a Delaware corporation.	Same as 2041 Notes.

Maturity	The maturity date of the 2041 Notes will be September 15, 2041, unless earlier repurchased, redeemed or converted.	The maturity date of the 2036 Notes is July 1, 2036, unless earlier repurchased, redeemed or converted.

Interest rate	The per annum interest rate of the 2041 Notes will be 3.75%, in addition to contingent interest and additional interest, if any, that may accrue at the rates described below.	The per annum interest rate of the 2036 Notes is 3.25%, in addition to any contingent interest that may accrue at the rate described below.

Contingent interest	Beginning with the semiannual interest period commencing on September 15, 2016, contingent interest will accrue on the 2041 Notes during any semiannual interest period where the average trading price of the 2041 Notes for the five trading days immediately preceding the first day of such semiannual period is greater than or equal to $1,300 per $1,000 principal amount of the 2041 Notes, in which case such contingent interest will be payable at a rate per annum equal to 0.75% of such average trading price.	Beginning with the semiannual interest period commencing on July 1, 2011, contingent interest will accrue on the 2036 Notes during any semiannual interest period where the average trading price of the 2036 Notes during the five consecutive trading days immediately preceding the last trading day before the applicable interest period is greater than or equal to $1,200 per $1,000 principal amount of the 2036 Notes, in which case such contingent interest will be payable at a rate per annum equal to 0.25% of such trading price.

	2041 Notes	2036 Notes

Additional interest	In the event that we fail to comply with certain reporting obligations under the indenture governing the 2041 Notes, we may elect to pay additional interest on the principal amount of the outstanding 2041 Notes for each day during the period, not to exceed 180 days, while such event of default is continuing. We will pay additional interest at a rate equal to 0.25% per annum for the first 90-day period and 0.50% per annum for the second 90-day period. If we elect to pay additional interest, the additional interest shall constitute the sole remedy of the holders for such event of default during this 180-day period.	None.

Optional redemption	On or after September 15, 2016, we may redeem for cash all or a portion of the 2041 Notes if the last reported sale price of our common stock has been at least 130% of the applicable conversion price for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the 2041 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after July 6, 2011, we may redeem for cash all or a portion of the 2036 Notes. If we redeem the 2036 Notes on or prior to June 30, 2012, the redemption price will equal 100.929% of the principal amount of the 2036 Notes to be redeemed. If we redeem the 2036 Notes on or prior to June 30, 2013, the redemption price will equal 100.464% of the principal amount of the 2036 Notes to be redeemed. If we redeem the 2036 Notes after June 30, 2013, the redemption price will equal 100% of the principal amount of the 2036 Notes to be redeemed.

We will also pay the accrued and unpaid interest on the redeemed 2036 Notes to the redemption date.

	2041 Notes	2036 Notes

Repurchase at option of the holder	Holders of the 2041 Notes will have the right to require us to repurchase their notes for cash on September 15, 2016 and upon occurrence of certain fundamental change. Fundamental changes will not include a change in the composition of the majority of the board of directors.	Holders of the 2036 Notes will have the right to require us to repurchase their notes for cash on July 1, 2013, July 1, 2016, July 1, 2021, July 1, 2026 and July 1, 2031 and upon certain designated events. Designated events will include a change in the composition of the majority of the board of directors.

Optional tax redemption	We may also redeem all or a portion of the 2041 Notes for cash on or prior to September 17, 2010 if certain U.S. federal tax legislation, regulations or rules are enacted or are issued. The redemption price for any such redemption will be 101.5% of the principal amount of the 2041 Notes being redeemed plus (i) accrued and unpaid interest, if any, to but excluding the redemption date and (ii) if the current conversion value of the 2041 Notes being redeemed exceeds their initial conversion value, 85% of the amount determined by subtracting the initial conversion value of such 2041 Notes from their current conversion value. See “Description of the 2041 Notes—Optional redemption.”	None

Withholding and backup withholding taxes on conversion rate adjustments	If we pay withholding or backup withholding taxes on behalf of a holder as a result of an adjustment to the conversion rate, we may, at our option, set off such payments against payments of cash and common stock on the 2041 Notes.	None.

	2041 Notes	2036 Notes

Events of default	A default by us or any of our significant subsidiaries or subsidiary guarantors with respect to certain indebtedness in excess of $25 million that results in such indebtedness becoming due and payable or constituting a failure to pay principal of or interest on such indebtedness when due and payable is an event of default under the 2041 Notes.	Same as the 2041 Notes, except that the threshold amount is $10 million.

Ranking	The senior debt under the Credit Facility (or any extension or replacement thereof) to which the 2041 Notes are expressly subordinated is not limited in amount and is not required to be secured.	Under the 2036 Notes, such senior debt may not exceed $650 million and must be secured by our assets.

Risk factors

Investors are urged to read the information set forth under the caption “Risk factors” in this prospectus for a discussion of certain risks associated with an investment in the 2041 Notes.

Summary consolidated financial data

The table below sets forth certain of our historical consolidated financial data as of and for each of the periods indicated. We have a 52-or 53-week fiscal year ending on the Saturday nearest December 31. Accordingly, fiscal years 2008, 2007 and 2006 ended on January 3, 2009, December 29, 2007 and December 30, 2006, respectively, and are identified herein as 2008, 2007 and 2006. Fiscal year 2008 had 53 weeks and fiscal years 2007 and 2006 consisted of 52 weeks. The financial information for the fiscal years 2008, 2007 and 2006 is derived from our audited consolidated financial statements which are incorporated by reference into this prospectus from our Current Report on Form 8-K filed on August 4, 2009 (with respect to Item 8.01 and 9.01 only). The consolidated historical financial information as of and for the six-month periods ended June 28, 2008 and July 4, 2009 is derived from our unaudited condensed consolidated financial statements, which are incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the period ended July 4, 2009. In our opinion, such unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the financial data for such periods. The results for the six months ended July 4, 2009 are not necessarily indicative of the results to be achieved for the fiscal year ending January 2, 2010 or for any other future period.

The data below should be read in conjunction with “Capitalization” and “Selected Historical Financial Data” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, which are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended January 3, 2009 and Quarterly Report on Form 10-Q for the period ended July 4, 2009.

	Year ended			Six months ended

	2008	2007	2006	June 28, 2008	July 4, 2009

				(Unaudited)
	(Dollars in thousands, except share data and ratios)

Statement of Operations Data
Net sales	$501,641	$463,928	$358,318	$250,159	$250,026
Cost of sales	111,097	105,592	68,872	58,175	44,950

Gross profit	390,544	358,336	289,446	191,984	205,076

Operating expenses
Marketing and selling	175,670	169,495	123,204	91,382	86,201
Research and development	46,247	43,315	33,877	22,666	25,977
In-process research and development(1)	7,500	7,500	94,035	—	—
General and administrative	39,281	43,070	34,471	20,707	22,439
Integration costs(2)	—	1,103	1,712	—	—
Litigation settlement(3)	—	14,303	—	—	—
Amortization of intangibles(4)	34,465	18,264	12,393	8,647	6,666

Total operating expenses	303,163	297,050	299,638	143,402	141,283

	Year ended			Six months ended

	2008	2007	2006	June 28, 2008	July 4, 2009

				(Unaudited)
	(Dollars in thousands, except share data and ratios)

Operating income (expense)	$87,381	$61,286	$(10,192)	$45,582	$63,793

Other (expense) income
Royalty and other	2,279	8,099	1,984	4,761	3,083
Interest income	747	1,153	2,754	352	146
Interest expense(5)	(27,398)	(37,760)	(18,395)	(14,876)	(10,376)
Amortization of financing costs(6)	(18,482)	(16,145)	(14,434)	(9,041)	(7,955)
Gain on extinguishment of debt(7)	5,631	—	—	—	4,562

Total other (expense) income	(37,223)	(44,653)	(28,091)	(18,804)	(10,540)

Income (loss) from continuing operations before income taxes	50,158	16,633	(38,283)	29,778	53,253

Provision for income taxes(8)	19,323	11,888	9,469	11,873	19,308

Net income (loss) from continuing operations	30,835	4,745	(47,752)	17,905	33,945
Loss from discontinued operations, net of tax benefit of $0.4 million and $2.7 million for 2007 and 2006, respectively(9)	—	(691)	(5,435)	—	—

Net income (loss)	$30,835	$4,054	$(53,187)	$17,905	$33,945

Net income (loss) per share
Basic net income (loss) from continuing operations	$0.42	$0.07	$(0.68)	$0.25	$0.46
Discontinued operations, net of tax	—	(0.01)	(0.08)	—	—

Basic net income (loss)	$0.42	$0.06	$(0.76)	$0.25	$0.46

Diluted net income (loss) from continuing operations	$0.42	$0.06	$(0.68)	$0.24	$0.46
Discontinued operations, net of tax	—	(0.01)	(0.08)	—	—

Diluted net income (loss)	$0.42	$0.06	$(0.76)	$0.24	$0.46

Balance Sheet Data
Cash, cash equivalents, and short-term investments	$42,965	$35,181	$29,541	$42,376	$49,331
Working capital	130,999	143,298	135,635	153,149	133,184
Total assets	1,044,497	1,115,868	1,126,620	1,092,141	1,039,717
Long-term liabilities	553,705	650,410	678,897	619,429	512,165
Stockholders’ equity	427,482	383,371	345,189	413,442	467,741

(1)	In 2008 and 2007, we recognized $7.5 million each year for in-process research and development charges related to the payments for achieving certain milestones related to our BioControl acquisition. In 2006, we recognized $25.6 million, $2.1 million, $62.1 million and $4.3 million, respectively, for in-process research and development charges related to the acquisitions of BioControl, Solarant, Laserscope and Ovion.

(2)	In 2007 and 2006, we recorded $1.1 million and $1.7 million, respectively, of integration costs associated with the 2006 Laserscope acquisition, primarily related to travel, legal, consulting and retention bonuses.

(3)	During 2007, we recorded a charge of $14.3 million for litigation settlements, primarily for the arbitration award to the former shareholders of CryoGen, Inc. (CryoGen) concerning an earnout payment related to our 2002 acquisition of CryoGen.

(4)	In 2008, we recorded additional amortization expense of $17.1 million for the acceleration of amortization to adjust the carrying value of certain intangible assets to their current fair values

(5)	During 2008, 2007, 2006, the six months ended June 28, 2008 and the six months ended July 4, 2009, interest expense included interest incurred on $373.8 million principal amount of 2036 Notes we issued on June 27, 2006. Average borrowings under the 2036 Notes were $371.1 million during 2008, 373.8 million during 2007, 2006 and the six months ended June 28, 2008, and $322.0 million during the six months ended July 4, 2009. Interest expense also included interest incurred on our Credit Facility entered into on July 20, 2006. Our average borrowings under the Credit Facility were approximately $281.7 million during 2008, $332.3 million during 2007, $366.0 million from inception through December 30, 2006, 298.7 million during the six months ended June 28, 2008, and $221.1 million during the six months ended July 4, 2009. We also incurred interest expense related to short-term borrowing activity during 2006.

(6)	Amortization of financing costs relates to the deferred financing costs and debt discount for our 2036 Notes and our Credit Facility. Charges during 2006 also include a $7.0 million commitment fee for a bridge loan of up to $180 million in preparation for the acquisition of Laserscope. We did not use this financing for the Laserscope acquisition.

(7)	During the fourth quarter of 2008, we recognized a $5.6 million gain on extinguishment of $34.5 million of 2036 Notes. During the first quarter of 2009, we recognized a $4.6 million gain on extinguishment of $27.3 million of 2036 Notes.

(8)	In 2007, we experienced adverse tax effects from the $14.3 million of litigation settlement charges primarily resulting from the resolution of the CryoGen arbitration. Partially offsetting this unfavorable impact was the favorable settlement of a tax audit for $0.9 million, which allowed us to release a reserve for uncertain tax benefits. The in-process research and development charges described above for 2006 have no related tax benefit, except for BioControl. In 2006, we received a $2.4 million tax refund associated with the favorable agreement reached with the IRS involving the review of our 2001 and 2002 federal income tax returns.

(9)	In conjunction with our acquisition of Laserscope in the third quarter of 2006, we committed to a plan to divest Laserscope’s aesthetics business. On January 16, 2007, we sold the aesthetics business to Iridex Corporation. The financial results of the aesthetics business have been reported as discontinued operations beginning from the date of acquisition of July 20, 2006 through the date of sale of January 16, 2007. The income tax benefit from the loss from discontinued operations was $0.4 million and $2.7 million in 2007 and 2006, respectively.

Risk factors

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in and incorporated by reference into this prospectus before making a decision on whether or not to participate in the Exchange Offer. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 3, 2009, in our subsequently filed quarterly reports on Form 10-Q and in other documents that we file with the SEC prior to completion of this Exchange Offer, all of which are incorporated by reference into this prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-looking statements.”

Risks related to the company

Our revenues and operating results may be negatively affected and we may not achieve future growth projections if we fail to compete successfully against our competitors or fail to develop our presence in new markets and technologies.

Our competitors include several large medical device manufacturers, including Johnson & Johnson, Medtronic, Inc., C.R. Bard, Inc., Boston Scientific Corporation, Coloplast and Hologic, Inc. These and other of our competitors may have greater resources, more widely accepted products, better distribution channels, less invasive therapies, greater technical capabilities and stronger name recognition than we do. This is particularly the case when we enter new markets or develop technologies for new therapies, such as our laser therapy products. We expect our competitors will continue to improve their products and develop new competing products, including less invasive or non-invasive products, pharmaceuticals and cell or gene therapies. These new technologies and products may beat our products to the market, be more effective than our products, render our products obsolete by substantially reducing the prevalence of the conditions our products and therapies treat, or provide the same benefits as our existing products at the same or lower price. We may be unable to compete effectively with our competitors, or achieve our internally established growth targets, if we cannot keep up with existing or new alternative products, techniques, therapies and technologies in the markets we serve.

Current worldwide economic conditions may adversely affect our business, operating results and financial condition.

We believe the current worldwide economic crisis has resulted and may continue to result in some reduction in the procedures using our products. Although a majority of our products are subject to reimbursement from third party government and non-government entities, some procedures that use our products can be deferred by patients. In light of the current economic conditions, patients may not have employer-provided healthcare, be as willing to take time off from work or spend their money on deductibles and co-payments often required in connection with the procedures that use our products. Beyond patient demand, hospitals and clinics may be less likely to purchase capital equipment given the current economic conditions and credit environment. In addition, economic conditions could affect the financial strength of our vendors and their ability to fulfill their commitments to us, and could also affect the financial strength of our customers and our ability to collect accounts receivable. While we believe current economic conditions may have contributed to a softening in our recent revenue growth rates, the specific impact is difficult to measure. Furthermore, we cannot predict how these economic conditions will impact our future sales, cost of goods sold, or bad debt expense.

Disruptions in the global financial markets could impact the ability of our counterparties and others to perform their obligations to us and our ability to obtain future financing.

Recent economic events, including failures of financial service companies and the related liquidity crisis, have considerably disrupted the capital and credit markets. Our credit risk consists of cash and cash equivalents, short-term investments, trade receivables, derivative instruments, lending commitments and insurance relationships in the ordinary course of business. We place cash, cash equivalents, short-term investments and derivative instruments with high quality financial institutions, which we monitor regularly and take action where possible to mitigate risk. We do not hold investments in auction rate securities, mortgage backed securities, collateralized debt obligations, individual corporate bonds, special investment vehicles or any other investments which have been directly impacted by the financial crisis. The carrying value of accounts receivable approximates fair value due to the relatively short payment terms on these instruments, or current payment patterns of our customers. To date, all lending commitments remain available to us, and we have not incurred any charges specific to the increased credit risks. Insurance programs are with carriers that remain highly rated and we have no significant pending claims. However, these disruptions in the capital and credit markets could cause our counterparties and others to breach their obligations or commitments to us under our contracts with them. While all of our debt maturities are long-term, any debt amendment or requirement for financing in the future would have a significant negative impact on our financing costs.

If our strategies to improve the performance of our laser therapy business are unsuccessful, our growth and profitability may be negatively impacted.

We have begun to implement a number of strategies in 2009 to improve the growth and profitability of our laser therapy business. These strategies include an internal reorganization and hiring of a general manager for BPH therapies, to focus dedicated resources to this part of our business. We also plan to reorganize our sales force and grow our relationships with mobile providers to increase revenues and continue to reduce costs and improve reliability of our laser therapy products to improve profitability. If these strategies are unsuccessful our growth and profitability may be negatively impacted.

Our sales may be adversely affected if physicians do not recommend, endorse or accept our products.

We rely upon physicians to recommend, endorse and accept our products. Many of the products we acquired or are developing are based on new treatment methods. Acceptance of our products is dependent on educating the medical community as to the distinctive characteristics, perceived benefits, clinical efficacy, and cost-effectiveness of our products compared to competitive products, and on training physicians in the proper application of our products. We believe our products address major market opportunities, but if we are unsuccessful in marketing them to physicians, or our products are identified in regulatory agency public health communications, our sales and earnings could be adversely affected. In addition, most of our products are used by physicians who are required to maintain certain levels of medical malpractice insurance to maintain their hospital privileges. As the cost of this insurance increases, certain physicians who have used our products to treat their patients may stop performing surgeries or providing therapies. Unless the patients who would have been treated by these physicians are referred to other physicians who would use our products, sales of our products could decline.

Our growth will be slowed if new products are delayed or are not accepted.

As part of our growth strategy, we intend to introduce a number of new products and product improvements. Product introductions depend upon a variety of factors, including timely receipt of appropriate regulatory approvals. If we do not introduce these new products and product improvements on schedule, for any reason, or if they are not well accepted by the market or approved, in a timely manner or at all, by applicable regulatory authorities, our business may be adversely affected.

Our sales could decline if our procedures are not accepted by patients.

We predominantly sell implants and therapies for surgical procedures or treatments. If patients do not accept our products and therapies, our sales may decline. Patient acceptance of our products and therapies depends on a number of factors, including the failure of non-invasive therapies, the degree of invasiveness involved in the procedures using our products, the rate and severity of complications, and other adverse side effects from the procedures using our products. Patients are more likely to first consider non-invasive alternatives to treat their urological and related disorders. Broader patient acceptance of alternative therapies or the introduction of new oral medications or other less-invasive therapies could adversely affect our business.

Our products face the risk of technological obsolescence, which, if realized, could have a material adverse effect on our business.

The medical device industry is characterized by rapid and significant technological change. We depend on our medical device technology and products to generate revenue. Therefore, we face the risk that third parties will succeed in developing or marketing technologies and products that are more effective than ours or that would render our technology and products obsolete or noncompetitive. Additionally, new, less invasive procedures and medications could be developed that replace or reduce the importance of current procedures that use our products or may cause our customers to delay or defer purchasing our products. Accordingly, our success depends in part upon our ability to respond quickly to medical and technological changes through the development and introduction of new products. The relative speed with which we can develop products, complete clinical testing and regulatory clearance or approval processes, train physicians in the use of our products, gain reimbursement acceptance, and supply commercial quantities of the products to the market are expected to be important competitive factors. Any delays could result in a loss of market acceptance and market share. Product development involves a high degree of risk, and we cannot provide assurance that our new product development efforts will result in any commercially successful products.

Changes in third party reimbursement for our products and therapies may influence our customers’ purchasing activity.

Our physician and hospital customers depend on third party government and non-government entities around the world to reimburse them for services provided to patients. The level of such third party reimbursement has fluctuated from time to time in the past, may fluctuate in the future, and is subject to review or withdrawal at any time. The level of reimbursement may influence whether customers purchase our products. Further, as we expand our offerings from implants surgically delivered to patients in hospital settings to minimally-invasive therapies delivered to patients in physician offices, we must address the information needs of varied reimbursement systems and processes. Reimbursement rates vary depending on whether the procedure is performed in a hospital, ambulatory surgery center or physician office. While our sales history of devices in the U.S. does not reflect an obvious correlation between sales levels and changes in the Center for Medicare and Medicaid Services, or CMS, reimbursement rates, office-based business may be more directly impacted by reimbursement rate fluctuations than our hospital-based business has been historically. For example, CMS is revising the methodology for calculating the physician practice expense component of the physician fee schedule, which accounts for, among other things, the cost of devices when a procedure is performed in a physician office or clinic. A significant change in practice expense payment levels may play a role in physician choices. Furthermore, a significant portion of our international sales are in Europe, where health care regulations and reimbursement for medical devices vary significantly from country to country. This changing environment could adversely affect our ability to sell our products in some European countries. Additionally, as we continue to expand into new global markets, we face the potential for lengthy reimbursement approval timeframes, process delays or a lack of transparency in certain reimbursement approval requirements. In summary, any unfavorable change in reimbursement could have a negative impact on our business.

Failure to satisfy our debt obligations could have a material adverse effect on our business.

As of July 4, 2009, we have approximately $312,000,000 in principal amount of 2036 Notes and $199.7 million outstanding under our Credit Facility as described in Notes to Consolidated Financial Statements — No. 9, Debt. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on either of these debt obligations or if we are in material breach of the covenants contained in the loan agreements, we would default under the terms of the applicable loan agreement or indenture. Any such default would likely result in an acceleration of the repayment obligations to such lenders as well as the lenders under any of our other debt agreements under applicable cross default provisions.

The terms of our 2036 Notes and our Credit Facility contain conditions which may adversely affect our business in a number of ways, including the following:

•

requiring us to use a substantial portion of our cash to pay principal and interest on our debt instead of utilizing those funds for other purposes such as working capital, capital expenditures, and acquisitions;

•	limiting our ability to obtain any necessary additional financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

•	placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

•	decreasing our debt ratings and increasing our cost of borrowed funds;

•	making us more vulnerable to a downturn in our business or the economy generally; and

•	subjecting us to the risk of being forced to refinance at higher interest rates than these amounts when due.

Conversion of our 2036 Notes into common stock could result in dilution to our shareholders.

Our 2036 Notes are convertible, at the option of the holder but subject to certain conditions, into shares of our common stock at an initial conversion price of $19.4055 per share, subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of 2036 Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value (determined in the manner set forth in the indenture under which the 2036 Notes were issued) of the number of shares of our common stock as determined based on the conversion rate. If the conversion value exceeds $1,000, we will also deliver, in addition to cash, a number of shares of our common stock equal to the sum of the daily share amounts, as defined in the indenture. If a holder elects to convert its 2036 Notes in connection with a designated event that occurs prior to July 1, 2013, we will pay, to the extent described in the indenture, a make whole premium by increasing the conversion rate applicable to such 2036 Notes. The number of shares of common stock issuable upon conversion of the 2036 Notes increases as the market price of our common stock increases, as described in the “Liquidity and Capital Resources” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended January 3, 2009. All of the above conversion rights are subject to certain limitations imposed by our Credit Facility.

Our Credit Facility contains financial covenants and other restrictions which may limit our ability to operate our business.

In addition to cash generated from operations, our Credit Facility represents our primary source of liquidity. The Credit Facility contains various restrictive covenants, compliance with which is essential to continued credit availability. Among the most significant of these restrictive covenants are financial covenants which require us to maintain predetermined ratio levels related to leverage, interest coverage, fixed charges, and a limit on capital expenditures. The covenants and restrictions contained in the Credit Facility could limit our ability to fund our business, make capital expenditures, and make acquisitions or other investments in the future. Any failure to comply with any of these financial and other affirmative and negative covenants would constitute an event of default under the credit agreement, entitling a majority of the bank lenders to, among other things, terminate future credit availability under the agreement, and/or increase the interest rate on outstanding debt, and/or accelerate the maturity of outstanding obligations under that agreement.

Our borrowing costs are sensitive to fluctuations in interest rates, and changes in interest rates may affect our profitability.

Because our Credit Facility carries a floating interest rate tied to LIBOR, we are subject to market risk exposure related to changes in interest rates. During 2008, we began using financial instruments, including interest-swaps, to manage our interest rate risk on our floating rate debt. Under these arrangements, we effectively convert an amount of the principal balance under our Credit Facility, equal to a notional amount agreed upon in the financial instrument, from a floating rate to a fixed rate in a swap (or a range of floating rates should we utilize a collar or a limit on the floating rate in a cap), for an agreed-upon period of time. There is no certainty that we will continue to enter into financial instruments to hedge our risks in the future. Also, when we enter into a financial arrangement for a portion of our risk, there is no certainty that it would be effective or the rate will be at market for the entire term of the instrument. At the expiration or termination of any such financial instrument, we are again exposed to the market risk of increases in interest rates for our floating rate debt. We are also subject to the conditions of the debt market.

Our capital structure includes term loans and convertible note debt which are traded in public and private transactions with fluctuating prices. Any future amendment to our Credit Facility could result in higher costs due to the trading price or market conditions at that time.

We could become obligated to make significant contingent payments or be subject to claims under prior acquisition agreements.

We have agreed to make contingent payments, based upon achievement of various milestone and product sales, under various acquisition agreements. We have also made commitments to use commercially reasonable efforts to achieve some of these milestones and, in some cases, product sales. If we achieve these milestones and product sales, we will be obligated to make significant contingent payments. If we fail to achieve milestones or generate product sales related to these acquisitions, we could become involved in disputes or legal proceedings challenging our compliance with our contractual obligations, including the efforts we expended to achieve the relevant milestones or product sales, as applicable. Any such legal proceedings would likely be costly and time-consuming, and, if we were found not to have complied with our contractual obligations, we could be subject to significant damages.

We may not be able to supply products that incorporate materials or components which are single or sole-sourced.

Some of our products utilize raw materials or components that are either single- or sole-sourced. These sources of supply could encounter manufacturing difficulties or may unilaterally decide to stop supplying us because of product liability concerns or other factors. We currently rely on single source suppliers for the silicone and fabric used in our male prostheses and for the porcine dermis and mesh used in many of our female products. Furthermore, we use single sources for the TherMatrx® consoles and disposables. A key component of the InteXen® and IntePro® antibiotic technology is also procured from a single source. We rely on single and sole source suppliers for certain components in our GreenLight HPS® system. We do not have written agreements with many of our key suppliers requiring them to supply us with these raw materials or components, and we cannot be certain that we would be able to timely or cost-effectively replace any of these sources upon any disruption. The loss of any of these suppliers could have a material adverse effect on our financial results in the near term, as we would be required to qualify alternate designs or sources.

The start-up, transfer, termination or interruption of any of these relationships or products, or the failure of our suppliers to supply product to us on a timely basis or in sufficient quantities, would likely cause us to be unable to meet customer orders for our products and harm our reputation with customers and our business. If we obtain a new supplier for a component, we may need to obtain FDA approval of a PMA supplement to reflect changes in product manufacturing and the FDA may require additional testing of any component from new suppliers prior to our use of these components. Further, if FDA approval of a PMA supplement is required, any delays in delivery of our product to customers would be extended and our costs associated with the change in product manufacturing may increase.

Loss of our principal manufacturing and distribution facilities would adversely affect our financial position.

We are currently operating with one manufacturing shift at each of our three principal locations, with no redundancy between facilities. We distribute our products from one location for a given product line. Although we believe we have adequate physical capacity to serve our business operations for the foreseeable future, and we carry property insurance on our facilities, we do not have a back up facility, and the loss or impairment of any of our Minnesota, California or Arizona facilities would have a material adverse effect on our sales, earnings, and financial condition.

Inadequate data submissions or clinical study results which do not support a product approval may delay or preclude a product’s commercialization.

Regulatory authorities around the world dictate different levels of manufacturing and design information and/or clinical data for various products and therapies in order to ensure their safety and efficacy. In the event the data submitted is deemed inadequate or the clinical study results do not support approval by any one or more of these regulatory authorities, a product may either not be fit for commercialization or may require a redesign to satisfy the regulatory authorities and/or clinical study outcomes. In addition, though a product’s clinical results may meet the regulatory requirements for product approval and commercialization, market acceptance and adoption of the product may not meet our expectations.

Our sale of products could be reduced if we are unable to comply with regulatory requirements or obtain the regulatory approvals necessary to market our products in the United States and foreign jurisdictions.

If we fail to receive regulatory approval for future products, or for modifications to the design, labeling or indications of existing products, we will be unable to market and sell these products. In the United States, we must obtain approval from the FDA before we can begin commercializing most of our products. The FDA approval processes are typically lengthy and expensive, and approval is never certain. Products distributed outside of the United States are also subject to foreign government regulations which vary from country to country. The time required to obtain approval from a foreign country may be longer or shorter than that required for FDA approval. In addition, we are required to comply with medical device reporting regulations, which require us to report to FDA or similar governmental bodies in other countries when our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. Our failure to comply or FDA disagreement with the approach taken to comply with regulatory requirements or obtain the necessary product approvals could result in government authorities:

•	imposing fines and penalties on us;

•	preventing us from manufacturing or distributing our products;

•	bringing civil or criminal charges against us;

•	delaying the introduction or denying marketing approval of our new products;

•	recalling, withdrawing, or seizing our products; and

•	requiring additional regulatory filings and/or approvals.

In the event we fail to comply with manufacturing regulations, we could be prevented from selling our products.

In order to commercially manufacture our products, we must comply with the FDA’s and other authorities’ manufacturing regulations which govern design controls, quality systems, labeling requirements and documentation policies and procedures. The FDA and foreign authorities periodically inspect our manufacturing facilities for compliance with these requirements. Our failure to comply with these manufacturing regulations may prevent or delay us from marketing or distributing our products, or cause the FDA to take other enforcement actions against us which could have a negative impact on our business.

We may experience an interruption in sales of a product and incur significant costs and negative publicity if that product is recalled or withdrawn.

In the event that any of our products present a health hazard to the patient or physician, fail to meet product performance criteria or specifications, including labeling, or fail to comply with applicable laws including those administered by the FDA, we could voluntarily recall or withdraw the products. The FDA and similar international regulatory bodies have the authority to require us to recall or withdraw our products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall or withdrawal by us could occur as a result of unanticipated safety risks, manufacturing errors or design defects, including defects in labeling. In addition, significant negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law. We have initiated product recalls in the past and there is a possibility that we may recall or withdraw products in the future and that future recalls or withdrawals could result in significant costs to us and in significant negative publicity which could harm our ability to market our products in the future.

Our business may suffer if our new products are not cleared to market in the United States or any other market.

We sell some of our products only in international markets because they have not been approved for marketing in the United States. We may be unable to sell future products in Europe, the United States or any other market for a number of reasons. These reasons include, among others, that the potential products could be:

•	ineffective or cause harmful side effects during preclinical testing or clinical trials;
•	difficult to manufacture on a large scale; or
•	uneconomical for the healthcare reimbursement system.

We may be unable to adequately protect our intellectual property rights or obtain necessary intellectual property rights from third parties which could adversely affect our business, including losing market share to our competitors and the inability to operate our business profitably.

Our success depends in part on our ability to obtain and defend patent and other intellectual property rights that are important to the commercialization of our products and therapies. We rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products. These legal means, however, afford only limited protection and may not adequately protect our rights. In addition, we cannot be assured that pending patent applications will be issued. The U.S. Patent and Trademark Office, or PTO, may deny or significantly narrow claims made under patent applications and the issued patents, if any, may not provide us with sufficient commercial protection. We could incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the priority of our inventions. We cannot be sure that patents we hold or may hold in the future will not be successfully challenged, invalidated or circumvented in the future. Others, including our competitors, may independently develop similar or competing technology or design around any of our patents and may have or may in the future seek to apply for and obtain patents that may prevent, limit or interfere with our ability to make, issue, use and sell our products and product candidates. We have not secured patent protection in certain foreign countries in which our products are sold. The laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as United States laws, or at all. We may be unable to protect our rights in trade secrets and unpatented proprietary technology in these countries.

We seek to protect our trade secrets and unpatented proprietary technology, in part, with confidentiality agreements with our employees and consultants. We cannot ensure, however, that:

•	these agreements will not be breached;

•	we will have adequate remedies for any breach; or

•	our trade secrets will not otherwise become known to or independently developed by our competitors.

Any disclosure of confidential information to third parties or into the public domain could allow our competitors to use such information in competition against us. In addition, we may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed trade secrets or other proprietary information of their former employers.

Should financial results severely decline, we might have to record a significant goodwill impairment charge.

Under Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, we are required to evaluate goodwill each year for impairment. If we determine the fair value is less than the carrying value, an impairment loss will be recorded in our statement of operations. The determination of fair value is a highly subjective exercise and can produce significantly different results based on the assumptions used and methodologies employed. It is likely that if our financial results were to decline substantially and if macroeconomic conditions eroded substantially, we would have to record a non-cash goodwill impairment loss in our statement of operations.

We could incur significant costs and/or be required to stop the sale of the related product as a result of litigation or other proceedings relating to patent and other intellectual property rights.

Our success and competitive position depends in part on our ability to effectively prosecute claims against others that we believe are infringing our intellectual property rights and to defend against such claims made against us. The medical device industry is highly litigious with respect to patents and other intellectual property rights. Companies in the medical device industry have used intellectual property litigation to seek to gain a competitive advantage. In the future, we may become a party to lawsuits involving patents or other intellectual property. A legal proceeding, regardless of the outcome, would draw upon our financial resources and divert the time and efforts of our management. If we lose one of these proceedings, a court, or a similar foreign governing body, could require us to pay significant damages to third parties, require us to seek licenses from third parties and pay ongoing royalties, or require us to redesign our products. If we were unable to develop alternative technologies or acquire a license upon reasonable terms we may be prevented from manufacturing, using or selling our products. In addition to being costly, protracted litigation to defend or enforce our intellectual property rights could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

We could incur significant costs or other negative impacts if significant product liability claims are made against us.

The manufacture and sale of medical devices exposes us to risk of product liability claims. In the past, and at present, we have a number of product liability claims relating to our products. In the future, we may be subject to additional product liability claims, some of which may damage our reputation, divert the time, attention and resources of our management, require us to pay substantial damage awards as a result of any successful claim, or otherwise have a negative impact on our business. As our product and therapy portfolio broadens into the treatment of additional medical indications, our historical product liability experience may not be a reflection of our longer term future exposure. As a result of our exposure to product liability claims, we currently carry product liability insurance with policy limits per occurrence and in the aggregate that we believe to be adequate. We cannot provide assurance, however, whether this insurance is sufficient, or if not, whether we will be able to obtain sufficient insurance to cover the risks associated with our business or whether such insurance will be available at premiums that are commercially reasonable. If a product liability claim or series of claims is brought against us for uninsured liabilities or for amounts in excess of our insurance coverage, our business could suffer.

We are required to comply with broad, pervasive and continually changing federal and state “fraud and abuse” laws, and, if we are unable to fully comply with such laws, we could face substantial penalties and our products could be excluded from government healthcare programs.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse. These laws, which directly or indirectly affect our ability to operate our business, include, but are not limited to, the following:

•

the federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of a good or service, for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs, and corresponding state laws;

•	the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government; and

•

the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

In the recent past, federal and state enforcement authorities, as well as private “whistleblowers” operating under the “qui tam” provisions of the federal False Claims Act, have sought to enforce these laws against manufacturers of medical devices, alleging, among other things, that certain financial relationships with physicians are not bona fide consulting or other legitimate agreements, but are instead intended to induce those physicians to use and recommend company products. These actions have resulted in some instances in substantial fines, penalties, and governmental supervision of those companies’ operations. Because our business necessitates frequent contact with physicians and other healthcare professionals, including financial relationships such as consulting agreements, training programs, and cooperative marketing arrangements, we have implemented a broad-based corporate compliance program, and voluntarily follow the AdvaMed Code of Ethics on Interactions with Health Care Professionals, in order to inform our employees regarding and maintain compliance with the foregoing laws and regulations. However, if our past or present operations are found to be in violation of any of the laws described above or other similar governmental regulations to which we or our customers are subject, we or our officers may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, imprisonment, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, if the physicians or other providers or entities with which we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation especially when considering the high public scrutiny in this area. If enforcement action were to occur, our reputation and our business and financial condition may be harmed, even if we were to prevail or settle the action.

Our international operations expose us to various risks, including risks related to fluctuations in foreign currency exchange rates.

We derive a significant portion of our net sales from operations in international markets. During fiscal 2008 and 2007, 29.1 percent and 28.0 percent, respectively, of our sales were to customers outside the United States. Some of these sales were to governmental entities and other organizations with extended payment terms. A number of factors, including differing economic conditions, changes in political climate, differing tax structures, changes in diplomatic and trade relationships, and political or economic instability in the countries where we do business, could affect payment terms and our ability to collect foreign receivables. We have little influence over these factors and changes could have a material adverse impact on our business. In addition, foreign sales are influenced by fluctuations in currency exchange rates, primarily the Euro, Canadian dollar, Australian dollar, and Great Britain pound. Increases in the value of the foreign currencies relative to the United States dollar would positively impact our earnings and decreases in the value of the foreign currencies relative to the United States dollar would negatively impact our earnings.

We use derivative instruments, such as foreign exchange forward contracts, to hedge a portion of estimated currency exposures. The use of derivatives would only offset the portion hedged for adverse effects of an unfavorable change in foreign currency exchange rates and would also offset a portion of favorable movements in rates.

The risks of selling and shipping our products and of purchasing components and products internationally may adversely impact our revenues, results of operations and financial condition.

The sale and shipping of our products and services across international borders subject us to extensive United States and foreign governmental trade regulations, such as various anti-bribery laws, including the United States Foreign Corrupt Practices Act, export control laws, customs and import laws, and anti-boycott laws Any failure to comply with applicable laws and regulations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities, and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities.

In addition, some countries in which we sell our products are, to some degree, subject to political, economic and/or social instability. Our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions. These risks include:

•	the imposition of additional United States and foreign governmental controls or regulations;

•	the imposition of costly and lengthy new export licensing requirements;

•

the imposition of United States and/or international sanctions against a country, company, person or entity with whom the company does business that would restrict or prohibit continued business with the sanctioned country, company, person or entity;

•	economic instability;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of new trade restrictions;

•	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

•	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•	pricing pressure that we may experience internationally;

•	laws and business practices favoring local companies;

•	difficulties in enforcing or defending intellectual property rights; and

•	exposure to different legal and political standards due to our conducting business in several foreign countries.

We cannot provide assurance that one or more of these factors will not harm our business. Any material decrease in our international sales would adversely impact our revenues, results of operations and financial condition.

Risks related to participation in the Exchange Offer by holders of 2036 Notes

Our Board of Directors has not made a recommendation as to whether you should tender your 2036 Notes in exchange for 2041 Notes in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of our 2036 Notes.

Our Board of Directors has not made, and will not make, any recommendation as to whether holders of 2036 Notes should tender their 2036 Notes in exchange for 2041 Notes pursuant to the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the 2036 Notes for purposes of negotiating the terms of this Exchange Offer, or preparing a report or making any recommendation concerning the fairness of this Exchange Offer. Therefore, if you tender your 2036 Notes, you may receive less value than if you chose to keep them. Holders of 2036 Notes must make their own independent decisions regarding their participation in the Exchange Offer.

Upon consummation of the Exchange Offer, holders who exchange 2036 Notes will lose their rights under the 2036 Notes.

If you tender 2036 Notes and your 2036 Notes are accepted for exchange pursuant to the Exchange Offer, you will lose all of your rights as a holder of the exchanged 2036 Notes, including, without limitation, your right to future interest and principal payments with respect to the exchanged 2036 Notes, and your right to require us to repurchase the exchanged 2036 Notes as early as July 1, 2013 and your corresponding right to convert your 2036 Notes for a period of 60 days prior to such repurchase date. See “Summary—Summary of material difference between the 2041 Notes and the 2036 Notes.”

To the extent that a holder of 2036 Notes exchanges 2036 Notes for 2041 Notes in the Exchange Offer, the holder ultimately may find that we would have been able to repay the 2036 Notes when they otherwise may have been subject to repurchase at the option of the holder or would have matured but are unable to repay or refinance the 2041 Notes when they mature or are subject to repurchase at the option of the holder.

If you tender your 2036 Notes and your 2036 Notes are accepted for exchange, you will receive 2041 Notes, which have a later final maturity than the 2036 Notes that you presently own and postpone the first holder put right from July 1, 2013 to September 15, 2016. It is possible that holders of 2036 Notes who participate in the Exchange Offer will be adversely affected by the postponement of their put right by slightly more than three years, the elimination of additional put rights and the extension of maturity. Following the respective put dates and maturity date of the 2036 Notes, but prior to the put date and/or the maturity date of the 2041 Notes, we may become subject to a bankruptcy or similar proceeding or we may otherwise be in a position in which we are unable to repay or refinance the 2041 Notes when we are required to repurchase them or when they mature. If so, holders of the 2036 Notes who opted not to participate in the Exchange Offer may have been paid in full, and there is a risk that the holders of the 2041 Notes will not be paid in full. If you decide to tender 2036 Notes, you will be exposed to the risk of nonpayment for a longer period of time.

We intend to take the position that, although not free from doubt, the exchange of 2036 Notes for 2041 Notes will be treated as an exchange of old indebtedness for new indebtedness, which exchange will qualify as a recapitalization for United States federal income tax purposes. Nevertheless, a court could determine that for United States federal income tax purposes the exchange does not qualify as an exchange of old indebtedness for new indebtedness and/or a recapitalization.

We intend to take the position that, although not free from doubt, the exchange of 2036 Notes for 2041 Notes will be treated as an exchange of old indebtedness for new indebtedness, which exchange will qualify as a recapitalization for United States federal income tax purposes. If the exchange so qualifies, you generally should not recognize gain or loss as a result of the exchange, except that you will recognize any gain in an amount equal to the lesser of: (i) the excess, if any, of the issue price of the 2041 Notes received and any cash (including cash paid in respect of accrued interest) received in the Exchange Offer over your adjusted tax basis in your 2036 Notes, and (ii) any cash (including cash paid in respect of accrued interest) you receive in the Exchange Offer, plus, if the principal amount of the 2041 Notes you receive exceeds the principal amount of the 2036 Notes that you surrender in exchange therefor for United States federal income tax purposes, the fair market value of such excess principal amount of 2041 Notes. Any gain recognized on the exchange should be treated as ordinary interest income.

The application of the exchange and recapitalization provisions to the exchange of debt instruments such as the 2041 Notes and 2036 Notes is unclear. Moreover, due to the facts and circumstances surrounding a determination of whether an exchange of debt instruments has occurred, and whether such exchange qualifies as a recapitalization, a court could determine for United States federal income tax purposes that the 2041 Notes are a continuation of the 2036 Notes or that the Exchange Offer does not qualify as a recapitalization. In the event of a successful challenge by the IRS to the recapitalization characterization of the Exchange Offer, you generally would recognize gain or loss with respect to the 2036 Notes being exchanged equal to the difference between: (i) the issue price of the 2041 Notes received and any cash (including cash paid in respect of accrued interest) received in the Exchange Offer, and (ii) the adjusted tax basis in your 2036 Notes exchanged. Any gain recognized should be treated as ordinary interest income. The character of any loss recognized should be subject to special rules under the contingent debt regulations. See “United States federal income tax consequences.”

The liquidity of any trading market that currently exists for the 2036 Notes may be adversely affected by the Exchange Offer, and holders of 2036 Notes who fail to participate in the Exchange Offer may find it more difficult to sell their 2036 Notes after the Exchange Offer is completed.

There currently is a limited trading market for the 2036 Notes. To the extent that 2036 Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for the remaining 2036 Notes will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2036 Notes may be adversely affected. The reduced float may also make the trading prices of the remaining 2036 Notes more volatile.

The 2036 Notes are not listed for trading on any national securities exchange. We do not intend to list the 2041 Notes on any national securities exchange either.

Failure to complete the Exchange Offer successfully could negatively affect the prices of the 2036 Notes and our common stock.

Several conditions must be satisfied or waived in order to complete the Exchange Offer. The Exchange Offer is conditioned on (i) at least $100,000,000 aggregate principal amount of 2036 Notes being validly tendered and not validly withdrawn, (ii) the last reported sale price of our common stock on The NASDAQ Global Select Market not exceeding $17.64 per share on the Expiration Date and (iii) satisfaction of certain other customary conditions. We may waive any of the conditions to the Exchange Offer other than the condition that the registration statement of which this prospectus forms a part be declared effective by the Commission. The conditions to the Exchange Offer may not be satisfied, and if not satisfied or waived, to the extent that the conditions may be waived, the Exchange Offer may not occur or may be delayed. If the Exchange Offer is not completed or is delayed, the respective market prices of our common stock and the

2036 Notes may decline to the extent that the respective current market prices reflect an assumption that the Exchange Offer has been or will be completed.

During the pendency of the Exchange Offer, it is likely that the market prices of the 2036 Notes and our common stock will be volatile.

It is likely that during the pendency of the Exchange Offer, the market price of our 2036 Notes and our common stock will be volatile. Certain holders of 2036 Notes who do not wish to participate in the Exchange Offer may sell their 2036 Notes in the secondary market to buyers who may wish to participate in the Exchange Offer. If such sellers did not hedge their 2036 Notes and such buyers wish to hedge their 2036 Notes and 2041 Notes, the buyers will seek to establish hedge positions with respect to the 2036 Notes and/or 2041 Notes by selling short shares of our common stock in the public market. In addition, holders of 2036 Notes wishing to exchange their 2036 Notes in the Exchange Offer who have been hedging their 2036 Notes are likely to adjust their hedge positions by selling short additional shares of our common stock in the public market. Such selling activity may lead to volatility in the price of our 2036 Notes and/or our common stock and/or may lead to unusually high trading volumes during the period of the Exchange Offer.

Risks related to the 2041 Notes

The 2041 Notes are our unsecured senior obligations and are subordinated in right of payment to our existing or future Credit Facility, any other existing or future secured indebtedness of ours or our subsidiary guarantors, and all indebtedness and other liabilities of our non-guarantor subsidiaries.

The 2041 Notes will be unsecured and subordinated in right of payment to the Credit Facility (or any future credit facility the amount of which is not limited) and to any other existing or future secured indebtedness of ours or our subsidiaries. In the event we default on any such indebtedness or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of indebtedness under the Credit Facility and, with respect to assets securing such indebtedness, to the repayment of such secured indebtedness before any of those proceeds would be available to make payments on the 2041 Notes. Accordingly, upon an acceleration of the 2041 Notes, there may be no assets remaining from which claims of the holders of the 2041 Notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full. No payment in respect of the 2041 Notes will be permitted during certain periods when there exists a default or an event of default under the credit agreement governing our Credit Facility or when a default or event of default would result from such payment.

Certain of our subsidiaries, which we refer to as our subsidiary guarantors, serve as guarantors for the 2041 Notes. The payment of the principal of, and interest on, the 2041 Notes, including amounts payable on any redemption or required repurchase, will be effectively subordinated to any existing or future secured indebtedness of any of our subsidiary guarantors. The guarantees of the 2041 Notes by the subsidiary guarantors will rank junior to the guarantees of the Credit Facility (or any future credit facility the amount of which is not limited) by such subsidiaries and, in the case of American Medical Systems, Inc., to the payment obligations of such subsidiary under the Credit Facility as borrower. Each subsidiary guarantee will rank equally in right of payment with all senior subordinated debt of each subsidiary guarantor. The 2041 Notes are also structurally subordinated to any debt or other liabilities of our subsidiaries that do not guarantee the 2041 Notes, including all of our current foreign subsidiaries. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of holders of the 2041 Notes to share in those assets, would be subordinate to the claims of the creditors of our subsidiary guarantors that are effectively senior to the 2041 Notes, and structurally subordinate to all claims of the creditors of our non-guarantor subsidiaries. In addition, if a guarantee of the 2041 Notes by a subsidiary guarantor were held to be unenforceable or to constitute a fraudulent conveyance or fraudulent transfer under applicable law, such guarantee may be invalidated and the 2041 Notes would then be subordinated to all creditors’ claims of such guarantor.

The indenture governing the 2041 Notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities. As of July 4, 2009, our aggregate principal amount of indebtedness was $511.7 million, of which an aggregate of $199.7 million was our senior debt (as defined herein) under the Credit Facility and an aggregate of $312.0 million was our senior subordinated indebtedness. Our non-guarantor subsidiaries had total indebtedness and other liabilities, including trade payables but excluding inter-company liabilities and liabilities not required to be reflected as a liability on a balance sheet in accordance with GAAP, of approximately $84 million. From time to time we and our subsidiaries may incur additional indebtedness, including indebtedness that is effectively or structurally senior to the 2041 Notes, which could adversely affect our ability to pay our obligations under the 2041 Notes.

Our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

We are a holding company. Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due under the 2041 Notes except with respect to the guarantees to be entered into by the subsidiary guarantors of the 2041 Notes. Our ability to service our debt, including the 2041 Notes, and the ability of the subsidiary guarantors to meet their respective obligations under the guarantees, depends in part on the results of operations of our non-guarantor subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the 2041 Notes. These subsidiaries had net sales of $113.1 million, representing approximately 22.5% of our consolidated net sales of $501.6 million for fiscal 2008. Dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. The Credit Facility also prohibits us and our subsidiaries from making payments of dividends and other distributions, except that we may make limited payments that are in compliance with all of the facility’s covenants and when no default or event of default exists under the facility.

We may not be able to finance future needs or adapt our business plan to changes because of restrictions placed on us by the Credit Facility and future instruments governing our debt.

The Credit Facility contains various covenants that limit our ability, and that of our subsidiaries, to, among other things:

•	incur additional debt, including guarantees by us or our subsidiaries;

•

make investments, pay dividends on our capital stock, redeem or repurchase our capital stock, redeem, repurchase or pay conversion obligations with respect to 2036 Notes and 2041 Notes or other subordinated obligations;

•	create specified liens;

•	make capital expenditures;

•	sell assets;

•	make acquisitions;

•	create or permit restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

Our ability to comply with covenants contained in the Credit Facility and any future agreements governing other debt to which we are or may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The Credit Facility requires us to comply with limits on key ratios including, without limitation, our total leverage ratio, senior leverage ratio, interest coverage ratio and fixed charge coverage ratio. Additionally, the Credit Facility contains numerous affirmative covenants, including covenants regarding payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Additional debt we incur in the future may subject us to further covenants.

Our failure to comply with these covenants could result in a default under the agreements governing the relevant debt. In addition, if any such default is not cured or waived, the default could result in an acceleration of debt under our other debt instruments that contain cross-acceleration or cross-default provisions, which could require us to repay or repurchase debt, together with accrued interest, prior to the date it otherwise is due and that could adversely affect our financial condition. If a default occurs under the Credit Facility, the lenders could cause all of the outstanding debt obligations under the Credit Facility to become due and payable, which would result in a default under the 2036 Notes and the 2041 Notes and could lead to an acceleration of obligations related to the 2036 Notes and the 2041 Notes. Upon a default or cross-default, the collateral agent, at the direction of some or all of the lenders under the Credit Facility, could proceed against the collateral. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

Recent developments in the convertible debt markets may adversely affect the market value of the 2041 Notes.

Governmental actions that interfere with the ability of convertible debt investors to effect short sales of the underlying common stock could significantly affect the market value of the 2041 Notes. Such government actions would make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of any company whose common stock or common shares are subject to such actions. The convertible debt markets recently experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired on October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule) and other regulatory organizations may do the same. On April 8, 2009, the SEC voted unanimously to seek public comment on whether short sale price restrictions or circuit breaker restrictions should be imposed. The SEC voted to propose two approaches to restrictions on short selling. One approach would apply on a market wide and permanent basis, including adoption of a new uptick rule, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other limitations, bans on short selling in a particular security during a day if there is a severe decline in price in that security. If such limitations are instituted by the SEC or any other regulatory agencies, the market value of the 2041 Notes could be adversely affected.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the 2041 Notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the 2041 Notes. The price of our common stock could also be affected by possible sales of our common stock by investors who adjust their hedge positions in connection with exchanging their 2036 Notes for the 2041 Notes. This trading activity could, in turn, affect the trading prices of the 2041 Notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The indenture will provide that we shall not, directly or indirectly, incur, or suffer to exist, any indebtedness that by its terms expressly rank senior in right of payment to the 2041 Notes and subordinate in right of payment to any senior debt; however, it will not limit our ability to incur additional indebtedness, including additional senior or secured indebtedness. The Credit Facility restricts our ability to incur additional indebtedness, including secured indebtedness, but in the event that the facility matures or is repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

We may not have the ability to raise the funds necessary to settle conversions of the 2041 Notes or to repurchase the 2041 Notes when required, and our current debt contains and our future debt may contain limitations on our ability to pay cash due upon conversion or repurchase of the 2041 Notes.

Holders of the 2041 Notes will have the right to require us to repurchase the 2041 Notes on September 15, 2016, or upon the occurrence of a fundamental change at 100% of their principal amount, plus accrued and unpaid interest (including contingent and additional interest), if any, as described under “Description of the 2041 Notes—Fundamental change permits holders to require us to repurchase notes.” In addition, upon conversion of the 2041 Notes, we will be required to make cash payments of up to $1,000 for each $1,000 in principal amount of 2041 Notes converted as described in under “Description of the 2041 Notes—Settlement upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of 2041 Notes surrendered therefor or 2041 Notes being converted.

In addition, our Credit Facility prohibits us from making any cash payments on the conversion of the 2041 Notes if a default or an event of default exists under that facility or if, after giving effect to such conversion (and any additional indebtedness incurred in connection with such conversion), a default or an event of default thereunder would result from such conversion and under certain other circumstances provided for in the Credit Facility. See “Description of other indebtedness—Senior secured credit facility.” If you tender 2041 Notes for conversion at a time when we are prohibited from paying amounts due upon conversion in cash, in certain circumstances described under “Description of the 2041 Notes—Conversion rights,” the conversion date with respect to the conversion of your notes will not occur and you will be prohibited from converting such notes. Our failure to convert your notes or to pay any amounts due upon conversion in such circumstances will not constitute a default or event of default under the indenture governing the 2041 Notes. In such circumstances, we will agree, however, to use reasonable efforts to permit such conversions, which efforts may include, without limitation, seeking to obtain the consent from our lenders under the Credit Facility, attempting to refinance the debt and the issuance and sale of additional equity securities. If despite our reasonable efforts conversions continue to be prohibited, we will promptly inform such converting holder and return such holder’s notes and the related notice of conversion will be deemed to be revoked to the extent of such returned notes.

We cannot assure you that the lenders under the Credit Facility will consent to the conversion of the 2041 Notes after we seek their consent. In addition, there can be no assurance that our efforts to refinance the Credit Facility and take such other actions as may be required to permit conversions will be sufficient.

Our ability to repurchase the 2041 Notes or to pay cash upon conversion of the 2041 Notes may be limited by law, by regulatory authority or by agreements governing our current and future indebtedness. Our failure to repurchase 2041 Notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the 2041 Notes as required by the indenture would constitute a default under the indenture, except under certain circumstances described under “Description of the 2041 Notes—Conversion rights” when it would not constitute a default, whether or not such failure is due to restrictions under the Credit Facility. A default under the indenture or the occurrence of a fundamental change would also lead to a default under the Credit Facility or agreements governing future indebtedness. As a result, because our Credit Facility is defined as our Senior Debt, we would not be permitted to pay amounts due on the 2041 Notes under the subordination provisions of the indenture until all amounts due with respect to the Senior Debt are paid in full. See “Description of the 2041 Notes—Subordination.” If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the 2041 Notes or make cash payments upon conversions thereof.

The conditional conversion features of the 2041 Notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the 2041 Notes are triggered, holders of 2041 Notes will be entitled to convert the 2041 Notes at any time during specified periods at their option. See “Description of the 2041 Notes—Conversion rights.” If one or more holders elect to convert their 2041 Notes, we would be required to settle any converted principal through the payment of cash, which could adversely affect our liquidity, unless we are prohibited from settling such conversions under the terms of our Credit Facility. See “—We may not have the ability to raise the funds necessary to settle conversions of the 2041 Notes or to repurchase the 2041 Notes when required, and our current debt contains and our future debt may contain limitations on our ability to pay cash due upon conversion or repurchase of the 2041 Notes” above. In addition, even if holders do not elect to convert their 2041 Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the 2041 Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the 2041 Notes.

In the future, we may sell additional common stock to raise capital. In addition, a substantial number of our shares of common stock are reserved for issuance upon the exercise of stock options and upon conversion of the 2036 Notes and 2041 Notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the 2041 Notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of 2041 Notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes our common stock.

Holders of 2041 Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the last trading day of the observation period, but, to the extent our conversion obligation includes our common stock, holders of 2041 Notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the last trading day of the relevant observation period, then, to the extent our conversion obligation includes shares of our common stock, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the 2041 Notes could result in your receiving less than the value of our common stock into which the 2041 Notes would otherwise be convertible.

Except during the 60 calendar days prior to the business day immediately preceding September 15, 2016 and September 15, 2041 you may convert your 2041 Notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your 2041 Notes, and you may not be able to receive the value of the cash and shares of common stock, if any, into which the 2041 Notes would otherwise be convertible.

Upon conversion of the 2041 Notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the 2041 Notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders 2041 Notes for conversion until the date we settle our conversion obligation.

Under the 2041 Notes, the amount of consideration that you will receive upon conversion of your 2041 Notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 20 trading day observation period. As described under “Description of the 2041 notes—Settlement upon conversion,” the “observation period” means (i) if the relevant conversion date occurs on or after the date of issuance of a notice of redemption as described under “Description of the 2041 Notes—Optional redemption,” but prior to the relevant redemption date, the 20 consecutive trading days beginning on and including the third scheduled trading day after such redemption date, (ii) if the relevant conversion date occurs during the 60 calendar days prior to the close of business on the business day immediately preceding September 15, 2016 or September 15, 2041, the 20 consecutive trading days beginning on and including the third scheduled trading day after September 15, 2016 or September 15, 2041, as applicable, and (iii) in all other instances, the 20 consecutive trading days beginning on and including the third scheduled trading day after the relevant conversion date.

Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

The 2041 Notes are not protected by restrictive covenants.

The indenture governing the 2041 Notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or purchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the 2041 Notes in the event of a fundamental change involving us except to the extent described under “Description of the 2041 Notes—Fundamental Change Permits Holders to Require Us to Repurchase 2041 Notes,” “Description of the 2041 notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” and “Description of the 2041 notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for 2041 Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your 2041 Notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of common stock for 2041 Notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed paid) per share of common stock in such transaction, as described below under “Description of the 2041 Notes—Conversion rights—Adjustment to shares delivered upon a conversion upon a make-whole fundamental change.” The adjustment to the conversion rate for 2041 Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your 2041 Notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $100.00 per share or less than $14.83 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the total number of additional shares of common stock issuable upon conversion as a result of this adjustment exceed 15.8991 per $1,000 principal amount of 2041 Notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the 2041 Notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the 2041 Notes may not be adjusted for all dilutive events.

The conversion rate of the 2041 Notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the 2041 Notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the 2041 Notes or our common stock unless such third-party offer constitutes a make-whole fundamental change. An event that adversely affects the value of the 2041 Notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the 2041 Notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your 2041 Notes. However, the fundamental change provisions will not afford protection to holders of 2041 Notes in the event of other transactions that could adversely affect the 2041 Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the 2041 Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the 2041 Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of 2041 Notes.

We cannot assure you that an active trading market will develop for the 2041 Notes.

Prior to this offering, there has been no trading market for the 2041 Notes, and we do not intend to apply for listing of the 2041 Notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the Sole Lead Dealer Manager that it intends to make a market in the 2041 Notes after the exchange offer is completed. However, the Sole Lead Dealer Manager may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the 2041 Notes, and the market price quoted for the 2041 Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the 2041 Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the 2041 Notes may be adversely affected. In that case you may not be able to sell your 2041 Notes at a particular time or you may not be able to sell your 2041 Notes at a favorable price.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the 2041 Notes even though you do not receive a corresponding cash distribution.

The conversion rate of the 2041 Notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to United States federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the 2041 Notes, under some circumstances, we will increase the conversion rate for 2041 Notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to United States federal income tax as a dividend. Any deemed dividend may be subject to United States federal withholding or backup withholding tax, which may be set off against subsequent payments of cash and common stock on the 2041 Notes. See “United States federal income tax consequences.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees of the notes. In such event, holders of the 2041 Notes would be structurally subordinated to creditors of the issuer of the voided guarantee.

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims under the guarantees to the guarantor’s other debt or take other action detrimental to holders of the guarantees of notes. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees made by the subsidiary guarantors of the 2041 Notes could be voided or subordinated to other debt if, among other things:

•	any subsidiary guarantor issued the guarantee to delay, hinder or defraud present or future creditors;

•

any subsidiary guarantor received less than reasonably equivalent value or fair consideration for issuing such subsidiary guarantee and, at the time it issued its subsidiary guarantee, any subsidiary guarantor;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such guarantor’s remaining unencumbered assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if, at the time it incurred the debt,

•	the sum of its debts is greater than the fair value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required in order to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay or is generally not paying its debts as they become due.

There is no way to predict with certainty what standards a court would apply to determine whether a guarantor was solvent at the relevant time. It is possible that a court could view the issuance of guarantees as a fraudulent conveyance. To the extent that a subsidiary guarantee were to be voided as a fraudulent conveyance or were to be held unenforceable for any other reason, holders of the 2041 Notes would cease to have any claim in respect of such subsidiary guarantor and would be creditors solely of ours and of the subsidiary guarantors whose guarantees had not been avoided or held unenforceable. In this event, the claims of the holders of the 2041 Notes against the issuer of an invalid guarantee would be subject to the prior payment in full of all other liabilities of the guarantor thereunder. After providing for all prior claims, there may not be sufficient assets to satisfy the claims of the holders of the notes relating to the voided guarantees.

The guarantees may be released under certain circumstances upon resale, exchange or transfer by us of the stock of the related guarantor or all or substantially all of the assets of the guarantor to a non-affiliate.

Risks related to our common stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The closing market price for our common stock has varied between a high of $18.20 per share and a low of $8.25 per share in the twelve month period ended July 4, 2009. This volatility may affect the price at which you could sell the common stock, if any, you receive upon conversion of your 2041 Notes, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risk factors” in this prospectus, as well as:

•	the announcement of new products, acquisitions, commercial relationships, or service enhancements by us or our competitors;

•	quarterly variations in our or our competitors’ operating results;

•	changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earning estimates;

•	general economic and market conditions and other factors unrelated to our operating performance or the operating performance of our competitors; and

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of July 4, 2009, we had outstanding approximately 74.2 million shares of common stock and options to purchase approximately 7.5 million shares of common stock (of which approximately 4.5 million were exercisable as of that date). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Selected historical financial data

The table below sets forth certain of our historical consolidated financial data as of and for each of the periods indicated. We have a 52-or 53-week fiscal year ending on the Saturday nearest December 31. Accordingly, fiscal years 2008, 2007, 2006, 2005 and 2004 ended on January 3, 2009, December 29, 2007, December 30, 2006, December 31, 2005 and January 1, 2005, respectively. The financial information for fiscal years 2008, 2007 and 2006 and as of December 29, 2007 and January 3, 2009, is derived from our audited consolidated financial statements which are incorporated by reference into this prospectus from our Current Report on Form 8-K filed on August 4, 2009. The financial information for fiscal years 2005 and 2004, and as of December 31, 2005 and January 1, 2005 is derived from our audited consolidated financial statements which are not incorporated by reference in this prospectus. The consolidated historical financial information as of and for the six-month periods ended June 28, 2008 and July 4, 2009 is derived from our unaudited condensed consolidated financial statements, which are incorporated by reference into this prospectus. In our opinion, such unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial data for such periods. The results for the six months ended July 4, 2009 are not necessarily indicative of the results to be achieved for the fiscal year ending January 2, 2010 or for any other future period.

The data below should be read in conjunction with “Capitalization” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, in the documents incorporated by reference in this prospectus.

	Year ended					Six months ended
	2008	2007	2006	2005	2004	June 28, 2008	July 4, 2009

						(Unaudited)
	(Dollars in thousands, except share data and ratios)

Statement of Operations Data
Net sales	$501,641	$463,928	$358,318	$262,591	$208,772	$250,159	$250,026
Cost of sales	111,097	105,592	68,872	46,111	38,331	58,175	44,950

Gross profit	390,544	358,336	289,446	216,480	170,441	191,984	205,076

Operating expenses
Marketing and selling	175,670	169,495	123,204	92,001	72,910	91,382	86,201
Research and development	46,247	43,315	33,877	20,966	15,786	22,666	25,977
In-process research and development(1)	7,500	7,500	94,035	9,220	35,000	—	—
General and administrative	39,281	43,070	34,471	21,713	21,617	20,707	22,439
Integration costs(2)	—	1,103	1,712	—	—	—	—
Litigation settlement(3)	—	14,303	—	—	—	—	—
Amortization of intangibles(4)	34,465	18,264	12,393	7,884	5,708	8,647	6,666

Total operating expenses	303,163	297,050	299,638	151,784	151,021	143,402	141,283

Operating income (expense)	87,381	61,286	(10,192)	64,696	19,420	45,582	63,793

Other (expense) income
Royalty and other	2,279	8,099	1,984	500	2,249	4,761	3,083
Interest income	747	1,153	2,754	1,246	517	352	146
Interest expense(5)	(27,398)	(37,760)	(18,395)	(217)	(783)	(14,876)	(10,376)
Amortization of financing costs(6)	(18,482)	(16,145)	(14,434)	—	—	(9,041)	(7,955)
Gain on extinguishment of debt(7)	5,631	—	—	—	—	—	4,562
Investment impairment(8)	—	—	—	—	(4,500)	—	—

Total other (expense) income	(37,223)	(44,653)	(28,091)	1,529	(2,517)	(18,804)	(10,540)

Income (loss) from continuing operations before income taxes	50,158	16,633	(38,283)	66,225	16,903	29,778	53,253
Provision for income taxes (9)	19,323	11,888	9,469	26,950	20,023	11,873	19,308

Net income (loss) from continuing operations	30,835	4,745	(47,752)	39,275	(3,120)	17,905	33,945
Loss from discontinued operations, net of tax benefit of $0.4 million and $2.7 million for 2007 and 2006, respectively(10)	—	(691)	(5,435)	—	—	—	—

Net income (loss)	$30,835	$4,054	$(53,187)	$39,275	$(3,120)	$17,905	$33,945

Net income (loss) per share
Basic net income (loss) from continuing operations	$0.42	$0.07	$(0.68)	$0.57	$(0.05)	$0.25	$0.46
Discontinued operations, net of tax	—	(0.01)	(0.08)	—	—	—	—

Basic net income (loss)	$0.42	$0.06	$(0.76)	$0.57	$(0.05)	$0.25	$0.46

Diluted net income (loss) from continuing operations	$0.42	$0.06	$(0.68)	$0.55	$(0.05)	$0.24	$0.46
Discontinued operations, net of tax	—	(0.01)	(0.08)	—	—	—	—

Diluted net income (loss)	$0.42	$0.06	$(0.76)	$0.55	$(0.05)	$0.24	$0.46

Balance Sheet Data
Cash, cash equivalents, and short-term investments	$42,965	$35,181	$29,541	$46,390	$51,168	$42,376	$49,331
Working capital	130,999	143,298	135,635	69,533	79,575	153,149	133,184
Total assets	1,044,097	1,115,868	1,126,620	359,326	300,550	1,092,141	1,039,717
Long-term liabilities	553,705	650,410	678,897	3,072	3,126	619,429	512,165
Stockholders’ equity	427,482	383,371	345,189	302,879	249,172	413,442	467,741

(1)	In 2008 and 2007, we recognized $7.5 million each year for in-process research and development charges related to the payments for achieving certain milestones related to our BioControl acquisition. In 2006, we recognized $25.6 million, $2.1 million, $62.1 million and $4.3 million, respectively, for in-process research and development charges related to the acquisitions of BioControl, Solarant, Laserscope and Ovion. In 2005 and 2004, we recognized in-process research and development charges of $9.2 million and $35.0 million, respectively, related to the acquisitions of Ovion and TherMatrx.

(2)	In 2007 and 2006, we recorded $1.1 million and $1.7 million, respectively, of integration costs associated with the 2006 Laserscope acquisition, primarily related to travel, legal, consulting and retention bonuses.

(3)	During 2007, we recorded a charge of $14.3 million for litigation settlements, primarily for the arbitration award to the former shareholders of CryoGen, Inc. (CryoGen) concerning an earnout payment related to our 2002 acquisition of CryoGen.

(4)	In 2008, we recorded additional amortization expense of $17.1 million for the acceleration of amortization to adjust the carrying value of certain intangible assets to their current fair values

(5)	During 2008, 2007, 2006, the six months ended June 28, 2008 and the six months ended July 4, 2009, interest expense included interest incurred on $373.8 million principal amount of 2036 Notes we issued on June 27, 2006. Average borrowings under the 2036 Notes were $371.1 million during 2008, 373.8 million during 2007, 2006 and the six months ended June 28, 2008, and $322.0 million during the six months ended July 4, 2009. Interest expense also included interest incurred on our Credit Facility entered into on July 20, 2006. Our average borrowings under the Credit Facility were approximately $281.7 million during 2008, $332.3 million during 2007, $366.0 million from inception through December 30, 2006, 298.7 million during the six months ended June 28, 2008, and $221.1 million during the six months ended July 4, 2009. We also incurred interest expense related to short-term borrowing activity during 2006.

(6)	Amortization of financing costs relates to the deferred financing costs and debt discount for our 2036 Notes and our Credit Facility. Charges during 2006 also include a $7.0 million commitment fee for a bridge loan of up to $180 million in preparation for the acquisition of Laserscope. We did not use this financing for the Laserscope acquisition.

(7)	During the fourth quarter of 2008, we recognized a $5.6 million gain on extinguishment of $34.5 million of 2036 Notes. During the first quarter of 2009, we recognized a $4.6 million gain on extinguishment of $27.3 million of 2036 Notes.

(8)	During the fourth quarter of 2004, we recognized an investment impairment loss of $4.5 million related to our investment in InjecTx, when we determined that the likelihood of commercialization of the product had diminished dramatically.

(9)	In 2007, we experienced adverse tax effects from the $14.3 million of litigation settlement charges primarily resulting from the resolution of the CryoGen arbitration. Partially offsetting this unfavorable impact was the favorable settlement of a tax audit for $0.9 million, which allowed us to release a reserve for uncertain tax benefits. The in-process research and development charges described above for 2004 through 2006, as well as the investment impairment charge in 2004, have no related tax benefit, except for BioControl. In 2006, we received a $2.4 million tax refund associated with the favorable agreement reached with the IRS involving the review of our 2001 and 2002 federal income tax returns.

(10)	In conjunction with our acquisition of Laserscope in the third quarter of 2006, we committed to a plan to divest Laserscope’s aesthetics business. On January 16, 2007, we sold the aesthetics business to Iridex Corporation. The financial results of the aesthetics business have been reported as discontinued operations beginning from the date of acquisition of July 20, 2006 through the date of sale of January 16, 2007. The income tax benefit from the loss from discontinued operations was $0.4 million and $2.7 million in 2007 and 2006, respectively.

Use of proceeds

We will not receive any proceeds from the exchange of the 2041 Notes for the 2036 Notes pursuant to the Exchange Offer.

Ratio of earnings to fixed charges

The following table sets forth information with respect to our consolidated ratios of earnings to fixed charges for the periods indicated:

	Quarter period ended		Fiscal year ended
	July 4, 2009	June 28, 2008	Jan. 3, 2009	Dec. 29, 2007	Dec. 30, 2006		Dec. 31, 2005	Jan. 1, 2005

Ratio of Earnings to Fixed Charges	3.9x	3.8x	2.1x	1.3x	(a	)	140.1x	17.5x

(a)	Due to the registrant’s loss in 2006, the ratio coverage was less than 1:1. The registrant would have needed to generate additional earnings of $38.3 million to achieve a coverage of 1:1 in 2006.

For purposes of computing this ratio, “earnings” consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees; fixed charges; amortization of capitalized interest; distributed income of equity investees; and the registrant’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less interest capitalized; preference security dividend requirements of consolidated subsidiaries; and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued a new Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) that became effective for fiscal years beginning after December 15, 2008 that impacts the accounting for the components of convertible debt that can be settled wholly or partly in cash upon conversion. The new requirements are to be applied retrospectively to previously issued convertible debt instruments, and thus the ratio of earnings to fixed charges shown above are calculated using financial statement amounts accounted for under the new requirements. Please see our Form 8-K dated August 4, 2009 for more information on the adoption of FSP APB 14-1.

Capitalization

The following table shows our consolidated historical cash and cash equivalents, short-term investments and our capitalization as of July 4, 2009 and as adjusted to give effect to the consummation of the Exchange Offer. For purposes of the “as adjusted” information in the following table, we have assumed $250,000,000 aggregate principal amount of 2036 Notes is exchanged in the Exchange Offer for an equal aggregate principal amount of 2041 Notes. We cannot assure you that such amounts of securities will be exchanged. The table below reflects the impact of FSP APB14-1. The “as adjusted” information is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, would have been had the Exchange Offer been completed as of July 4, 2009 or to project our financial position for any future date. The “as adjusted” information is based on our best current assumptions and those assumptions could change.

This table should be read in conjunction with “Selected historical financial data” and with our consolidated financial statements, which are incorporated by reference in this prospectus.

	As of July 4, 2009
	Actual	As adjusted

	(Unaudited)
	(Dollars in millions)

Cash and cash equivalents	$29.6	$21.5

Short term investments	19.7	19.7

Long term liabilities
Senior secured credit facility	194.6	194.6
3.25% Convertible senior subordinated notes, due 2036, net of discount of $64.5 and $12.3, respectively	247.5	49.7
3.75% Convertible senior subordinated notes, due 2041, net of discount of $96.6	—	153.4

Total long term liabilities	$442.1	$397.7

Stockholders’ equity:
Common stock, par value $.01 per share; authorized 200,000,000 shares; issued and outstanding: 74,160,172 shares at July 4, 2009, actual and as adjusted*	$0.7	$0.7
Additional paid-in capital	375.2	389.5
Accumulated other comprehensive income	3.9	3.9
Retained earnings	87.9	95.0

Total stockholders’ equity	467.7	489.1

Total capitalization	$909.8	$886.8

*	Does not reflect shares issuable upon exercise of outstanding options or upon conversion of 2036 Notes or 2041 Notes.

The Exchange Offer

Purpose of the Exchange Offer

Holders of 2036 Notes may require us to repurchase all or a portion of their 2036 Notes on certain future dates, the first of which will occur on July 1, 2013. The purpose of the Exchange Offer is to provide us with improved financial flexibility by allowing us to exchange a portion of the 2036 Notes with the 2041 Notes. The 2041 Notes would only permit holders to require us to repurchase all or a portion of the Notes on September 15, 2016. The 2041 Notes also extend the maturity of the debt out to 2041.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange up to $250,000,000 maximum aggregate principal amount of our new 2041 Notes for an equal aggregate principal amount of our 2036 Notes. In the event that more than $250,000,000 aggregate principal amount of the 2036 Notes is validly tendered and not validly withdrawn, such notes will be subject to proration as described in “The Exchange Offer—Maximum exchange amount; proration.” We will also pay in cash accrued and unpaid interest on 2036 Notes accepted for exchange from the last applicable interest payment date to, but excluding, the Settlement Date. Subject to the satisfaction or waiver of all conditions to the Exchange Offer and the terms of the Exchange Offer described in this prospectus, 2036 Notes that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the Exchange Offer. The 2041 Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000.

The Exchange Offer is subject to the conditions discussed under “—Conditions to the Exchange Offer,” including, among other things, that the registration statement of which this prospectus forms a part is declared effective and is not subject to a stop order or any proceedings for that purpose. The Exchange Offer is also conditioned on (i) at least $100,000,000 aggregate principal amount of 2036 Notes being validly tendered and not validly withdrawn, (ii) the last reported sale price of our common stock on The NASDAQ Global Select Market not exceeding $17.64 per share on the Expiration Date and (iii) the satisfaction of certain other customary conditions. We may waive, in accordance with applicable law, any of the conditions to the Exchange Offer other than the condition that the registration statement of which this prospectus forms a part be declared effective by the Commission. See “—Conditions to the Exchange Offer.” We will not be required to accept for exchange any outstanding 2036 Notes tendered and may terminate this Exchange Offer if any condition of this Exchange Offer as described under “—Conditions to the Exchange Offer” remains unsatisfied.

The Exchange Offer will expire at midnight, New York City time, on September 11, 2009, unless extended or earlier terminated by us. You may withdraw your tendered 2036 Notes at any time prior to the Expiration Date. You must validly tender your 2036 Notes for exchange in the Exchange Offer on or prior to the Expiration Date to be eligible to receive the Exchange Offer consideration.

Assuming that we have not previously elected to terminate the Exchange Offer, 2036 Notes validly tendered in accordance with the procedures set forth in this prospectus and the related letter of transmittal on or prior to midnight, New York City time, on the Expiration Date, will, upon the terms and subject to the conditions of the Exchange Offer (including the proration provisions), be accepted for exchange and payment by us of the exchange consideration, and payments will be made therefor on the Settlement Date, which will be promptly after the Expiration Date.

This prospectus and the related letter of transmittal are being sent to all registered holders of 2036 Notes. There will be no fixed record date for determining registered holders of 2036 Notes entitled to participate in the Exchange Offer.

Any 2036 Notes that are accepted for exchange in the Exchange Offer will be cancelled and retired. Any 2036 Notes tendered but not accepted because they were not validly tendered or were validly withdrawn shall remain outstanding upon completion of the Exchange Offer. If any tendered 2036 Notes are not accepted for exchange and payment because of proration, an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, they will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date. Any 2036 Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the applicable governing indenture. Holders of 2036 Notes do not have any appraisal or dissenters’ rights under the applicable governing indenture or otherwise in connection with the Exchange Offer.

If your 2036 Notes are held through a broker or other nominee who tenders the 2036 Notes on your behalf (other than those tendered through either Dealer Manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. In addition, holders who tender 2036 Notes in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of 2036 Notes, subject to the instructions in the related letter of transmission. We will pay all charges and expenses in connection with the Exchange Offer, other than applicable taxes as described below in “—Transfer taxes.” It is important that you read “—Fees and expenses” below for more details regarding fees and expenses incurred in the Exchange Offer.

We shall be deemed to have accepted for exchange 2036 Notes validly tendered and not validly withdrawn when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of 2036 Notes who tender their 2036 Notes in the Exchange Offer for the purposes of receiving the Exchange Offer consideration from us and delivering the Exchange Offer consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any 2036 Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

We will not accept any tender that would result in the issuance of less than $1,000 principal amount of 2041 Notes. We will also pay in cash accrued and unpaid interest on 2036 Notes accepted for exchange from the last applicable interest payment date to, but excluding, the Settlement Date.

Maximum exchange amount; proration

The maximum aggregate principal amount of 2036 Notes that we will accept for tender in the Exchange Offer is $250,000,000. In the event that more than $250,000,000 aggregate principal amount of the 2036 Notes is validly tendered and not validly withdrawn, such notes will be subject to proration. Proration for each holder validly tendering 2036 Notes will be based on the ratio of the aggregate principal amount of 2036 Notes validly tendered by the holder to the total aggregate principal amount of 2036 Notes validly tendered by all holders. The ratio for each tendering holder will be applied to determine the total principal amount of 2036 Notes that will be purchased from such holder pursuant to the offer. If proration of tendered 2036 Notes is required, we will determine the final proration factor promptly after the Expiration Date of the offer but may not be able to announce any proration until at least three NASDAQ Global Select Market trading days after the Expiration Date to the extent that 2036 Notes are tendered by guaranteed delivery.

The preliminary results of any proration will be announced by press release promptly after the expiration date. Holders may obtain preliminary proration information from the information agent, and may be able to obtain this information from their brokers. In the event of proration, we anticipate that we will commence exchange of the tendered 2036 Notes promptly after the Expiration Date, but no later than five business days after the Expiration Date.

Resale of 2041 Notes received pursuant to the Exchange Offer

Any 2041 Notes received pursuant to this Exchange Offer generally may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

Consequences of failure to participate in the Exchange Offer

Any 2036 Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the applicable governing indenture.

There is currently a limited trading market for the 2036 Notes. To the extent that 2036 Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for the remaining 2036 Notes will be even more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged 2036 Notes may be adversely affected. The reduced float may also make the trading prices of the remaining 2036 Notes more volatile.

Holders of 2036 Notes may require us to repurchase all or a portion of their 2036 Notes on July 1, 2013, July 1, 2016, July 1, 2021, July 1, 2026, and July 1, 2031 for cash at a repurchase price equal to 100% of the principal amount of the 2036 Notes, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date. Holders of the 2041 Notes may require us to repurchase all or a portion of their 2041 Notes on September 15, 2016 only.

On or after July 6, 2011, the 2036 Notes will be subject to optional redemption in full by us. As a result, holders who do not exchange all of their 2036 Notes in the Exchange Offer and who do not convert their 2036 Notes pursuant to their respective terms on or prior to the date we are entitled to redeem the 2036 Notes may lose the ability to receive the applicable conversion consideration upon conversion of their 2036 Notes. In addition, following completion of the Exchange Offer, we may repurchase additional 2036 Notes that remain outstanding after the Exchange Offer in the open market, in privately negotiated transactions, additional exchange offers, or otherwise. Future purchases of 2036 Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any 2036 Notes, other than pursuant to the Exchange Offer, until 10 business days after the Expiration Date of the Exchange Offer. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Expiration Date; extension; termination; amendment

The Exchange Offer will expire at midnight, New York City time, on September 11, 2009 (which is the end of the day on September 11, 2009), unless we have extended the period of time that the Exchange Offer is open. The Exchange Offer will be open for at least 20 business days as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any 2036 Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all 2036 Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

•

terminate or amend the Exchange Offer and not to accept for exchange any 2036 Notes not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of 2036 Notes sought or the Exchange Offer consideration, including the applicable exchange ratio, or we make any changes to the offered 2041 Notes, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Procedures for tendering 2036 Notes

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the Exchange Offer. A holder need not submit a letter of transmittal if the holder tenders 2036 Notes in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”). To tender 2036 Notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the Exchange Agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of 2036 Notes may tender 2036 Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must:

(1)	either:

•

properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the Exchange Agent on or prior to the Expiration Date; or

•

instruct DTC to transmit on behalf of the holder a computer-generated message to the Exchange Agent in which the holder of the 2036 Notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer-generated message shall be received by the Exchange Agent on or prior to midnight, New York City time, on the Expiration Date, according to the procedure for book-entry transfer described below; and

(2)	deliver to the Exchange Agent on or prior to the Expiration Date confirmation of book-entry transfer of your 2036 Notes into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described below.

Alternatively, if a holder wishes to tender its 2036 Notes for exchange in the Exchange Offer and the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, the holder must tender its 2036 Notes according to the guaranteed delivery procedures set forth under “—Guaranteed delivery procedures.”

To be tendered effectively, the Exchange Agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth on the back cover of this prospectus on or prior to the Expiration Date, or, in the case of guaranteed delivery, no later than three NASDAQ Global Select Market trading days after the Expiration Date. To receive confirmation of valid tender of 2036 Notes, a holder should contact the Exchange Agent at its telephone number listed on the back cover of this prospectus.

The tender of 2036 Notes by a holder that is not validly withdrawn prior to expiration of the Exchange Offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

If the related letter of transmittal or any other required documents are physically delivered to the Exchange Agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before expiration of the Exchange Offer. Holders should not send letters of transmittal to us, the Dealer Managers or the Information Agent. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose 2036 Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender 2036 Notes on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the 2036 Notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution in certain circumstances. As used in this prospectus, “eligible institution” means a bank, broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer, government securities broker, credit union, national securities exchange, registered securities association, clearing agency or savings association. The signature need not be guaranteed by an eligible institution if the 2036 Notes are tendered:

•	by a registered holder who has not completed either of the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal, of tendered 2036 Notes. Our determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any 2036 Notes not validly tendered or any 2036 Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular 2036 Notes. A waiver of any defect or irregularity with respect to the tender of one tendered security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other tendered securities except to the extent we may otherwise so provide. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction.

Unless waived, any defects or irregularities in connection with tenders of 2036 Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of 2036 Notes, none of us, our Board of Directors, the Dealer Managers, the Information Agent, the Exchange Agent or any other person will incur any liability for failure to give notification. Tenders of 2036 Notes will not be deemed made until those defects or irregularities have been cured or waived. Any 2036 Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the Expiration Date.

In all cases, we will accept 2036 Notes for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives:

•	a timely book-entry confirmation that 2036 Notes have been transferred into the Exchange Agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted computer-generated message to the Exchange Agent.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the 2036 Notes from the Information Agent at its offices listed on the back cover of this prospectus.

Book-entry transfer

The Exchange Agent has established accounts with respect to the 2036 Notes at DTC for purposes of the Exchange Offer.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender 2036 Notes.

Any participant in DTC may make book-entry delivery of 2036 Notes by causing DTC to transfer the 2036 Notes into the Exchange Agent’s applicable account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the 2036 Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of 2036 Notes into the Exchange Agent’s applicable account, and timely receipt by the Exchange Agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering 2036 Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, and that we may enforce that agreement against the participant.

Guaranteed delivery procedures

Holders who wish to tender their 2036 Notes and (i) who cannot comply with the procedures for book-entry transfer in a timely manner, or (ii) who cannot deliver a letter of transmittal, agent’s message (as defined above under “—Book-entry transfer”) or any other required documents to the Exchange Agent on or prior to the Expiration Date, may effect a tender if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a validly completed and duly executed notice of guaranteed delivery in the form we have provided is received by the Exchange Agent, as provided below, prior to the Expiration Date; and

•

the Exchange Agent receives, at its address set forth on the back cover of this prospectus and within the period of three NASDAQ Global Select Market trading days after the Expiration Date, a book-entry confirmation of the transfer of the 2036 Notes into the Exchange Agent’s account at DTC, and either:

•	a properly completed and duly executed letter of transmittal, which includes all signature guarantees required thereon and all other required documents or

•	a properly transmitted agent’s message.

A notice of guaranteed delivery must be delivered to the Exchange Agent by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

Withdrawal rights

You may withdraw your tender of 2036 Notes at any time on or prior to midnight, New York City time, on the Expiration Date. In addition, if not previously returned, you may withdraw 2036 Notes that you tender that are not accepted by us for exchange after expiration of 40 business days from August 14, 2009. For a withdrawal to be effective, the Exchange Agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the Expiration Date. A form of notice of withdrawal may be obtained from the Information Agent. Any notice of withdrawal must:

•	specify the name of the person that tendered the 2036 Notes to be withdrawn;

•	identify the 2036 Notes to be withdrawn, including the certificate number or numbers, if physical certificates were tendered, and principal amount of such 2036 Notes;

•	include a statement that the holder is withdrawing its election to have the 2036 Notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the 2036 Notes were tendered, or by the same entity previously delivering the related agent’s message, including any required signature guarantees, and, in the case of certificated securities, be accompanied by documents of transfer sufficient to have the trustee under the applicable indenture register the transfer of the 2036 Notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the 2036 Notes are to be registered, if different from that of the person that tendered the 2036 Notes.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn 2036 Notes or otherwise comply with DTC’s procedures, or, in the case of certificated securities, the name and address to which such withdrawn 2036 Notes are to be sent.

Any 2036 Notes validly withdrawn will not have been validly tendered for exchange for purposes of the Exchange Offer. Any 2036 Notes that have been tendered for exchange but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, or, in the case of certificated securities, if any, returned to the tendering holder, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn 2036 Notes may be re-tendered by following one of the procedures described under “—Procedures for tendering 2036 Notes” above at any time on or prior to the Expiration Date.

Acceptance of 2036 Notes for exchange; Delivery of Exchange Offer consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer and upon the terms and subject to the conditions of the Exchange Offer, we will promptly accept such 2036 Notes validly tendered that have not been validly withdrawn, subject any applicable proration. We will pay the Exchange Offer consideration in exchange for such 2036 Notes accepted for exchange promptly after the Expiration Date. For purposes of the Exchange Offer, we will be deemed to have accepted 2036 Notes for exchange when we give oral (promptly confirmed in writing) or written notice of acceptance to the Exchange Agent.

In all cases, we will pay the Exchange Offer consideration in exchange for 2036 Notes that are accepted for exchange pursuant to the Exchange Offer only after the Exchange Agent timely receives a book-entry confirmation of the transfer of the 2036 Notes into the Exchange Agent’s account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents, or a properly transmitted agent’s message.

We will deliver 2041 Notes in exchange for 2036 Notes accepted for exchange in the Exchange Offer and pay in cash accrued and unpaid interest on 2036 Notes accepted for exchange, promptly after the expiration of the Exchange Offer, by issuing the 2041 Notes and paying such accrued and unpaid interest on the Settlement Date to the Exchange Agent (or upon its instructions, to DTC), which will act as agent for you for the purpose of receiving the 2041 Notes and accrued and unpaid interest and transmitting the 2041 Notes and accrued and unpaid interest to you. Tendering holders of the 2036 Notes should indicate in the applicable box in the letter of transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP the name and address to which delivery of the 2041 Notes and payment of accrued and unpaid interest on the 2036 Notes accepted for exchange is to be sent, if different from the name and address of the person signing the letter of transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of 2036 Notes tendered under the Exchange Offer or the delivery of 2041 Notes in exchange for the 2036 Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the 2036 Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the Exchange Offer), or (2) terminate the Exchange Offer at any time.

You will not be obliged to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or us with respect to the Exchange Offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution (other than the Dealer Managers) such holder may be required to pay brokerage fees or commissions.

We will pay all transfer taxes applicable to the exchange and transfer of 2036 Notes pursuant to the Exchange Offer, except if the delivery of the 2041 Notes and payment of accrued and unpaid interest is being made to, or if 2036 Notes not tendered or not accepted for payment are registered in the name of, any person other than the holder of 2036 Notes tendered thereby or 2036 Notes are credited in the name of any person other than the person(s) signing the letter of transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

The Company will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the consideration for the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer to the contrary, the Exchange Offer is subject to the following conditions that we cannot waive: the registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC.

In addition, we will not be required to accept for exchange, or to pay the offer consideration in exchange for, any 2036 Notes and may terminate or amend the Exchange Offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the Exchange Agent, followed by a timely press release, at any time before accepting any of the 2036 Notes for exchange, if at least $100,000,000 aggregate principal amount of 2036 Notes shall not have been tendered and not withdrawn as of the Expiration Date or the last reported sale price of our common stock on The NASDAQ Global Select Market on the Expiration Date exceeds $17.64 per share, or in our reasonable judgment:

•

there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “—Purpose of the Exchange Offer”) of the Exchange Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality, or there shall have occurred any development, that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

• there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•

any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any 2036 Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offer, in whole or in part, except as to the requirements that the registration statement of which this prospectus forms a part shall have become effective and that the registration statement of which this prospectus forms a part not be subject to a stop order or any proceedings for that purpose, which conditions we cannot waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Exchange Offer must be satisfied or, to the extent permitted by the terms of the Exchange Offer, waived, prior to the Expiration Date.

Fees and expenses

We will bear the fees and expenses of soliciting tenders for the Exchange Offer and tendering holders of 2036 Notes will not be required to pay any expenses of soliciting tenders in the Exchange Offer, including any fee or commission payable to the Dealer Managers. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the Dealer Managers as well as by our officers and other employees.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of 2036 Notes pursuant to the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	tendered 2036 Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of 2036 Notes under the Exchange Offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future purchases and exchanges

Following completion of the Exchange Offer, we may acquire additional 2036 Notes that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, by redemption or otherwise. Future purchases, exchanges or redemptions of 2036 Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any 2036 Notes other than pursuant to the Exchange Offer until 10 business days after the Expiration Date of the Exchange Offer. Future purchases, exchanges and redemptions, if any, will depend on many factors, which include market conditions and the condition of our business.

No appraisal rights

No appraisal or dissenters’ rights are available to holders of 2036 Notes under applicable law in connection with the Exchange Offer.

Compliance with “short tendering” rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender 2036 Notes for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of 2036 Notes in response to the Exchange Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offer upon the terms and subject to the conditions of the Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the 2036 Notes being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such 2036 Notes complies with Rule 14e-4.

Compliance with securities laws

We are making the Exchange Offer to all holders of outstanding 2036 Notes. Except for Italy, where the offer is not being made, we are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of 2036 Notes be accepted from or on behalf of, the holders of 2036 Notes residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on our behalf by one of the Dealer Managers if licensed under the laws of that jurisdiction.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our 2041 Notes, or the possession, circulation or distribution of this prospectus or any other material relating to us or our 2041 Notes in any jurisdiction where action for that purpose is required. Accordingly, our 2041 Notes may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with our 2041 Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this Exchange Offer, the distribution of this prospectus, and the resale of the 2041 Notes.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of any 2041 Notes as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such 2041 Notes may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State; provided that no offer will be made in Italy:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by any managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Dealer Managers for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of such 2041 Notes shall result in a requirement for the publication by us or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any 2041 Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any 2041 Notes to be offered so as to enable an investor to decide to exchange for any 2041 Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus has been prepared on the basis that all offers of such 2041 Notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of such 2041 Notes. Accordingly any person making or intending to make any offer within the EEA of 2041 Notes which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for us or the Dealer Managers to produce a prospectus for such offer. Neither we nor any of the Dealer Managers have authorized, nor do we or any Dealer Manager authorize, the making of any offer of such 2041 Notes through any financial intermediary, other than offers made by the Dealer Managers which constitute the final placement of such 2041 Notes contemplated in this prospectus.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any 2041 Notes under, the offer contemplated in this document will be deemed to have represented, warranted and agreed to and with the Dealer Managers and us that in the case of any 2041 Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the 2041 Notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Dealer Managers has been given to the offer or resale; or (ii) where 2041 Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those 2041 Notes to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

This prospectus is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). 2041 Notes are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such 2041 Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Australia

This prospectus does not constitute a disclosure document under Part 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (the “Australian Corporations Act”) and has not been, and will not be, lodged with the Australian Securities and Investments Commission.

No offer of securities is being made in Australia, and the distribution or receipt of this document in Australia does not constitute an offer of securities capable of acceptance by any person in Australia, except in the limited circumstances described in this prospectus relying on certain exemptions in section 708 of the Australian Corporations Act.

Hong Kong

No offer or sale of securities has been or will be made in Hong Kong, by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. There has not been issued in Hong Kong or elsewhere any advertisement, invitation or document relating to the 2036 Notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The Exchange Offer is not being made directly or indirectly in, nor is the Exchange Offer capable of acceptance from, Japan. Copies of this prospectus and any related offering documents are being mailed to holders of 2036 Notes with registered addresses in Japan for information purposes only.

Singapore

This prospectus or any other offering material relating to 2036 Notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the 2041 Notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, this prospectus and any other document or material relating to the offer or sale, or invitation for subscription or purchase, of the 2036 Notes may not be circulated or distributed, nor may the 2041 Notes be offered or sold, or be the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act; (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the Securities and Futures Act; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the 2041 Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, notes and units of shares and notes of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

Accounting treatment

We will consider the respective fair values of the debt components of the 2036 Notes tendered versus their respective book values and we expect to record a resulting book gain on the transaction subject to there being no material changes to the terms of the Exchange Offer and such gain would be recorded on our consolidated statement of operations in the period the Exchange Offer closes. Any excess between the face value of the 2041 Notes to be issued and the aggregate fair values of the debt components of the 2036 Notes will reduce stockholders’ equity. The deferred tax liability adjustment relating to the 2036 Notes will increase stockholders’ equity.

The 2036 Notes and the 2041 Notes are accounted for under guidance issued in May 2008 pursuant to FASB Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which the Company adopted in the first quarter 2009. This FSP changed the balance sheet classification of a component of the notes between equity and debt, and resulted in additional non-cash interest charges being reflected in the statement of operations. We estimate that the Exchange Offer will decrease the non-cash interest charges associated with the notes exchanged during the first three years following the effective date of the Exchange Offer. This is offset by an increase in cash interest charges of a relatively like amount resulting from the higher coupon rate on the 2041 Notes, such that the combined impact to net income for each of the first three years following the effective date of the Exchange Offer is minimal. In years four through seven following the Exchange Offer, book net income would be reduced, primarily as a result of the extended repurchase date of the 2041 Notes compared to the 2036 Notes. The Exchange Offer is expected to be cash flow accretive over time. These estimates of financial impact are based on the Company’s best current assumptions and those assumptions may change.

Price range of common stock and dividend policy

Our common stock is listed on The NASDAQ Global Select Market under the symbol “AMMD.” The following table sets forth, for the periods indicated, the range of high and low closing sale prices per share of our common stock as reported on The NASDAQ Global Select Market for the periods indicated.

	High	Low

Year Ended December 29, 2007
First Quarter	$21.78	$18.65
Second Quarter	21.75	17.33
Third Quarter	21.50	16.95
Fourth Quarter	17.31	12.03

Year Ended January 3, 2009
First Quarter	$14.98	$13.20
Second Quarter	15.87	13.99
Third Quarter	18.20	13.95
Fourth Quarter	17.93	8.25

Year Ended January 2, 2010
First Quarter	$11.92	$8.90
Second Quarter	16.40	11.06
Third Quarter (through August 13, 2009)	17.10	14.46

On August 13, 2009, the closing price of our common stock on The NASDAQ Global Select Market was $14.98 per share.

We have not paid dividends on our common stock, and do not presently plan to pay dividends in the foreseeable future. We currently expect that earnings will be retained and reinvested to support business growth, share repurchases or debt reduction. In addition, our revolving credit facility, as amended, restricts our ability to pay dividends.

Description of other indebtedness

Senior secured Credit Facility

On July 20, 2006, in conjunction with the Laserscope acquisition, our wholly-owned subsidiary, American Medical Systems, Inc., entered into a credit and guarantee agreement (the “Credit Facility”) with CIT Healthcare LLC, as agent, and certain lenders from time to time party thereto (the Lenders). American Medical Systems, Inc. and each majority-owned domestic subsidiary of American Medical Systems, Inc. are parties to the Credit Facility as guarantors of all of the obligations of American Medical Systems, Inc. arising under the Credit Facility. Each of the subsidiary guarantors is 100 percent owned by us and the guarantees are joint and several. The obligations of American Medical Systems, Inc. and each of the guarantors arising under the Credit Facility are secured by a first priority security interest granted to the agent on substantially all of their respective assets, including a mortgage on the American Medical Systems, Inc. facility in Minnetonka, Minnesota.

The six-year senior secured Credit Facility consists of (i) term loan debt and (ii) a revolving credit facility of up to $65.0 million which is available to fund ongoing working capital needs, including future capital expenditures and permitted acquisitions. During January 2008, we borrowed $12.0 million under the revolving credit facility to fund the payment of certain litigation settlements (refer to Note 4, Litigation Settlements in our Annual Report on Form 10-K for the year ended January 3, 2009). We repaid the outstanding balance with operating cash in February 2008. As of July 4, 2009 and January 3, 2009, there were $199.7 million and $228.8 million, respectively, of term loans outstanding under the Credit Facility.

At our option, term loans under the Credit Facility (other than swing line loans) bear interest at a variable rate based on LIBOR or an alternative variable rate based on the greater of the prime rate or the federal funds effective rate plus 0.5 of 1.0 percent (Federal Funds Rate) plus an applicable margin. The applicable margin for term loans based on LIBOR is 2.25 percent per annum, while the applicable margin for term loans based on the prime rate or the Federal Funds Rate is 1.25 percent per annum. As of January 3, 2009, all debt under the Credit Facility had a variable interest rate based on the LIBOR index. The applicable margin for loans under the revolving credit facility is determined by reference to our total leverage ratio, as defined in the Credit Facility. In addition to initial Credit Facility fees and reimbursement of agent expenses, we are obligated to pay commitment fees on the revolving credit facility.

The term loans amortize 1.0 percent of the current principal balance quarterly from December 2006 through September 2011 and the remaining 95 percent will amortize December 2011 through July 2012. In addition, mandatory prepayments are due under the Credit Facility equal to (i) 75 percent of Excess Cash Flow (defined generally as net income, plus depreciation and amortization and other non-cash charges including IPR&D, plus decreases or minus increases in working capital, minus capital expenditures (to the extent not financed) and amortization payments with respect to the term loan, and any other indebtedness permitted under the loan documents) with a step-down of 50 percent of Excess Cash Flow when the Total Leverage Ratio is less than 4.00 to 1.00, (ii) 100 percent of the net proceeds of any asset sale (subject to a limited reinvestment option and a $2.5 million exception), (iii) 100 percent of the net proceeds of any debt (including convertible securities) or preferred stock issuance, and (iv) 50 percent of the net proceeds of any other equity issuance. Amounts due under the Credit Facility may also be voluntarily prepaid without premium or penalty.

Amortization and other prepayments of $85.2 million and $50.1 million were made during 2008 and 2007, respectively, including $17.6 million during 2007 for prepayments related to the disposal of the aesthetics business.

The Credit Facility contains affirmative and negative covenants and other limitations (subject to various carve-outs and baskets). The covenants limit: (a) the making of investments, the amount of capital expenditures, the payment of dividends and other payments with respect to capital, the redemption and conversion of the 2036 Notes and the 2041 Notes, the disposition of material assets other than in the ordinary course of business, and mergers and acquisitions under certain conditions, (b) transactions with affiliates unless such transactions are completed in the ordinary course of business and upon fair and reasonable terms, (c) the incurrence of liens and indebtedness, and (d) substantial changes in the nature of the companies’ business. The Credit Facility also contains financial covenants which require us to maintain predetermined ratio levels related to leverage, interest coverage, fixed charges, and a limit on capital expenditures. In addition, the Credit Facility contains customary events of default, including payment and covenant defaults and material inaccuracy of representations. The Credit Facility further permits the taking of customary remedial action upon the occurrence and continuation of an event of default, including the acceleration of obligations then outstanding under the Credit Facility.

Fees of $10.5 million are classified as debt discount and are being accreted to amortization of financing costs using the effective interest method over a six year period. Additional debt issuance costs of approximately $2.4 million are recorded as other long term assets and are being amortized over six years using the straight-line method. Upon payment of the prepayments described above, a pro rata portion of the related fees and debt issuance costs of $2.0 million and $1.4 million was immediately charged to amortization of financing costs in the years ending January 3, 2009 and December 29, 2007, respectively. Of these charges, $0.4 million related to the sale of the aesthetics business and were charged to discontinued operations during 2007.

The scheduled amortization payments under the Credit Facility are adjusted after each prepayment. As of January 3, 2009, the amortization payments for the next five years are as follows (in thousands):

Fiscal 2009	$2,341
Fiscal 2010	2,341
Fiscal 2011	57,350
Fiscal 2012	166,785
Fiscal 2013	—

Amendments of Credit Facility

On October 29, 2007, we entered into a first amendment of our Credit Facility to modify certain financial covenant ratios as defined in the Credit Facility. Pursuant to the terms of the first amendment, certain of the financial tests and covenants provided in Section 6.8 of the Credit Facility were amended and restated, including the interest coverage ratio, the total leverage ratio, the fixed charge coverage ratio, and the prior year maximum consolidated capital expenditures. Separately, on August 12, 2009, we entered into a second amendment of our Credit Facility that enables us to make the Exchange Offer.

Description of the 2041 Notes

We will issue the 2041 Notes under an indenture by and among us, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee. In this section, we refer to such indenture as the “indenture.” The terms of the 2041 Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where you can find more information.”

The following description is a summary of the material provisions of the 2041 Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to American Medical Systems Holdings, Inc. and not to its subsidiaries.

General

The 2041 Notes:

•	will be our general unsecured senior subordinated obligations;

•	will be limited to a maximum aggregate principal amount of $250 million;

•	will bear cash interest from the date of their initial issuance at an annual rate of 3.75% payable on March 15 and September 15 of each year, beginning on March 15, 2010;

•	beginning with the semiannual interest period commencing on September 15, 2016, may bear contingent interest at the rates and under the circumstances described under “—Contingent interest”;

•

will be subject to redemption at our option, in whole or in part, on or after September 15, 2016 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and contingent interest and additional interest, if any, to, but excluding, the redemption date if the last reported sale price of our common stock has been at least 130% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption;

•	will also be subject to redemption at our option, in whole or in part, on or prior to September 17, 2010 in connection with certain tax-related events as described under “—Optional redemption”;

•

will be subject to repurchase by us at the option of the holders on September 15, 2016 and following a fundamental change (as defined below under “—Fundamental change permits holders to require us to repurchase 2041 Notes”), in each case at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date or the fundamental change repurchase date, as the case may be;

•	will mature on September 15, 2041 unless earlier converted, redeemed or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance”;

•

will be guaranteed on an unsecured senior subordinated basis by certain of our domestic subsidiaries and certain future domestic subsidiaries in the manner set forth under “—Subsidiary guarantees.” The 2041 Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that do not guarantee the notes, including all of our foreign subsidiaries.

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 51.5318. The initial conversion price is equal to $19.4055. The conversion rate is subject to adjustment if certain events occur.

Upon conversion of a 2041 Note, we will pay cash and deliver shares of our common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 20 trading day observation period as described below under “—Conversion rights —Settlement upon conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Except as described under “—Limitation on incurring senior subordinated indebtedness,” the indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to repurchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” the indenture does not contain any covenants or other provisions designed to afford holders of the 2041 Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time repurchase the 2041 Notes in open market purchases or negotiated transactions without giving prior notice to holders. Any 2041 Notes repurchased by us will be retired and no longer outstanding under the indenture.

We use the term “2041 Note” in this prospectus to refer to each $1,000 principal amount of 2041 Notes. We use the term “common stock” in this prospectus to refer to the Company’s common stock, $0.01 par value. References in this prospectus to a “holder” or “holders” of 2041 Notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such 2041 Notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name 2041 Notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such 2041 Notes for all purposes.

We do not intend to list the 2041 Notes on a national securities exchange or interdealer quotation system.

Payments on the 2041 Notes; paying agent and registrar; transfer and exchange

We will pay the principal of and interest on 2041 Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated 2041 Notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where 2041 Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the 2041 Notes, and we may act as paying agent or registrar. Interest on certificated 2041 Notes will be payable (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to the holders of these 2041 Notes and (ii) to holders having an aggregate principal amount of more than $2,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of 2041 Notes may transfer or exchange 2041 Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.

The registered holder of a 2041 Note will be treated as the owner of it for all purposes.

Interest

The 2041 Notes will bear cash interest at a rate of 3.75% per year until maturity. Interest on the 2041 Notes will accrue from the date of their initial issuance or from the most recent date on which interest has been paid or duly provided for. We will also pay contingent interest (as defined below) on the 2041 Notes at the rates and under the circumstances described under “— Contingent interest.” Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2010.

Interest will be paid to the person in whose name a 2041 Note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the 2041 Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a 2041 Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any 2041 Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

All references to interest in this “Description of the 2041 Notes” include (i) contingent interest, if any, payable as described under “—Contingent interest” and (ii) additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default and remedies.”

Contingent interest

Subject to the accrual, record date and payment provisions described above, beginning with the semiannual interest period commencing on September 15, 2016, contingent interest (“contingent interest”) will accrue during any semiannual interest period where the average trading price of the 2041 Notes (as determined below) for the five trading days immediately preceding the first day of such semiannual period is greater than or equal to the upside trigger (as defined below), in which case such contingent interest will be payable at a rate per annum equal to 0.75% of such average trading price.

“Upside trigger” means $1,300 per $1,000 principal amount of 2041 Notes.

We will notify the trustee upon a determination that contingent interest on the notes will accrue during a relevant semiannual period.

For purposes of determining whether contingent interest is payable in respect of the 2041 Notes, the “trading price” of the 2041 Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of 2041 Notes obtained by the trustee for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. We will provide prompt written notice to the trustee identifying the three independent nationally recognized securities dealers selected by us. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of 2041 Notes from an independent nationally recognized securities dealer selected by us and identified in writing to the trustee or, in the reasonable judgment of our board of directors (acting through the board or a committee thereof), the bid quotations are not indicative of the secondary market value of the 2041 Notes, then the trading price per $1,000 principal amount of 2041 Notes will be determined by our board of directors (acting through the board or a committee thereof) based on a good faith estimate of the fair value of the 2041 Notes; provided that the trustee shall not determine the trading price of the 2041 Notes unless requested by us to do so; and provided, further, that we shall have no obligation to make such request unless a holder of 2041 Notes provides us with reasonable evidence that the trading price of the 2041 Notes is greater than or equal to the upside trigger, at which time we will instruct the trustee to determine the trading price of the 2041 Notes in the manner described herein beginning on the next trading day and on each successive trading day until the trading price of the 2041 Notes is less than the upside trigger. The trustee shall be entitled to all of the rights of the trustee set forth in the indenture in connection with any such determination, and any such determination shall be conclusive absent manifest error.

Subordination

The payment of the principal of, and interest on, the 2041 Notes, including amounts payable on any redemption or required repurchase, will be subordinated to the prior payment in full of all of the senior debt incurred under the credit agreement (as defined under “— Restrictions on conversion imposed by the Credit Facility”) and will be effectively subordinated to any other existing or future secured indebtedness of us or any of our subsidiaries. The 2041 Notes are also structurally subordinated to any debt or other liabilities, including trade payables, of our subsidiaries that do not guarantee the 2041 Notes, including all of our foreign subsidiaries and certain of our non-significant domestic subsidiaries. The 2041 Notes are equal or senior in right of payment with all of our debt other than the senior debt.

As of July 4, 2009, our total consolidated indebtedness was $442.1 million, net of debt discounts of $64.5 million, of which an aggregate of $194.6 million was our senior debt (as defined below), an aggregate of $247.5 million was our senior subordinated indebtedness, net of debt discounts of $64.5 million. After giving effect to the Exchange Offer and assuming the exchange of $250.0 million of the 2036 Notes pursuant to the exchange offer, our total consolidated indebtedness would have been $397.7 million, net of debt discounts of $108.8 million.

“Senior debt” means the principal of, premium, if any, interest on, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or under, the credit agreement and any guarantees thereof (including by any pledge, lien or security interest of collateral with respect thereto), as such facility may be amended, modified or supplemented from time to time, including any deferrals, renewals, extensions, refinancings or refundings thereof.

We may not make any payment in respect of the principal of or interest on the 2041 Notes, or redeem or repurchase the 2041 Notes, if either of the following occurs:

•	we default in our payment obligations on any senior debt, and the default continues beyond any grace period that we may have to make those payments (a “payment default”); or

•

any other default occurs and is continuing on any senior debt (a “nonpayment default”) and (i) the default permits the holders of the designated senior debt to accelerate its maturity and (ii) the trustee has received a notice (a “payment blockage notice”) of the default from us, the holder of such debt or such other person permitted to give such notice under the indenture; provided, however, that if the maturity of such senior debt has been accelerated, no payment may be made on the 2041 Notes until such default is cured or waived or such senior debt is discharged or paid in full.

If payments on the 2041 Notes have been blocked by a payment default on senior debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist. If payments on the 2041 Notes have been blocked by a nonpayment default, payments on the 2041 Notes may resume on the earlier of (i) the date the nonpayment default is cured or waived or ceases to exist and (ii) 179 days after the payment blockage notice is received.

No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice until both of the following are satisfied:

•	365 days have elapsed since our receipt of the immediately prior payment blockage notice; and

•	all scheduled payments of principal of and interest on the 2041 Notes that have come due have been paid in full in cash.

Upon any acceleration of the principal due on the 2041 Notes as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full before you are entitled to receive any payment. See “— Events of default and remedies.” By reason of such subordination, in the event of insolvency, our creditors who are holders of senior debt are likely to recover more, ratably, than you are, and you will likely experience a reduction or elimination of payments on the 2041 Notes.

If either the trustee or any holder of 2041 Notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior debt to the extent necessary to make payment in full of all senior debt remaining unpaid.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the 2041 Note holders.

Each subsidiary guarantee of the 2041 Notes will be subordinated to the senior debt of the subsidiary guarantors and the guarantees of the subsidiary guarantors of senior debt, to the same extent and in the same manner as the 2041 Notes are subordinated to the senior debt.

We have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors (including trade creditors) of our subsidiaries have against those subsidiaries. Holders of the 2041 Notes will only be creditors of ours and our subsidiaries that are subsidiary guarantors. In the case of our subsidiaries that are not subsidiary guarantors, all the existing and future liabilities of such subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the 2041 Notes. The liabilities, including contingent liabilities, of our subsidiaries that are not subsidiary guarantors may be significant in future periods. As of July 4, 2009, our non-guarantor subsidiaries had total indebtedness and other liabilities, including trade payables but excluding inter-company liabilities and liabilities not required to be reflected as a liability on a balance sheet in accordance with GAAP, of approximately $84.0 million. These subsidiaries had net sales of $113.1 million, representing approximately 22.5% of our consolidated net sales of $501.6 million for fiscal 2008.

A portion of our operations is conducted through our non-guarantor subsidiaries. Therefore, our ability to service our debt, including the 2041 Notes, is dependent in part upon the earnings of these non-guarantor subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. The ability of these subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which such subsidiaries may become a party. If the ability of our non-guarantor subsidiaries to make these distributions were restricted, by law or otherwise, then we would not be able to use the cash flow of our non-guarantor subsidiaries to make payments on the 2041 Notes.

We may not be able to pay the cash portions of any settlement amount upon conversion of the 2041 Notes, or to pay cash for the repurchase price or the fundamental change repurchase price if a holder requires us to repurchase 2041 Notes as described below. See “Risk factors—Risks related to the 2041 Notes—We may not have the ability to raise the funds necessary to settle conversions of the 2041 Notes or to repurchase the 2041 Notes when required, and our current debt contains, and our future debt may contain, limitations on our ability to pay cash due upon conversion or repurchase of the 2041 Notes.”

Limitation on incurring senior subordinated indebtedness

The indenture will provide that we shall not, directly or indirectly, incur, or suffer to exist, any indebtedness that by its terms expressly ranks senior in right of payment to the 2041 Notes and subordinate in right of payment to any senior debt.

For purposes of the indenture for the 2041 Notes, “incur” means, with respect to any indebtedness or other obligations to any person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such indebtedness or other obligation on the balance sheet of such person (and “incurrence,” “incurred” and “incurring” shall have the meanings correlative to the foregoing). Indebtedness of any person or company that we acquire or any of such person or company’s subsidiaries existing at the time such person or company becomes our subsidiary (or is merged into or consolidated with any subsidiary of ours), whether or not such indebtedness was incurred in connection with, as a result of, or in contemplation of, such person or company becoming a subsidiary of ours (or being merged into or consolidated with us or any subsidiary of ours), shall be deemed incurred at the time any such person or company becomes a subsidiary or merges into or consolidates with us or any of our subsidiaries.

Subsidiary guarantees

Our subsidiary guarantors (as defined below) will, jointly and severally, unconditionally guarantee our payment obligations under the 2041 Notes. Each subsidiary guarantee will be subordinated in right of payment to the guarantees of the subsidiary guarantors under the credit agreement. Each subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. Each subsidiary guarantee will rank equally in right of payment with all senior subordinated debt of each subsidiary guarantor. The subsidiary guarantees with respect to a 2041 Note will automatically terminate immediately prior to such note’s conversion. Under the terms of the full and unconditional guarantees, holders of the 2041 Notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

“Subsidiary guarantors” means American Medical Systems, Inc., AMS Sales Corporation, AMS Research Corporation and Laserscope and such of our other domestic subsidiaries whether now existing or that become domestic subsidiaries of ours following the initial issue date of the notes that are required to become subsidiary guarantors pursuant to the immediately following paragraph.

At no time shall all of our domestic subsidiaries that are not subsidiary guarantors have an aggregate book value of total assets that exceeds 10% of the net tangible assets of ours

(exclusive of our foreign subsidiaries) and of all of our domestic subsidiaries (exclusive of their respective foreign subsidiaries). For purposes of the above calculation, aggregate book value of the assets of a non-guarantor subsidiary shall be based on the balance sheet of such non-guarantor subsidiary used in the preparation of our most recent consolidated financial statement required to be delivered to the trustee or, if sooner, filed with the SEC.

“Net tangible assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of ours and our domestic subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) after giving effect to purchase accounting and after deducting therefrom, current liabilities and, to the extent otherwise included in the determination of net tangible assets, the amounts of (without duplication): (a) the excess of cost over fair market value of assets or businesses acquired; (b) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization, research and developmental expenses and other intangible items; (c) minority interests in domestic subsidiaries held, directly or indirectly, by persons other than us; (d) treasury stock; (e) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in current liabilities; and (f) the value of any capital stock of any of our foreign subsidiaries.

A subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which is permitted by the indenture:

•

upon the sale or other disposition (including by way of merger or consolidation) of all or substantially all the assets or all of the capital stock of such subsidiary guarantor (other than to us or any of our domestic subsidiaries); or

•	upon the delivery by us to the trustee of an officers’ certificate certifying compliance with certain requirements of the indenture after giving effect to such release.

The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Optional redemption

No sinking fund is provided for the 2041 Notes. Except as described below in connection with a tax triggering event, prior to September 15, 2016 the 2041 Notes will not be redeemable at our option. On or after September 15, 2016, we may redeem for cash all or a portion of the 2041 Notes if the last reported sale price of our common stock has been at least 130% of the applicable conversion price for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the 2041 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such record date and the redemption price will be equal to 100% of the principal amount of the 2041 Notes being redeemed). The redemption date must be a business day.

On or prior to September 17, 2010, we may redeem the 2041 Notes in whole or in part for cash if a tax triggering event (as defined below) has occurred. The redemption price for any such redemption will be equal to 101.5% of the principal amount of the 2041 Notes being redeemed plus (i) accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such record date and the redemption price will not include any accrued and unpaid interest) and (ii) if the current conversion value of the 2041 Notes being redeemed exceeds their initial conversion value, 85% of the amount determined by subtracting the initial conversion value (as defined below) of such 2041 Notes from their current conversion value (as defined below).

We will give notice of any redemption not less than 20 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of the 2041 Notes.

We may not redeem any 2041 Notes unless all accrued and unpaid interest thereon, if any, has been or is simultaneously paid for all semiannual periods or portions thereof terminating prior to the redemption date.

If we decide to redeem fewer than all of the outstanding 2041 Notes, the trustee will select the 2041 Notes to be redeemed (in principal amounts of $1,000 or any multiple thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your 2041 Notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to (i) issue, register the transfer of or exchange any 2041 Notes during a period beginning at the open of business 15 days before the mailing of a notice of redemption of 2041 Notes and ending at the close of business on the date on which the relevant notice of redemption is mailed or (ii) register the transfer of or exchange any 2041 Note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No 2041 Notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

“Tax triggering event” means the enactment of U.S. federal legislation, promulgation of Treasury regulations, issuance of a published ruling, notice, announcement or equivalent form of guidance by the Treasury or the Internal Revenue Service, or the issuance of a judicial decision if we determine that, or receive an opinion of our outside counsel to the effect that, any such authority will have the effect of lowering the comparable yield or delaying or otherwise limiting the current deductibility of interest or original issue discount with respect to the notes, provided that we determine that such reduction, delay, or limitation is material.

“Current conversion value” means the product of (i) the conversion rate in effect on the redemption date and (ii) the average of the daily VWAP (as defined below under “—Conversion rights—Conversion procedures) of our common stock for the five consecutive trading days ending on the trading day immediately preceding the redemption date.

“Initial conversion value” means the product of (i) the initial conversion rate, prior to any adjustment as described under “—Conversion rights—Conversion rate adjustments” and (ii) 100% of the last reported sale price of our common stock on The NASDAQ Global Select Market on the Expiration Date of the Exchange Offer.

Conversion rights

General

Except during the 60 calendar days prior to the close of business on the business day immediately preceding September 15, 2016 and September 15, 2041 and, in certain cases, except as described below under “—Restrictions on conversion imposed by the Credit Agreement,” the 2041 Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” “—Conversion upon redemption,” “—Conversions prior to September 15, 2016,” and “—Conversion upon specified corporate transactions.” For the 60 calendar days prior to the business day immediately preceding September 15, 2041 holders may convert each of their 2041 Notes at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date irrespective of the foregoing conditions.

The initial conversion rate of the notes will be 51.5318. The initial conversion price will be $19.4055.

Upon conversion of a 2041 Note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “—Settlement upon conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s 2041 Notes so long as the notes converted are a multiple of $1,000 principal amount.

If we call 2041 Notes for redemption, a holder of 2041 Notes may convert its notes only until the close of business on the third scheduled trading day prior to the redemption date unless we fail to pay the redemption price. If a holder of 2041 Notes has submitted notes for repurchase upon a fundamental change or for repurchase on the date specified below, the holder may convert those 2041 Notes only if that holder first withdraws its repurchase election.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of 2041 Notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement upon conversion.” Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the 2041 Note; and
•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of 2041 Notes, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such 2041 Notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such 2041 Notes on the corresponding interest payment date notwithstanding the conversion. 2041 Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	for conversions following the record date for the interest payment due September 15, 2016 and on or prior to such interest payment date;

•	if we have specified a redemption date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts 2041 Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their 2041 Notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Except as described below under “—Restrictions on conversion imposed by the Credit Facility,” during the 60 calendar days prior to the close of business on the business day immediately preceding September 15, 2041, a holder may surrender all or a portion of its 2041 Notes for conversion during any fiscal quarter commencing after January 2, 2010 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the last average ask prices) on that date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded. If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and last ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. Any such determination will be conclusive absent manifest error.

“Trading day” means a day on which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Except as described below under “—Restrictions on conversion imposed by the Credit Facility,” prior to the close of business on the business day immediately preceding July 17, 2041, a holder of 2041 Notes may surrender its 2041 Notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of 2041 Notes, as determined following a request by a holder of 2041 Notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $5,000,000 principal amount of 2041 Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of 2041 Notes from an independent nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the 2041 Notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail to do so.

The bid solicitation agent shall have no obligation to determine the trading price of the 2041 Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of 2041 Notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the 2041 Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of 2041 Notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders and the trustee. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of 2041 Notes is greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders and the trustee.

The trustee will initially act as the bid solicitation agent.

Conversion upon notice of redemption

If we call any or all of the 2041 Notes for redemption, holders may convert 2041 Notes that have been so called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if the 2041 Notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire (unless we default in the payment of the redemption price, in which case a holder of 2041 Notes may convert such notes until the redemption price has been paid or duly provided for).

Conversion upon specified corporate events

Certain distributions

If we elect to:

•

issue to all or substantially all holders of our common stock rights, options or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the 2041 Notes at least 25 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, except as described below under “—Restrictions on conversion imposed by the Credit Facility,” holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date and our announcement that such issuance or distribution will not take place, even if the 2041 Notes are not otherwise convertible at such time. Holders of the 2041 Notes may not exercise their right to surrender their notes for conversion if they may participate (as a result of holding their notes) in any of the transactions described above as if such holders of the 2041 Notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of 2041 Notes held by such holders, without having to convert their 2041 Notes.

Certain corporate events

If a transaction or event that constitutes a “Fundamental Change” (as defined under “—Fundamental change permits holders to require us to repurchase the 2041 Notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to repurchase the 2041 notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 30 days after the effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders and the trustee about such transaction on the effective date of such transaction.

Conversions prior to September 15, 2016

For 60 calendar days prior to the business day immediately preceding September 15, 2016, holders may convert notes even if the notes are not otherwise convertible at such time.

Conversions prior to maturity

For 60 calendar days prior to the business day immediately preceding September 15, 2041, a holder may convert any of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Restrictions on conversion imposed by the Credit Facility

Even if the notes are otherwise convertible as described above under “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” or “—Conversion upon specified corporate events—Certain distributions,” unless convertible pursuant to one of the other circumstances described above, the 2041 Notes will not be convertible if, at the time you tender your 2041 Notes for conversion, there exists a default or event of default under the credit agreement, or a default or event of default thereunder would result from such conversion. Your inability to convert your 2041 Notes because of this circumstance will not constitute a default or event of default under the indenture governing the notes. See “Description of Other Indebtedness—Senior secured Credit Facility.”

The term “Credit Facility” means the credit and guarantee agreement entered into on July 20, 2006 by and among AMS, as borrower, us and each of our majority-owned direct domestic subsidiaries, as guarantors, CIT Healthcare LLC as agent and certain lenders from time to time party thereto, as amended on October 29, 2007 and August 12, 2009, and any amendment, modification, renewal, extension, or refinancing of such credit and guaranty agreement; provided that such amended, modified, renewed, extended, or refinanced credit and guaranty agreement is (i) an unsubordinated credit facility with a group of institutional lenders and (ii) contains restrictions on conversion of the 2041 Notes (including, without limitation, the provision by us for the cash payment upon conversion of the 2041 Notes), which restrictions shall not be materially less favorable to the holders of the 2041 Notes than the terms of the credit and guaranty agreement as initially entered into.

If the 2041 Notes would be convertible but are not convertible because of the restrictions described in this section and you tender your 2041 Notes for conversion, the conversion date with respect to conversion of such 2041 Notes will not occur, and we will use reasonable efforts to permit such conversion, which may include, without limitation, seeking to obtain the consent from our lenders under the Credit Facility, attempting to refinance the debt under the Credit Facility and the issuance and sale of additional equity securities. If our reasonable efforts are successful and the conversion of such 2041 Notes is permitted to occur, we will provide notice to the relevant holder or holders of the conversion date for any such conversion. If despite our reasonable efforts conversions continue to be prohibited, we will promptly inform such converting holder and return such holders’ 2041 Notes and the related notice of conversion will be deemed to be revoked to the extent of such returned 2041 Notes.

We cannot assure you that the lenders under the Credit Facility will consent to the conversion of the 2041 Notes after we seek their consent. In addition, there can be no assurance that our efforts to refinance the Credit Facility and take such other actions as may be required to permit conversions will be sufficient. See “Risk factors—Risks related to the 2041 Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the 2041 Notes when required, and our current debt contains, and our future debt may contain, limitations on our ability to pay cash due upon conversion or repurchase of the 2041 Notes.”

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated 2041 Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the 2041 Note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the 2041 Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under either “—Repurchase of 2041 Notes by us at the option of the holder” or “—Fundamental change permits holders to require us to repurchase the 2041 Notes” with respect to a 2041 Note, the holder may not surrender that 2041 Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of 2041 Notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 trading days during the observation period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) $50 and (ii) the daily conversion value; and

•	if the daily conversion value exceeds $50, a number of shares equal to (i) the difference between the daily conversion value and $50, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 5% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such trading day.

The “daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AMMD.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs on or after the date of issuance of a notice of redemption as described under “—Optional redemption,” but prior to the relevant redemption date, the 20 consecutive trading days beginning on and including the third scheduled trading day after such redemption date;

•

if the relevant conversion date occurs during the 60 calendar days prior to the business day immediately preceding September 15, 2016 or September 15, 2041, the 20 consecutive trading days beginning on and including the third scheduled trading day after September 15, 2016 or September 15, 2041, as applicable; and

•	in all other instances, the 20 consecutive trading days beginning on and including the third scheduled trading day after the relevant conversion date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Except as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” we will deliver the settlement amount to converting holders on the third business day immediately following the last trading day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP of the common stock on the last trading day of the applicable observation period.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the last trading day of the relevant observation period.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the 2041 Notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the 2041 Notes, in any of the transactions described below without having to convert their 2041 Notes as if they held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of 2041 Notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above or clause (5) below;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 -FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a 2041 Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 -C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of 2041 Notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution. Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Notwithstanding the above, certain listing standards of The NASDAQ Global Select Market may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) in this section and as described in the section captioned “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.” These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the 2041 Notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the 2041 Notes are outstanding, regardless of whether we then have a class of securities listed on The NASDAQ Global Select Market. Accordingly, in the event of an increase in the conversion rate above that which would result in the 2041 Notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations based on the daily VWAP of our common stock on each trading day of the relevant observation period in respect of which, in lieu of delivering our common stock, we deliver cash pursuant to this paragraph.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

We are permitted to increase the conversion rate of the 2041 Notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of shares of our common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Because a constructive dividend deemed received by a holder would not give rise to any cash from which any applicable withholding or backup withholding taxes could be satisfied, if we pay withholding or backup withholding taxes on behalf of a holder (because such holder failed to establish an exemption from withholding or backup withholding taxes), we may, at our option, set off any such payment against payments of cash and common stock payable on the

2041 Notes. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “United States federal income tax consequences.”

To the extent that we have a rights plan in effect upon conversion of the 2041 Notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the notes. Except as described above in this section and as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of 2041 Notes will be changed into a right to convert such principal amount of 2041 Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction (x) the amount otherwise payable in cash upon conversion of the notes as set forth under “—Settlement upon conversion” above will continue to be payable in cash, (y) the number of shares of our common stock otherwise deliverable upon conversion of the notes as set forth under “—Settlement upon conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to shares delivered upon conversion upon a make-whole fundamental change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to clause (iii) in the proviso to clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its 2041 Notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the 2041 Notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of 2041 Notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the 2041 Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for clause (iii) in the proviso to clause

(2) of the definition thereof, the 15th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of 2041 Notes for conversion in connection with a make-whole fundamental change, we will pay or deliver, as the case may be, in lieu of shares of common stock, including the additional shares, cash or a combination of cash and shares of common stock, as described under “—Settlement upon conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of 2041 Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the 2041 Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of 2041 Notes for each stock price and effective date set forth below:

	Stock price
Effective date	$14.83	$16.00	$17.00	$18.00	$19.00	$20.00	$25.00	$25.23	$30.00	$40.00	$50.00	$75.00	$100.00

9/15/2009	15.8991	14.9001	13.5461	12.3761	11.3576	10.4650	7.2957	7.2092	5.3964	3.2952	2.1947	0.9443	0.4392
9/15/2010	15.8991	15.1278	13.6807	12.4362	11.3579	10.4175	7.1198	7.0318	5.1884	3.1051	2.0432	0.8654	0.3974
9/15/2011	15.8991	15.1793	13.6364	12.3169	11.1799	10.1939	6.7900	6.7017	4.8509	2.8280	1.8333	0.7631	0.3453
9/15/2012	15.8991	15.0936	13.4396	12.0342	10.8316	9.7958	6.2920	6.2043	4.3690	2.4534	1.5604	0.6382	0.2849
9/15/2013	15.8991	15.2047	13.3673	11.8180	10.5032	9.3809	5.6846	5.5969	3.7601	1.9789	1.2182	0.4865	0.2135
9/15/2014	15.8991	14.7852	12.7501	11.0519	9.6276	8.4269	4.6284	4.5455	2.8095	1.3187	0.7744	0.3084	0.1356
9/15/2015	15.8991	13.8746	11.5673	9.6730	8.1143	6.8282	3.0271	2.9562	1.4701	0.4861	0.2523	0.1047	0.0456
9/15/2016	15.8991	10.9691	7.2925	5.5387	4.6487	3.8396	0.9146	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $100.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be issued upon conversion.

•

If the stock price is less than $14.83 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the number of additional shares of common stock issuable upon conversion in connection with a make-whole fundamental change exceed 15.8991 per $1,000 principal amount of notes, subject to adjustment in the same manner, and subject to the same limitations, as adjustments to the conversion rate set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase of the 2041 Notes by us at the option of the holder

Holders have the right to require us to repurchase the 2041 Notes on September 15, 2016 (the “repurchase date”). We will be required to repurchase any outstanding 2041 Notes for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the open of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related 2041 Notes.

We may be unable to repurchase the 2041 Notes if you elect to require us to repurchase the 2041 Notes pursuant to this provision. If you elect to require us to repurchase the 2041 Notes we may not have enough funds to pay the repurchase price for all tendered 2041 Notes. For example, our credit facility contains provisions prohibiting repurchase of the 2041 Notes under certain circumstances. If you elect to require us to repurchase the 2041 Notes at a time when we are prohibited from repurchasing 2041 Notes, we could seek the consent of our lenders to repurchase the 2041 Notes or attempt to refinance this debt. If we do not obtain consent to repurchase, or successfully refinance the 2041 Notes, we would not be permitted to repurchase the 2041 Notes. Our failure to so repurchase 2041 Notes would constitute an event of default under the indenture, which might constitute a default under the terms of the credit facility and may constitute an event of default under any further agreement governing our indebtedness. As a result, because our credit facility is defined as our senior debt, we would not be permitted to pay amounts due on the 2041 Notes under the subordination provisions of the indenture until all amounts due with respect to the senior debt are paid in full. See “—Subordination.” In addition, our ability to repurchase 2041 Notes with cash may be limited by the terms of any of our other then-existing debt. Even though we become obligated to repurchase any outstanding 2041 Note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. “See “Risk factors—Risks related to the 2041 Notes—We may not have the ability to raise the funds necessary to settle conversions of the 2041 Notes or to repurchase the 2041 Notes when required, and our current debt contains, and our future debt may contain, limitations on our ability to pay cash due upon conversion or repurchase of the 2041 Notes.”

The repurchase price payable will be equal to 100% of the principal amount of the 2041 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, such repurchase date; provided that any such accrued and unpaid interest will be paid not to the holder submitting the 2041 Notes for repurchase on the relevant repurchase date but instead to the holder of record at the close of business on the corresponding record date. Any 2041 Notes repurchased by us will be paid for in cash.

On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and to all holders of the 2041 Notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;
•	the repurchase price;
•	the name and address of the paying agent; and
•	the procedures that holders must follow to require us to repurchase their 2041 Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to repurchase your 2041 Notes must state:

•	if certificated 2041 Notes have been issued, the certificate numbers of the 2041 Notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of 2041 Notes to be repurchased, in multiples of $1,000; and

•	that the 2041 Notes are to be repurchased by us pursuant to the applicable provisions of the 2041 Notes and the indenture.

No 2041 Notes may be repurchased at the option of holders if the principal amount of the 2041 Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the relevant repurchase date (except in the case of an acceleration resulting from a default by us in the payment of the repurchase price with respect to such 2041 Notes).

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn 2041 Notes;

•	if certificated 2041 Notes have been issued, the certificate numbers of the withdrawn 2041 Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

You must either effect book-entry transfer or deliver the 2041 Notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the 2041 Notes. If the paying agent holds money sufficient to pay the repurchase price of the 2041 Notes on the repurchase date, then:

•

the 2041 Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the 2041 Notes is made or whether or not the 2041 Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price and previously accrued and unpaid interest upon delivery or transfer of the 2041 Notes).

Our ability to repurchase the 2041 Notes for cash on any repurchase date may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the 2041 Notes—We may not have the ability to raise the funds necessary to settle conversions of the 2041 Notes or to repurchase the 2041 Notes when required, and our current debt contains, and our future debt may contain, limitations on our ability to pay cash due upon conversion or repurchase of the 2041 Notes.” If we fail to repurchase the 2041 Notes when required, we will be in default under the indenture.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Fundamental change permits holders to require us to repurchase 2041 Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase for cash any or all of your 2041 Notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the 2041 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is after a record date but on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change repurchase price will be equal to 100% of the principal amount of the 2041 Notes to be repurchased). The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 40 calendar days following the date of our fundamental change notice as described below. Any 2041 Notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the 2041 Notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the

Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction (i) that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock (provided, however, that this clause (i) shall not apply to any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries), or (ii) that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity or (iii) pursuant to which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not, in each case, be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock underlying the 2041 Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of this transaction or transactions the 2041 Notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion rights—settlement upon conversion”).

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the 2041 Notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the 2041 Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their 2041 Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the 2041 Notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the 2041 Notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your 2041 Notes to be delivered for repurchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of 2041 Notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the 2041 Notes are to be repurchased by us pursuant to the applicable provisions of the 2041 Notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn 2041 Notes;

•	if certificated 2041 Notes have been issued, the certificate numbers of the withdrawn 2041 Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the 2041 Notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the 2041 Notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the 2041 Notes on the fundamental change repurchase date, then:

•

the 2041 Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the 2041 Notes is made or whether or not the 2041 Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No 2041 Notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the 2041 Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such 2041 Notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the 2041 Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders will not be entitled to require us to repurchase their 2041 Notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the 2041 Notes to require us to repurchase its 2041 Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. In addition, we are not permitted to repurchase the 2041 Notes for cash under certain circumstances by our credit agreement. If we are not permitted to repurchase the 2041 Notes, we could seek consent from our lenders to repurchase the 2041 Notes. If we are unable to obtain their consent, we could attempt to refinance the 2041 Notes. If we were unable to obtain the consent or refinance, we would not be permitted to repurchase the 2041 Notes. Moreover, our ability to repurchase the 2041 Notes may be further limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries or otherwise. See “Risk Factors—Risks related to the 2041 Notes—We may not have the ability to raise the funds necessary to settle conversions of the 2041 Notes or to repurchase the 2041 Notes when required, and our current debt contains, and our future debt may contain, limitations on our ability to pay cash due upon conversion or repurchase of the 2041 Notes.” If we fail to repurchase the 2041 Notes when required following a fundamental change, either because our credit agreement does not permit it or for any other reason, we will be in default under the indenture. A default under the indenture could result in an event of default under our senior debt and/or our senior debt may contain similar change in control provisions permitting holders of such senior debt to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates. As a result, we would be prohibited from paying amounts due on the 2041 Notes under the subordination provisions of the indenture until all amounts due with respect to the senior debt are paid in full. See “—Subordination.”

Consolidation, merger and sale of assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the 2041 Notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the 2041 Notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the 2041 Notes of such holder as described above.

Events of default and remedies

Each of the following is an event of default:

(1) default in any payment of interest on any 2041 Note when due and payable and the default continues for a period of 30 days, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment of principal of any 2041 Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

(3) our failure to comply with our obligation to convert the 2041 Notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 calendar days;

(4) our failure to give a fundamental change notice as described under “—Fundamental change permits holders to require us to repurchase 2041 Notes”, a make-whole fundamental change notice as described under “—Adjustment to shares delivered upon conversion upon make-whole fundamental change” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate events,” in each case when due;

(5) our failure to comply with our obligations under “—Consolidation, merger and sale of assets;”

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the 2041 Notes then outstanding has been received to comply with any of our other agreements contained in the 2041 Notes or indenture;

(7) default by us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X) or subsidiary guarantors with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, including any applicable grace period, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the 2041 Notes then outstanding;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any subsidiary guarantor; or

(9) except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding 2041 Notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the 2041 Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the principal of and accrued and unpaid interest on the 2041 Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will for the first 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the 2041 Notes at a rate equal to 0.25% per annum of the principal amount of the 2041 Notes outstanding during the first 90 days after the occurrence of such an event of default and 0.50% per annum of the principal amount of the 2041 Notes outstanding from the 91st day until the 180th day following the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable on all outstanding 2041 Notes from and including the date on which such event of default first occurs to but not including the 180th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived). On the 180th day after such event of default (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), additional interest will cease to accrue and, to the extent the event of default is continuing after such 180th day, the 2041 Notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of 2041 Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph, the 2041 Notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of 2041 Notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the 2041 Notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the 2041 Notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding 2041 Notes may waive all past defaults (except with respect to nonpayment of principal (including the redemption price, the repurchase price or the fundamental repurchase price, if applicable) or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the 2041 Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the 2041 Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price, the repurchase price or the fundamental change repurchase price, if applicable) of;
•	accrued and unpaid interest, if any, on; and
•	the consideration due upon conversion of,

its 2041 Notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the 2041 Notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding 2041 Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding 2041 Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding 2041 Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any 2041 Note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposes to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the 2041 Notes may be amended with the consent of the holders of at least a majority in principal amount of the 2041 Notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, 2041 Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the 2041 Notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, 2041 Notes). However, without the consent of each holder of an outstanding 2041 Note affected, no amendment may, among other things:

(1) reduce the amount of 2041 Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any 2041 Note;

(3) reduce the principal of or extend the stated maturity of any 2041 Note;

(4) make any change that adversely affects the conversion rights of any 2041 Notes;

(5) reduce the redemption price, the repurchase price or the fundamental change repurchase price of any 2041 Note or amend or modify in any manner adverse to the holders of 2041 Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any 2041 Note payable in money other than that stated in the 2041 Note;

(7) other than in accordance with the provisions of the indenture, eliminate any existing subsidiary guarantee of the 2041 Notes;

(8) change the ranking of the 2041 Notes;

(9) impair the right of any holder to receive payment of principal and interest on such holder’s 2041 Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s 2041 Notes;

(10) make any change to the subordination provisions of the indenture if such change would adversely affect the rights of holders; or

(11) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the 2041 Notes;

(2) provide for the assumption by a successor corporation to us of our obligations under the indenture and the 2041 Notes or provide for a successor to any subsidiary guarantor under the subsidiary guarantees, as applicable;

(3) add guarantees with respect to the 2041 Notes;

(4) secure the 2041 Notes or a subsidiary guarantor’s obligations in respect of the 2041 Notes or a subsidiary guarantee;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder in any material respect;

(7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the indenture or otherwise;

(8) conform the provisions of the indenture to the “Description of the 2041 Notes” section in the prospectus; or

(9) evidence and provide the acceptance of the appointment of a successor trustee under the indenture.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding 2041 Notes may, on behalf of all the holders of all 2041 Notes:

•	waive compliance by us and any subsidiary guarantor with restrictive provisions of the indenture, as detailed in the indenture; or

•

waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any 2041 Note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding 2041 Note affected.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding 2041 Notes or by depositing with the trustee or delivering to the holders, as applicable, after the 2041 Notes have become due and payable, whether at the stated maturity, the repurchase date, any fundamental change repurchase date, any redemption date, upon conversion or otherwise, cash and (in the case of conversion) shares of common stock sufficient to pay all of the outstanding 2041 Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of the 2041 Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the 2041 Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the 2041 Notes and the conversion rate of the 2041 Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of 2041 Notes. We will provide a schedule of our calculations to the trustee and the conversion agent, and the trustee and conversion agent are entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of 2041 Notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the 2041 Notes, and any claim, controversy or dispute arising under or related to the indenture or the 2041 Notes, will be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Book-entry, settlement and clearance

The global notes

The 2041 Notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the Dealer Managers; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for 2041 Notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not, and the Dealer Managers are not, responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the Dealer Managers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the 2041 Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have 2041 Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated 2041 Notes; and

•

will not be considered the owners or holders of the 2041 Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of 2041 Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the 2041 Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

2041 Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related 2041 Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the 2041 Notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Description of capital stock

The following summary of the terms of our common stock, including our Second Amended and Restated Certificate of Incorporation and By-Laws, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Second Amended and Restated Certificate of Incorporation and By-Laws and relevant provisions of Delaware law. You should refer to, and read this summary together with, our Certificate of Incorporation and By-Laws to review all of the terms of our common stock that may be important to you.

Common stock

Under our Second Amended and Restated Certificate of Incorporation, we are authorized to issue a total of 200,000,000 shares of common stock, par value $.01 per share. As of August 3, 2009, we had 74,287,009 issued and outstanding shares of our common stock held by approximately 126 stockholders of record. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is quoted on The NASDAQ Global Select Market under the symbol “AMMD.”

Voting Rights.    Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of such shares exclusively possess all voting power, except as provided by law or in any resolution adopted by our Board of Directors with respect to any series of preferred stock. Our Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.

Dividend Rights.    The holders of shares of our common stock are entitled to participate equally in dividends when our Board of Directors declares dividends on our common stock out of legally available funds.

Other Rights.    In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities, except as provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock. No shares of our common stock have any preemptive, redemption or conversion rights, or the benefits of any sinking fund.

Certain provisions of our restated certificate of incorporation and by-laws

Our Second Amended and Restated Certificate of Incorporation and By-Laws and Delaware law include a number of provisions that we believe may have the effect of encouraging persons considering unsolicited tender offers or other takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. The following is a summary description of these provisions, and we refer you to our Second Amended and Restated Certificate of Incorporation and By-Laws and Delaware law for more information since their terms affect a holder’s rights as a stockholder. The anti-takeover provisions include:

Classification of the board

Our Board of Directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. Our Board of Directors currently consists of eight members. Each class of directors serves a three-year term. At each annual meeting of our stockholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms.

The classification of our Board of Directors could have the effect of making it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our Board of Directors. Two stockholder meetings, instead of one, generally will be required to effect a change in the control of our Board of Directors. Our Board of Directors believes that the longer time required to elect a majority of a classified board will help to ensure the continuity and stability of our management and policies since a majority of the directors at any given time will have had prior experience as our directors.

Removal of directors

Our Second Amended and Restated Certificate of Incorporation provides that our directors may be removed only for cause and upon the affirmative vote of the holders of a majority of our outstanding shares.

Business combinations with interested stockholders

The Delaware legislature has enacted legislation (Section 203 of the DGCL) which generally prohibits a corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years from the date such person becomes an interested stockholder, unless the interested stockholder:

•

prior to becoming an interested stockholder, obtained the approval of our Board of Directors for either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

becomes the beneficial owner of at least 85% of our outstanding voting stock in the same transaction in which the stockholder became an interested stockholder, excluding for purposes of determining the number of shares outstanding those shares owned by officers, directors and certain employee stock plans; or

•

subsequent to the acquisition of 15% or more of our outstanding voting stock, obtains approval of the business combination by our Board of Directors and the holders of two-thirds of our outstanding shares, other than those shares held by the interested stockholder.

The term “business combination” refers to a merger, consolidation or other specified corporate transaction. The term “interested stockholder” refers to a 15% stockholder or an affiliate which was a 15% stockholder at any time within the preceding three years.

Special meetings

Our By-Laws provide that only our Board of Directors, our President or our President, at the request of the holders of a majority of our outstanding capital stock entitled to vote, may call a special meeting of the stockholders.

Transfer agent and registrar

The Transfer Agent and Registrar for our common stock is Wells Fargo Bank, N.A.

United States federal income tax consequences

The following is a discussion of the material United States federal income tax consequences relating to the Exchange Offer and the ownership and disposition of the 2041 Notes. This discussion does not purport to be a complete analysis of all potential United States federal income tax considerations relating thereto, and does not address any tax considerations arising under any state, local or foreign tax laws or under any other United States federal tax laws.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements and published rulings of the Internal Revenue Service (“IRS”), all as of the date hereof. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the IRS regarding the tax consequences of the Exchange Offer or the ownership and disposition of 2041 Notes. The IRS may not agree with our positions regarding such tax consequences, and a contrary position could be sustained by a court.

This discussion is limited to holders who receive 2041 Notes in exchange for 2036 Notes pursuant to the Exchange Offer or, with respect to the discussion under “Consequences of the Exchange Offer—Non-exchanging holders,” holders who do not exchange their 2036 Notes pursuant to the Exchange Offer. In addition, this discussion only addresses holders who hold the 2036 Notes and the 2041 Notes (collectively, the “notes”) as capital assets. This discussion does not address tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations or tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	United States expatriates;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	individuals that are Non-United States holders (as defined below) and are present in the United States for 183 days or more in the taxable year of disposition of notes;

•	persons treated as partnerships or other pass-through entities for United States federal income tax purposes; or

•	persons who hold the notes as part of a hedge, straddle, conversion transaction or other risk reduction strategy, or as a part of an integrated investment.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of each partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such partnerships or entities and their partners should consult their tax advisors regarding their tax treatment. For purposes of this discussion, a “United States holder” means a beneficial owner of notes that is:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has validly elected to be treated as a United States person for United States federal income tax purposes.

A Non-United States holder is a beneficial owner of notes that is not a United States holder.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF 2041 NOTES, AS WELL AS THE APPLICATION OF THE FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Classification of the 2036 Notes

Under the indenture governing the 2036 Notes, we and each holder of the 2036 Notes agreed to treat the 2036 Notes, for United States federal income tax purposes, as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments (the “CPDI Regulations”). The remainder of this discussion assumes that the 2036 Notes were properly treated as indebtedness subject to the CPDI Regulations. However, the application of the CPDI Regulations to instruments such as the 2036 Notes remains uncertain, and no rulings have been sought from the IRS with respect to any of the tax consequences relating to the 2036 Notes. Accordingly, the IRS or a court may not agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain, or loss recognized by a holder pursuant to the Exchange Offer or with respect to the ownership of the 2041 Notes from that described in this summary.

Classification of the 2041 Notes

Under the indenture governing the 2041 Notes, we and each holder of the 2041 Notes agree to treat the 2041 Notes, for United States federal income tax purposes, as indebtedness subject to the CPDI Regulations in the manner described below. Under the indenture governing the 2041 Notes, we and each holder agree to use the comparable yield and projected payment schedule that we determine for the 2041 Notes, which will be different from those we determined for the 2036 Notes. The remainder of this discussion does not address any other possible tax treatment of the notes. The IRS has issued a revenue ruling with respect to instruments similar to the notes which supports certain aspects of the treatment described below. However, the application of the CPDI Regulations to instruments such as the notes remains uncertain in several other respects, and no rulings have been sought from the IRS with respect to any of the tax consequences discussed below. Accordingly, the IRS or a court may not agree with the treatment described herein. Any different tax treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue original issue discount at a different rate than the “comparable yield” described below, might recognize different amounts of income, gain or loss (or possibly no loss) upon conversion of the notes to cash or cash and common stock, and might recognize capital gain or loss upon a taxable disposition of the notes. Holders should consult their tax advisors concerning the tax consequences of holding the notes.

Consequences of the Exchange Offer

Exchanging holders

The United States federal income tax consequences of the exchange of 2036 Notes for 2041 Notes will depend on whether the exchange constitutes a “significant modification” of the terms of the 2036 Notes for United States federal income tax purposes. If the exchange does not constitute a “significant modification” of the terms of the 2036 Notes, it will not be a taxable event for exchanging holders. If, however, the exchange is viewed as a “significant modification” of the terms of the 2036 Notes, such exchange will be treated as an exchange for United States federal income tax purposes and will be characterized as either a recapitalization or as a taxable exchange.

In general, a “significant modification” of an existing debt instrument, whether effected pursuant to an amendment of the terms of a debt instrument or an actual exchange of an existing debt instrument for a new debt instrument, will be treated as an exchange of the existing debt instrument for a new debt instrument for United States federal income tax purposes. A modification will be generally considered “significant” if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

Whether the exchange of 2036 Notes for 2041 Notes will be treated as a “significant modification” of the terms of the 2036 Notes is unclear, because there is no authority directly on point that interprets what constitutes an economically “significant modification.” We intend to take the position for United States federal income tax purposes that the exchange of 2036 Notes for 2041 Notes constitutes a “significant modification” of the terms of 2036 Notes and, thus, that the 2041 Notes (with their modified terms) should be treated as newly issued debt. By participating in the Exchange Offer, each holder will be deemed to have agreed pursuant to the indenture governing the 2041 Notes to treat the exchange of the 2036 Notes for the 2041 Notes as resulting in a “significant modification” of the terms of the 2036 Notes, and except as otherwise noted, the remainder of this discussion assumes such treatment.

The tax consequences of the exchange will depend on whether the notes are considered “securities” for United States federal income tax purposes. Whether a debt instrument constitutes a security depends on a variety of factors, including the term of the instrument. As a general rule, a debt instrument with a term of five years or less will not be considered a security, and a debt instrument with a term of ten years or more will be considered a security. Whether a debt instrument with a term between five and ten years is a security is unclear. There is no direct authority that clearly addresses the impact of the repurchase and redemption features included in both the 2036 and 2041 Notes on considering the term of the notes for these purposes. If both the 2036 Notes and the 2041 Notes are considered securities, the exchange would be treated as a non-taxable recapitalization. We intend to treat, and by participating in the Exchange Offer, each holder will be deemed to have agreed to treat, the exchange of the 2041 Notes for the 2036 Notes as a recapitalization, and, except as otherwise noted, the remainder of this discussion assumes such exchange will be treated as a recapitalization.

The application of the recapitalization provisions to debt instruments subject to the CPDI Regulations is unclear. Nevertheless, we believe that a United States holder should not recognize taxable gain or loss as a result of the exchange, except that such holder will recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of the issue price (as described below) of the 2041 Notes received and any cash (including cash paid in respect of accrued interest) received in the exchange over such holder’s adjusted tax basis in its 2036 Notes, and (ii) any cash (including cash paid in respect of accrued interest) received in the exchange, plus, if the principal amount of the 2041 Notes received exceeds the principal amount of the 2036 Notes surrendered in exchange therefor, the fair market value of such excess principal amount of the 2041 Notes. For purposes of determining the amount of gain recognized as a result of the exchange, the rules regarding the determination of the principal amount of the 2041 Notes and 2036 Notes are uncertain. Holders should consult their tax advisors regarding the determination, for purposes of determining the amount (if any) of gain holders would recognize as a result of the exchange, of the principal amount of the 2041 Notes received in the exchange offer and 2036 Notes surrendered in exchange therefor. Any gain recognized on the exchange will be treated as ordinary interest income. A United States holder’s initial tax basis in a 2041 Note received in the exchange should equal such holder’s adjusted tax basis in the 2036 Notes exchanged, increased by the amount of any gain recognized on the exchange and reduced by any cash (including cash paid in respect of accrued interest) received. A United States holder’s holding period for the 2041 Notes should include such holder’s holding period in the 2036 Notes exchanged therefor. Any gain recognized by a Non-United States holder on the exchange of 2036 Notes for 2041 Notes generally will be treated as ordinary interest income and will not be subject to United States federal income tax, provided such gain satisfies requirements for exemption similar to those described with respect to gain on the 2041 Notes under “—Non-United States holders—Consequences of ownership and disposition of the 2041 Notes.”

Because holders have the right to require us to redeem, and we may redeem at our option, the notes at certain times prior to the notes’ maturity, it is possible that either the 2036 Notes or the 2041 Notes would not be viewed as constituting securities for United States federal income tax purposes. If the exchange results in a “significant modification” of the 2036 Notes and either the 2036 Notes or the 2041 Notes are not considered securities for United States federal income tax purposes, then the exchange would be a taxable transaction. In that case, holders of the notes would recognize gain or loss (subject to possible application of the wash sale rules) equal to the difference between the amount realized and the adjusted tax basis in their 2036 Notes. The amount realized would equal the issue price of the 2041 Notes, plus any cash received in the Exchange Offer. Any gain generally would be treated as ordinary income. Any loss would be treated as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss with respect to the 2036 Notes; the balance would be treated as capital loss. Each holder’s holding period in the 2041 Notes would begin the day after the exchange, and each holder’s initial tax basis in the 2041 Notes generally would equal the issue price of the 2041 Notes (as described below).

If the 2041 Notes are considered to be traded on an established securities market, the issue price of the 2041 Notes will equal the fair market value of the 2041 Notes at the time such notes are issued. If the 2036 Notes, but not the 2041 Notes, are considered to be traded on an established securities market, the issue price of the 2041 Notes will equal the fair market value of the 2036 Notes at the time the 2041 Notes are issued. In either case, the 2041 Notes will have a new comparable yield and projected payment schedule, described below. Alternatively, if both the 2036 Notes and 2041 Notes were not considered to be traded on an established securities market, then the 2041 Notes would be subject to a different set of rules applicable to certain contingent payment debt instruments that might have a material effect on the amount, timing and character of the income, gain or loss recognized by a holder with respect to a 2041 Note. We intend to treat the 2036 Notes, and possibly the 2041 Notes, as traded on an established securities market, and the issue price of the 2041 Notes as equal to the fair market value of the 2041 Notes at the time such notes were issued, and the remainder of this discussion assumes such treatment.

The IRS may not agree that the exchange of 2036 Notes for 2041 Notes results in a “significant modification” of the terms of the 2036 Notes. In such event, the holder will continue to have the same tax basis, holding period, projected payment schedule and comparable yield in their 2041 Notes as they had in their 2036 Notes prior to the Exchange Offer.

Non-exchanging holders

Holders who do not exchange their 2036 Notes for 2041 Notes in the Exchange Offer will not recognize any gain or loss for United States federal income tax purposes as a result of the Exchange Offer. Non-exchanging holders will continue to have the same tax basis, holding period, projected payment schedule and comparable yield in their 2036 Notes as they had prior to the Exchange Offer, and the treatment of such 2036 Notes will not otherwise be affected by the Exchange Offer.

United States holders—consequences of ownership and disposition of 2041 Notes

The following discussion describes the material United States federal income tax consequences to United States holders of owning and disposing of the 2041 Notes. It is not a complete analysis of all the potential tax consequences or considerations, and holders are urged to consult their tax advisors.

Accrual of Interest

As discussed more fully below, the effect of the CPDI Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the 2041 Notes;

•

require you to accrue and include in taxable income each year original issue discount at the comparable yield set forth below, even though the amount of actual payments of interest received may be less than the amount of such accrued original issue discount; and

•

generally require you to recognize ordinary income, rather than capital gain or, to some extent, ordinary loss rather than capital loss, on the sale, taxable exchange, repurchase or redemption of the notes.

Under the CPDI Regulations, noncontingent payments on the 2041 Notes (i.e., stated interest payments) will not be reported separately as taxable income, but will be taken into account under such regulations. Subject to the adjustments described below under “—Adjustments to interest accruals on the notes” that apply to holders whose initial tax basis in the 2041 Notes is different than the issue price of the 2041 Notes, you will be required to accrue an amount of ordinary interest income as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the 2041 Note that equals:

•

the product of (i) the adjusted issue price of the 2041 Notes as of the beginning of the accrual period and (ii) the comparable yield (determined as set forth below) of the 2041 Notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the 2041 Notes.

The adjusted issue price of a 2041 Note is equal to the issue price of the 2041 Note, increased by any original issue discount previously accrued with respect to the 2041 Note, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to be made on the 2041 Note. We have estimated the comparable yield for the 2041 Notes to be 14%, compounded semi-annually. This estimate may differ from the comparable yield we determine as of the issue date of the 2041 Notes.

We will prepare a projected payment schedule for the 2041 Notes, solely for United States federal income tax purposes that estimates the amount and timing of contingent interest payments and a payment upon maturity on the 2041 Notes taking into account the fair market value of the common stock and the amount of any cash that might be paid upon a conversion of the 2041 Notes. Under the indenture governing the 2041 Notes, holders agree to be bound by our determination of the comparable yield for the 2041 Notes and the projected payment schedule that we prepare for the 2041 Notes. For United States federal income tax purposes, you are required to use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the 2041 Notes. You may obtain the comparable yield and the projected payment schedule by submitting a written request to us at American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Treasurer.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount accruals and adjustments thereof in respect of the 2041 Notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a 2041 Note.

Adjustments to interest accruals on the 2041 Notes

If the actual contingent payments made on the 2041 Notes differ from the projected contingent payments, adjustments will be made to account for the difference. In addition to the interest accrual discussed above, if you receive actual payments with respect to 2041 Notes for a taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a “positive adjustment” and be required to include additional original issue discount in income equal to the amount of the excess of actual payments over projected payments. For these purposes, payments in a taxable year include the fair market value of property received in that year, including the fair market value of any common stock received upon a conversion of the 2041 Notes. If you receive actual payments in a taxable year that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a “negative adjustment” equal to the amount of such deficit. A negative adjustment will be treated as follows:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

•

second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as an ordinary loss to the extent of your total prior original issue discount inclusions with respect to the 2041 Notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments on the 2041 Notes; and

•

third, any excess negative adjustments will be carried forward as a negative adjustment to reduce future original issue discount or to reduce the amount realized on a sale, taxable exchange, conversion or redemption of the 2041 Notes.

A negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions. It is unclear whether any of your prior inclusions on the 2036 Notes would be treated as prior inclusions on the 2041 Notes for this purpose.

Special rules will apply if all of the remaining contingent payments become contemporaneously substantially fixed. For this purpose, the contingent payments will be treated as becoming fixed if the likelihood of the contingencies occurring, or not occurring, becomes remote, or the amount of the potential contingent payments is incidental. You are urged to consult your tax advisor concerning the application of these special rules.

If your tax basis in the 2041 Notes immediately after the exchange differs from the issue price of the 2041 Notes, you must, upon acquiring the 2041 Notes, reasonably allocate the difference between your tax basis and the issue price to daily portions of interest or projected payments over the remaining term of the 2041 Note. In this regard, since we are treating the 2041 Notes as new debt issued in exchange for the 2036 Notes at a new issue price, your initial tax basis in the 2041 Notes is likely not the same as their issue price, and accordingly, your 2041 Notes will likely have either a discount or premium that is subject to an allocation. You should consult your tax advisor regarding these allocations.

If your initial tax basis in your 2041 Notes is greater than the issue price of the 2041 Notes, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your 2041 Note is reduced by the amount treated as a negative adjustment.

If your initial tax basis in your 2041 Notes is less than the issue price of the 2041 Notes, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your 2041 Note is increased by the amount treated as a positive adjustment.

Sale, taxable exchange, conversion or redemption of the 2041 Notes

Upon the sale, taxable exchange, repurchase or redemption of a 2041 Note, or upon the conversion of a 2041 Note for cash or a combination of cash and common stock, you generally will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the 2041 Note. As a holder of a 2041 Note, you agree that, under the CPDI Regulations, the amount realized will include the fair market value of any common stock that you receive on the conversion as a contingent payment. Gain on a 2041 Note generally will be treated as interest income. Loss from the disposition of a 2041 Note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the 2041 Note. It is unclear whether any of your prior inclusions on the 2036 Notes would be treated as prior inclusions on the 2041 Notes for this purpose. Any loss in excess of prior net original issue discount inclusions will be treated as capital loss. Capital loss is treated as long-term if the holding period is longer than one year. The deductibility of capital losses is subject to limitations.

Your initial tax basis in a 2041 Note will be equal to your adjusted tax basis in the 2036 Notes exchanged, increased by the amount of any gain recognized on the exchange and reduced by any cash (including cash paid in respect of accrued interest) received. Your adjusted tax basis in a 2041 Note generally will be equal to your initial tax basis in the 2041 Note, increased by original issue discount (determined without regard to any adjustments to interest accruals described above, other than any positive or negative adjustments to reflect discount (which increase basis) or premium (which decrease basis), respectively, to the issue price, if any), and reduced by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to be made on the 2041 Note (without regard to the actual amount paid).

Under the CPDI Regulations, your tax basis in our common stock received upon conversion of a 2041 Note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after receipt.

Constructive dividends

Holders of convertible debt instruments such as the 2041 Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the 2041 Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) would not qualify as being made pursuant to a bona fide reasonable adjustment formula. The adjustment to the conversion rate of the 2041 Notes converted in connection with a designated event, as described under “Description of the 2041 Notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” above, also may be treated as a taxable stock distribution. If adjustments are made that are treated as taxable stock distributions, you will be deemed to have received constructive distributions generally includible in your income as if they were dividends paid on stock, even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you. It is not clear whether a constructive dividend deemed paid to a United States holder would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a United States holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding on behalf of a

United States holder (because such United States holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the 2041 Notes.

Possible effect of a change of control

In certain situations, we may provide for the conversion of the 2041 Notes into shares of an acquirer or an acquirer could assume the 2041 Notes. Depending on the circumstances, such adjustments or change in the obligor could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Non-United States holders—consequences of ownership and disposition of 2041 Notes

Payments on the 2041 Notes made to a Non-United States holder, including a payment in common stock and cash pursuant to a conversion, payments of contingent interest, and any gain realized on a sale, taxable exchange, repurchase, redemption or conversion of the 2041 Notes, will be exempt from United States income or withholding tax provided that: (i) such Non-United States holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-United States holder of a trade or business in the United States (and, generally, if an income tax treaty applies, the payments and gains are not attributable to a U.S. permanent establishment maintained by the Non-United States holder); (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on The NASDAQ Global Market); and (v) we are not a “United States real property holding corporation.” We believe that we are not and do not anticipate becoming a “United States real property holding corporation.”

If a Non-United States holder were deemed to have received a constructive dividend (see “—Constructive dividends” above), the Non-United States holder will generally be subject to United States federal withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend. Because a constructive dividend deemed received by a Non-United States holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a Non-United States holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the 2041 Notes.

The statement requirement referred to in clause (ii) of the second preceding paragraph will be fulfilled if the beneficial owner of a 2041 Note certifies on a properly executed IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements. If a Non-United States holder is eligible for the benefits of an applicable treaty, a Non-United States holder might also be able to obtain an exemption from, or a reduction in, the withholding taxes discussed in the preceding paragraphs by providing a properly executed IRS Form W-8BEN (or successor form) claiming the benefits of such treaty. If a Non-United States holder of the 2041

Notes is engaged in a trade or business in the United States, and if income and gain with respect to the 2041 Notes is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies and the income and gain is attributable to a U.S. permanent establishment maintained by the Non-United States holder), the Non-United States holder, although exempt from the withholding taxes discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest, constructive dividends and on any gain realized on the sale, taxable exchange, repurchase, redemption or conversion of the 2041 Notes in the same manner as if it were a United States holder. In lieu of an IRS Form W-8BEN (or successor form), such a Non-United States holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-United States holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup withholding and information reporting

Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of the 2041 Notes) on, and the proceeds of dispositions of, the 2041 Notes may be subject to United States federal backup withholding if the United States holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States certification requirements. In addition, a United States holder may also be subject to information reporting with respect to income on the 2041 Notes unless such holder provides proof of an applicable exemption from the information reporting rules. Information returns will be filed with the IRS in connection with payments on the 2041 Notes held by Non-United States holders. A Non-United States holder may be subject to United States backup withholding on payments on the 2041 Notes and the proceeds from a sale or other disposition of the 2041 Notes, and information returns may be filed with the IRS in connection with such proceeds, unless the Non-United States holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well. Any amounts so withheld will be allowed as a credit against a holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

Interests of directors and executive officers

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any 2036 Notes.

The Dealer Managers

The Sole Lead Dealer Manager for the Exchange Offer is J.P. Morgan Securities Inc. and the Co-Dealer Manager is Goldman, Sachs & Co. The address and telephone number for the Sole Lead Dealer Manager is set forth on the back cover of this prospectus. The Dealer Managers for the Exchange Offer will perform services customarily provided by investment banking firms acting as Dealer Managers of exchange offers of a like nature, including, but not limited to, soliciting tenders of the 2036 Notes pursuant to the Exchange Offer and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks and trust companies and other persons, including the holders of the 2036 Notes. The Dealer Managers will receive customary compensation for such services. The Dealer Managers have agreed to reimburse us for certain out-of-pocket expenses incurred in connection with the Exchange Offer. We have also agreed to indemnify the Dealer Managers against certain claims and liabilities, including those that may arise under the U.S. federal securities laws.

The Dealer Managers and their respective affiliates have rendered, and the Dealer Managers may in the future render, various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The Dealer Managers have received, and the Dealer Managers may in the future receive, customary compensation from us and our subsidiaries for such services.

The Dealer Managers and their respective affiliates may from time to time hold 2036 Notes, shares of our common stock and other securities of ours in their proprietary accounts, which holdings may be substantial. The Dealer Managers and their respective affiliates currently hold 2036 Notes, and, to the extent they own 2036 Notes in these accounts at the time of the Exchange Offer, the Dealer Managers and their respective affiliates may tender such 2036 Notes for exchange pursuant to the Exchange Offer. During the course of the Exchange Offer and subject to applicable law, the Dealer Managers and their respective affiliates may trade 2036 Notes and shares of our common stock or effect transactions in other securities of ours for their own account or for the accounts of their customers. As a result, the Dealer Managers and their respective affiliates may hold a long or short position in the 2036 Notes, our common stock or other of our securities.

The exchange agent

We have appointed U.S. Bank National Association as the Exchange Agent for the Exchange Offer. We have agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer. We have also agreed to indemnify the Exchange Agent against certain claims and liabilities, including those that may arise under the U.S. federal securities laws. All completed letters of transmittal and requests for assistance in connection with the tender of your 2036 Notes, should be directed to the Exchange Agent as set forth on the back cover of this prospectus.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS IS NOT A VALID DELIVERY.

The information agent

The Information Agent for the Exchange Offer is D.F. King & Co., Inc. Its address and telephone number are set forth on the back cover of this prospectus. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer. We have also agreed to indemnify the Information Agent against certain claims and liabilities, including those that may arise under the U.S. federal securities laws. Any requests for assistance in connection with the Exchange Offer or for additional copies of this prospectus, the related letter of transmittal and other materials related to this Exchange Offer, including the form of notice of guaranteed delivery and the form of notice of withdrawal, should be directed to the Information Agent at the addresses set forth on the back cover of this prospectus.

Legal matters

The validity of the 2041 Notes issuable in the Exchange Offer will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California. The validity of the 2041 Notes issuable in the Exchange Offer will be passed upon for the Dealer Managers by Davis Polk & Wardwell LLP, Menlo Park, California.

Experts

The consolidated financial statements and schedule of American Medical Systems Holdings, Inc. appearing in American Medical Systems Holdings, Inc.’s Annual Report on Form 10-K for the year ended January 3, 2009, as revised by a Current Report on Form 8-K dated August 4, 2009, and the effectiveness of American Medical Systems Holdings, Inc.’s internal control over financial reporting appearing in American Medical Systems Holdings, Inc.’s Annual Report on Form 10-K for the year ended January 3, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

By Overnight Delivery or Mail (Registered or Certified Mail Recommended): U. S. Bank National Association 60 Livingston Ave. St. Paul, Minnesota 55107 Attn: Specialized Finance	By Facsimile Transmission: (651) 495-8097 Confirmation number: (800) 934-6802

By Hand: U. S. Bank National Association 60 Livingston Avenue 1st Floor—Bond Drop Window St. Paul, MN 55107

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (800) 549-6697

Additional copies of this prospectus, the letter of transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at our expense. Questions and requests for assistance regarding the procedures to be followed for tendering your 2036 Notes should be directed to the Information Agent. For all other questions, please contact the Sole Lead Dealer Manager.

The Sole Lead Dealer Manager for the Exchange Offer is:

J.P. Morgan Securities Inc.

Convertible Bond Desk

383 Madison Avenue, Floor 5

New York, New York 10179

Toll-Free: (800) 261-5767

Collect: (212) 622-2781

The Co-Dealer Manager for the Exchange Offer is:

Goldman, Sachs & Co.

Part II

Information not required in document

Item 20.	Indemnification of officers and directors

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation provides, among other things, that the personal liability of our directors is so eliminated.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

Our Second Amended and Restated Certificate of Incorporation provides that we will, and Delaware law permits us to, under certain situations, indemnify any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding upon board approval. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by, or in the right of us. Our bylaws also provide that we will indemnify our directors or officers, and any employee, to the fullest extent under Delaware law. Reference is made to Section 145 of the Delaware General Corporation Law, bylaws and our Second Amended and Restated Certificate of Incorporation.

We maintain an insurance policy providing for indemnification of our officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

We have entered into indemnification agreements with our directors, executive officers and certain other employees, and change in control agreements with our executive officers with indemnification obligations after a change in control. Our indemnification agreements provide that we will, under certain circumstances, and subject to certain limitations, indemnify our directors and officers who are made or are threatened to be made a party to a suit or proceeding, by reason of their official capacity with us, against losses, liabilities, damages, judgments, penalties, fines, settlements and reasonable expenses. Our change in control agreements provide that we will indemnify our officers to the same extent as the indemnification agreements for any matter that arises prior to the change in control, subject to certain time restrictions. In addition to indemnification provided for in our Second Amended and Restated Certificate of Incorporation and bylaws, we intend to enter into indemnification agreements with any new directors and indemnification and change in control agreements with any new executive officers in the future.

Item 21.	Exhibits and financial statement schedules

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit	Prior Filing

1.1	Form Dealer Manager Agreement by and among American Medical Systems Holdings, Inc., the Guarantors (as defined therein) and J.P.Morgan Securities Inc., as Dealer Manager.	Filed herewith

3.1	Second Amended and Restated Certificate of Incorporation of the Company.	Incorporated by reference to Exhibit 3.1 of the Company’s Form S-3 filed on June 19, 2006 (File No. 333-135135).

3.2	Bylaws, as amended, of the Company.	Incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K for the Fiscal Year Ended January 3, 2004 (File No. 000-30733).

4.9	Indenture, dated as of June 27, 2006, between American Medical Systems Holdings, Inc., the Notes Guarantors (as defined therein), and U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on June 28, 2006 (File No. 000-30733).

4.10	Form of 3 1/4% Convertible Senior Subordinated Note.	Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed on June 28, 2006 (File No. 000-30733).

4.11	First Supplemental Indenture, dated as of September 6, 2006, by and between Laserscope and U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on September 8, 2006 (File No. 000-30733).

4.12	Guarantee, dated as of September 6, 2006, made by Laserscope in favor of U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed on September 8, 2006 (File No. 000-30733)

4.13	Form of Indenture by and among American Medical Systems Holdings, Inc., the Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, as Trustee, governing 2041 Notes.	Filed herewith

4.14	Form of 3.75% Convertible Senior Subordinated Notes due 2041.	Included in Exhibit 4.13

5.1	Opinion of Latham & Watkins LLP.	Filed herewith

8.1	Tax opinion of Latham & Watkins LLP.	Filed herewith

12.1	Statement re computation of ratios.	Filed herewith

23.1	Consent of Ernst & Young LLP.	Filed herewith

23.2	Consent of Latham & Watkins LLP.	Included in Exhibit 5.1

23.3	Consent of Latham & Watkins LLP.	Included in Exhibit 8.1

24.1	Powers of Attorney.	Included on signature page

Exhibit No.	Description of Exhibit	Prior Filing

25.1	Form T-1 of U.S. Bank National Association, under the Trust Indenture Act of 1939.	Filed herewith

99.1	Form of Letter of Transmittal.	Filed herewith

99.2	Form of Notice of Guaranteed Delivery.	Filed herewith

99.3	Form of Notice of Withdrawal.	Filed herewith

The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.

(b) Financial Statement Schedules. Incorporated herein by reference to Item 8 of the Company’s Annual Report on Form 10-K for the Year Ended January 3, 2009.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(d) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of American Medical Systems Holdings, Inc.’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form,

within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, Minnesota, on August 14, 2009.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:	/s/ ANTHONY P. BIHL, III
Name: Anthony P. Bihl, III
Title: President and Chief Executive Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony P. Bihl, III and Mark A. Heggestad and each of them, each of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with American Medical Systems Holdings, Inc., and on the dates indicated.

Signature	Title	Date
/s/ ANTHONY P. BIHL, III Anthony P. Bihl, III	Director, President and Chief Executive Officer (Principal Executive Officer)	August 14, 2009

/s/ MARK A. HEGGESTAD Mark A. Heggestad	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2009

/s/ RICHARD B. EMMITT Richard B. Emmitt	Director	August 14, 2009

/s/ ALBERT JAY GRAF Albert Jay Graf	Director	August 14, 2009

/s/ JANE E. KIERNAN Jane E. Kiernan	Director	August 14, 2009

/s/ ROBERT MCLELLAN, M.D. Robert McLellan, M.D.	Director	August 14, 2009

/s/ CHRISTOPHER H. PORTER, PH.D. Christopher H. Porter, Ph.D.	Director	August 14, 2009

/s/ D. VERNE SHARMA D. Verne Sharma	Director	August 14, 2009

/s/ THOMAS E. TIMBIE Thomas E. Timbie	Director	August 14, 2009

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, American Medical Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on August 14, 2009.

AMERICAN MEDICAL SYSTEMS, INC.

By:	/s/ ANTHONY P. BIHL, III
Name: Anthony P. Bihl, III
Title: President and Chief Executive Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony P. Bihl, III and Mark A. Heggestad and each of them, each of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with American Medical Systems, Inc., and on the dates indicated.

Signature	Title	Date
/s/ ANTHONY P. BIHL, III Anthony P. Bihl, III	Director, President and Chief Executive Officer	August 14, 2009

/s/ MARK A. HEGGESTAD Mark A. Heggestad	Director, Executive Vice President and Chief Financial Officer	August 14, 2009

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, AMS Sales Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on August 14, 2009.

AMS SALES CORPORATION

By:	/s/ ANTHONY P. BIHL, III
Name: Anthony P. Bihl, III
Title: President and Chief Executive Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony P. Bihl, III and Mark A. Heggestad and each of them, each of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with AMS Sales Corporation, and on the dates indicated.

Signature	Title	Date
/s/ ANTHONY P. BIHL Anthony P. Bihl, III	Director, President and Chief Executive Officer	August 14, 2009

/s/ MARK A. HEGGESTAD Mark A. Heggestad	Director, Executive Vice President and Chief Financial Officer	August 14, 2009

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, AMS Research Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on August 14, 2009.

AMS RESEARCH CORPORATION

By:	/s/ ANTHONY P. BIHL, III
Name: Anthony P. Bihl, III
Title: President and Chief Executive Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony P. Bihl, III and Mark A. Heggestad and each of them, each of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with AMS Research Corporation, and on the dates indicated.

Signature	Title	Date
/s/ ANTHONY P. BIHL, III Anthony P. Bihl, III	Director, President and Chief Executive Officer	August 14, 2009

/s/ MARK A. HEGGESTAD Mark A. Heggestad	Director, Executive Vice President and Chief Financial Officer	August 14, 2009

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Laserscope certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on August 14, 2009.

LASERSCOPE

By:	/s/ ANTHONY P. BIHL, III
Name: Anthony P. Bihl, III
Title: President and Chief Executive Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony P. Bihl III and Mark A. Heggestad and each of them, each of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with Laserscope, and on the dates indicated.

Signature	Title	Date
/s/ ANTHONY P. BIHL, III Anthony P. Bihl, III	Director, President and Chief Executive Officer	August 14, 2009

/s/ MARK A. HEGGESTAD Mark A. Heggestad	Director, Executive Vice President and Chief Financial Officer	August 14, 2009

Exhibit index

Exhibit no.	Description of exhibit	Prior filing

1.1	Form Dealer Manager Agreement by and among American Medical Systems Holdings, Inc., the Guarantors (as defined therein) and J.P.Morgan Securities Inc., as Dealer Manager.	Filed herewith

3.1	Second Amended and Restated Certificate of Incorporation of the Company.	Incorporated by reference to Exhibit 3.1 of the Company’s Form S-3 filed on June 19, 2006 (File No. 333-135135).

3.2	Bylaws, as amended, of the Company.	Incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K for the Fiscal Year Ended January 3, 2004 (File No. 000-30733).

4.9	Indenture, dated as of June 27, 2006, between American Medical Systems Holdings, Inc., the Notes Guarantors (as defined therein), and U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on June 28, 2006 (File No. 000-30733).

4.10	Form of 3 1/4% Convertible Senior Subordinated Note.	Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed on June 28, 2006 (File No. 000-30733).

4.11	First Supplemental Indenture, dated as of September 6, 2006, by and between Laserscope and U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on September 8, 2006 (File No. 000-30733).

4.12	Guarantee, dated as of September 6, 2006, made by Laserscope in favor of U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed on September 8, 2006 (File No. 000-30733)

4.13	Form of Indenture by and among American Medical Systems Holdings, Inc., the Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, as Trustee, governing 2041 Notes.	Filed herewith

4.14	Form of 3.75% Convertible Senior Subordinated Notes due 2041.	Included in Exhibit 4.13

5.1	Opinion of Latham & Watkins LLP.	Filed herewith

8.1	Tax opinion of Latham & Watkins LLP.	Filed herewith

12.1	Statement re computation of ratios.	Filed herewith

23.1	Consent of Ernst & Young LLP.	Filed herewith

23.2	Consent of Latham & Watkins LLP.	Included in Exhibit 5.1

23.3	Consent of Latham & Watkins LLP.	Included in Exhibit 8.1

24.1	Powers of Attorney.	Included on signature page

Exhibit no.	Description of exhibit	Prior filing

25.1	Form T-1 of U.S. Bank National Association, under the Trust Indenture Act of 1939.	Filed herewith

99.1	Form of Letter of Transmittal.	Filed herewith

99.2	Form of Notice of Guaranteed Delivery.	Filed herewith

99.3	Form of Notice of Withdrawal.	Filed herewith

The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.